      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1998


                                                      REGISTRATION NO. 333-47327
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          GERBER CHILDRENSWEAR, INC.*
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                          62-1624764                            2300
 (STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER             (PRIMARY STANDARD INDUSTRIAL
  INCORPORATION OR ORGANIZATION)          IDENTIFICATION NO.)            CLASSIFICATION CODE NUMBER)


                                7005 PELHAM ROAD
                                    SUITE D
                              GREENVILLE, SC 29615
                           TELEPHONE: (864) 987-5200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              MR. EDWARD KITTREDGE
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                           GERBER CHILDRENSWEAR, INC.
                                7005 PELHAM ROAD
                                    SUITE D
                              GREENVILLE, SC 29615
                           TELEPHONE: (864) 987-5200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                   LANCE C. BALK, ESQ.                                      VALERIE FORD JACOB, ESQ.
                     KIRKLAND & ELLIS                               FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                   153 EAST 53RD STREET                                        ONE NEW YORK PLAZA
                 NEW YORK, NEW YORK 10022                                      NEW YORK, NY 10004
                 TELEPHONE:(212) 446-4800                                  TELEPHONE: (212) 859-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

=======================================================================================================
       TITLE OF EACH CLASS                 PROPOSED MAXIMUM
          OF SECURITIES                   AGGREGATE OFFERING                      AMOUNT OF
        TO BE REGISTERED                       PRICE(1)                      REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share..........................             $62,100,000                        $18,319.50
=======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (o) of Rule 457 of the Securities Act.


(2) The registration fee was previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


*Registrant's name is GCIH, Inc. and will be changed to Gerber Childrenswear, Inc. in connection with the consummation of the Offering and other transactions contemplated hereby including the merger of Gerber Childrens-wear, Inc. into GCIH, Inc., the amendment and restatement of the Company's Certificate of Incorporation and the exchange of GCIH, Inc. stock (each as described on page 59 of the Prospectus).

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 8, 1998


PROSPECTUS

                                  GERBER LOGO

                                3,600,000 SHARES

                           GERBER CHILDRENSWEAR, INC.

                                  COMMON STOCK
                            ------------------------

     All of the 3,600,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by Gerber Childrenswear, Inc. (the "Company").
     The Company has two classes of authorized capital stock: (i) Common Stock, which is being offered hereby, and (ii) Class B Common Stock, which is not being offered hereby. The two classes of capital stock are substantially identical except that the shares of Class B Common Stock are non-voting and are convertible at any time at the holder's option into shares of Common Stock on a one-for-one basis. See "Description of Capital Stock."
     Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. For a discussion relating to the factors considered in determining the initial public offering price, see "Underwriting." The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "GCW," subject to official notice of issuance. No listing application has been made for the Class B Common Stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================================
                                             PRICE TO                    UNDERWRITING                  PROCEEDS TO
                                              PUBLIC                     DISCOUNT(1)                    COMPANY(2)
---------------------------------------------------------------------------------------------------------------------------
Per Share........................               $                             $                             $
---------------------------------------------------------------------------------------------------------------------------
Total(3).........................               $                             $                             $
===========================================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $1,000,000.

(3) The Company has granted the Underwriters an option to purchase up to an additional 540,000 shares of Common Stock, exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $          , $          and $          ,
    respectively. See "Underwriting."
                            ------------------------


     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. It is expected that delivery of the shares of Common Stock
will be made in New York, New York on or about                , 1998.


                            ------------------------

MERRILL LYNCH & CO.
                             BEAR, STEARNS & CO. INC.
                                                     LEHMAN BROTHERS
FURMAN SELZ                                 WASSERSTEIN PERELLA SECURITIES, INC.
                            ------------------------
             The date of this Prospectus is                , 1998.

                    LOGOS AND PICTURES INCLUDE THE FOLLOWING
 LOGOS AND PRODUCTS BEARING SUCH LOGOS: GERBER, ALWAYS BABY BY GERBER, CURITY,
     BABY LOONEY TUNES, WILSON, CONVERSE, COCA-COLA AND DUNLOP. ALL OF SUCH
             PRODUCTS ARE PRODUCED AND DISTRIBUTED BY THE COMPANY.

     Certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements (including the Notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, the information set forth in this Prospectus gives effect to the transactions described herein under "Certain Relationships and Related Transactions -- The Reorganization." References in this Prospectus to the "Company" shall, as the context requires, refer to Gerber Childrenswear, Inc. (and its predecessor), together with its wholly-owned direct and indirect subsidiaries. References in this Prospectus to "Gerber" refer to Gerber Childrenswear, Inc. References in this Prospectus to "Auburn" shall, as the context requires, collectively refer to Auburn Holdings, Inc., Auburn Hosiery Mills, Inc., GCI Spainco., S.L. (a Spanish corporation formed on March 24, 1998), Sport Socks Co. (UK) Limited (a wholly-owned subsidiary of Auburn Hosiery Mills, Inc.) and Sport Socks Co. (Ireland) Limited, each a wholly-owned direct or indirect subsidiary of Gerber Childrenswear, Inc. Data included in this Prospectus regarding the size, growth and factors affecting the markets for infant and toddler apparel and for hosiery, the Company's market position, demographic trends, market share and other similar matters are approximations based upon data from The NPD Group, Inc. and beliefs of the Company. Such beliefs are based upon industry studies in which the Company participates, specific studies commissioned by the Company and management's discussions with customers, collective experience, knowledge of the industry and attendance at industry conferences. Unless otherwise indicated, the information set forth in this Prospectus does not give effect to the exercise of the Underwriters' overallotment option.

                                  THE COMPANY

     Gerber Childrenswear, Inc. is a leading marketer of infant and toddler apparel and related products, offering products under its flagship brand, Gerber, as well as the Baby Looney Tunes and Curity brand names and the Onesies trademark. The Gerber name and baby head logo are among the best recognized in the infant and toddler industry. The Company believes that Gerber is the leading provider of infant and toddler apparel and related products, based on dollar volume and breadth of product offering, to volume retailers, which constitute the fastest growing segment of the retail industry. The Company also distributes products to mid-tier department stores and specialty retailers. Gerber holds a leading market share, based on dollar volume, in its distribution channels in the underwear, blanket sleeper and cloth diaper categories. The Company believes that these leading positions in addition to strong consumer recognition of its brands provide opportunities for Gerber to leverage its brands into other product categories including sleep 'n play, bed & bath, playwear, bibs, hosiery and gift sets where Gerber has a growing presence. See "Business -- Gerber -- Products."

     In addition, in order to build upon the Company's expertise as a low-cost supplier of branded merchandise to volume retailers, the Company acquired all of the capital stock of Auburn in December 1997 (the "Recent Acquisition") for approximately $40.0 million in cash. Auburn manufactures, markets and sells branded sport socks for men, women and children under established brand names such as Wilson, Coca-Cola and Converse in the U.S., Europe and other international territories and under the Dunlop brand name in Europe. Auburn markets to a diversified customer base in the U.S. and Europe, including volume retailers, department stores, wholesale clubs and major sporting goods chains. As a result of the Recent Acquisition, the Company markets products in over 25 countries. The Company believes that Auburn's expertise in hosiery will position it to capitalize on growth opportunities and the Recent Acquisition will provide opportunities to achieve certain economies of scale and efficiencies in the areas of purchasing (e.g. yarn), data processing, and selling, general and administrative expenses (e.g. property and casualty insurance). See "Business -- Auburn." In 1997, pro forma for the Recent Acquisition, the Company's net sales and income from continuing operations were $270.1 million and $6.6 million, respectively.

     In January 1996, Gerber Childrenswear, Inc. was acquired from Gerber Products Company ("GPC") by a group of investors led by Edward Kittredge, the Company's Chairman, President and Chief Executive Officer, who assembled Gerber's current management team (the "Original Acquisition"). Since the Original Acquisition, GPC has not owned any capital stock of the Company, nor have GPC and the Company shared common directors, officers or employees. The new management team, under the direction of Mr. Kittredge, developed a series of initiatives to strengthen Gerber's financial results and improve its operations. To achieve cost efficiencies, Gerber consolidated manufacturing facilities, established a flexible production strategy including domestic and offshore manufacturing and sourcing components, extended the payment terms of certain supply arrangements, centralized finished product purchasing across all product categories and enhanced its compensation system. See "Business -- The Company."


     The U.S. retail market for infant and toddler apparel and related products is estimated at $7.0 billion in 1997, and has grown in dollar volume at a compound annual rate of 8.0% since 1991. The Company believes that this classic niche market is well-insulated from major changes in fashion trends and is less sensitive to general economic cycles due to the consistent level of infant births in the U.S., at slightly less than 4 million annually from 1989 to 1997 (based on U.S. Census data as reported by the National Center for Health Statistics), and the high consumption rate for apparel products as infants experience frequent size changes. Annual apparel spending per infant increased to $329 in 1996 from $250 in 1993 according to U.S. Census data, representing compound annual growth of 9.6%. The Company believes the market offers continued growth prospects due to demographic factors including (i) more women having children at an older age and returning to work thereafter, resulting in greater disposable income for expenditures on children; and (ii) an increasing number of grandparents, who represent a key consumer segment for infant and toddler products. Within the infant and toddler industry, greater emphasis on value has shifted consumer purchases away from traditional department stores and toward more value-conscious retail channels, including volume retailers and mid-tier department stores. Additionally, the industry is highly fragmented and services volume retailers who are interested in limiting their purchases to a smaller number of well-capitalized vendors with a broad base of branded products. The Company believes that its strong brand names, leading market positions, broad product offerings and strong customer relationships with volume retailers and mid-tier department stores position it to benefit from industry trends. See "Business -- The Company."

                             COMPETITIVE STRENGTHS


     The following factors serve as the Company's competitive strengths and distinguishing characteristics:



     STRONG BRAND NAME RECOGNITION. The Company believes that Gerber is one of the most recognized brands in the infant and toddler apparel industry with a reputation for consistently delivering high quality products with innovative design features at competitive prices. The Gerber brand name was first introduced for baby food in 1928 by GPC, which holds an approximately 65% market share in the baby food industry. In addition, the Company believes that its popular Baby Looney Tunes brand name (used on products at slightly higher price points) is recognized for its use of characters, bright colors and higher fashion content. The Company also benefits from the strong recognition of its Onesies trademark (developed for its line of infant underwear). See
"Business -- Gerber -- Brands" and "Business -- Licensing and Trademarks." Additionally, as a result of the Acquisition, the Company offers sport socks under the Wilson, Converse, Coca-Cola and Dunlop brand names licensed by Auburn. See "Business -- Auburn" and "Business -- Licensing and Trademarks."



     LEADING MARKET POSITIONS IN CORE PRODUCT CATEGORIES. The Company believes it is the leading provider of infant and toddler apparel and related products to volume retailers, which constitute the fastest growing segment of the retail industry. The Company also distributes products to mid-tier department stores and specialty retailers. Gerber holds a leading market share in its distribution channels in the underwear, blanket sleeper and cloth diaper categories. Management's strategy is to leverage these competitive advantages to further penetrate other product categories, whether acquired or internally developed. See "Business -- Competitive Strengths" and "Business -- Gerber."


     HIGH QUALITY, INNOVATIVE PRODUCTS. The Company believes that it has developed a reputation for high quality and innovative products and that this has played a critical role in its long-standing strong market positions. In 1982, Gerber designed and developed Onesies, an innovative one-piece underwear garment, which resulted in a new category of infant apparel which Gerber believes consumers identify with the Onesies trademark. Most recently, Gerber introduced the Swim-per, a swim diaper, and Nap 'N Go, a portable daycare mat. See "Business -- Gerber."


     LOW-COST SUPPLIER. The Company actively manages the manufacturing and sourcing of its products to optimize efficiencies. Of the products manufactured and sourced offshore, the majority were through manufacturing operations that are owned or dedicated exclusively to the Company's products. See
"Business -- Gerber -- Manufacturing and Sourcing -- Raw Materials Sourcing." In addition, the Company believes that its centralized planning, purchasing and distribution systems have enhanced its cost competitiveness through reduced distribution costs, minimization of product delays and economies of scale.



     LONG-TERM CUSTOMER RELATIONSHIPS AND EMPHASIS ON CUSTOMER SERVICE. Gerber enjoys well-established, long-term relationships with its customers, many of which have been maintained at multiple levels from sales to senior management. In certain cases, members of Gerber's senior management and sales force have maintained relationships with Gerber's customers for over 30 years. Moreover, the Company believes its broad product offerings, emphasis on customer service and proven reliability provide a competitive advantage as retailers consolidate and seek a smaller number of well-capitalized vendors with a broad base of branded products. Gerber works closely with its principal customers to assist in the management of their inventories and has invested in warehousing and distribution facilities and information systems development, including an electronic data interchange ("EDI") system and a vendor managed inventory ("VMI") program. See "Business -- Management Information Systems." In addition, Gerber's information systems enable it to provide customized merchandising and space allocation recommendations and other category management services to its retail customers. Gerber currently provides such customized services for Wal-Mart Stores, Inc. ("Wal-Mart") in certain product categories. See
"Business -- Competitive Strengths," "Business -- Gerber" and
"Business -- Customers."


     DEVELOPMENT OF MANAGEMENT AND OPERATING INFORMATION SYSTEMS. Gerber has made significant investments in the development of management information systems ("MIS") and plans to make additional capital expenditures to further refine such systems. Gerber believes that it will continue to benefit from these systems through its ability to effectively manage inventory, improve sales and reduce operating costs. Gerber currently serves all major volume retailers through its EDI system, which allows customers to send orders to Gerber more quickly and efficiently. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     EXPERIENCED MANAGEMENT TEAM WITH A SIGNIFICANT STAKE IN THE COMPANY. The Company's Chairman, President and Chief Executive Officer, Edward Kittredge, has had over 35 years of diverse experience in the textile and apparel industry and the Company's top five senior managers average more than 25 years of experience in the apparel industry. The sales and merchandising team has been strengthened with the recent additions of Robert P. Robertson as Senior Vice President of Sales and Marketing and Mary-beth Boughton as Vice President of Merchandising (focused on mid-tier department stores). After giving effect to the Reorganization and the Offering, management will own approximately 13.0% of the total outstanding capital stock of the Company on a diluted basis (including the shares of Class B Common Stock issuable upon the exercise of the warrant). See "Management."

                               BUSINESS STRATEGY

     The key elements of the Company's business strategy to remain a low-cost supplier of high quality, branded products to volume retailers include:


     ENHANCE OFFERING OF HIGH QUALITY, INNOVATIVE PRODUCTS. The Company's strategy is to leverage the Gerber, Baby Looney Tunes and Curity brands into additional products, including product segments in which the Company is under-represented. For example, the Company is under-represented in the approximately $1.8 billion playwear market and in the approximately $600 million fleece/outerwear market, in each case based on retail sales. In order to grow its market share in these product lines, Gerber recently enhanced its line of Baby Looney Tunes playwear and introduced a new line of Gerber fleecewear. The Company believes that these categories present significant growth opportunities.

     EXPAND INTO NEW AND STRENGTHEN EXISTING DISTRIBUTION CHANNELS. The Company's plan is to continue to leverage its strong brand names to expand into new distribution channels in the U.S. and abroad. Gerber recently targeted the mid-tier department store channel with product lines such as Always Baby by Gerber. Gerber's strategy is to emphasize marketing efforts to increase product breadth in existing distribution channels in which it believes some of its product lines are under-represented. In addition, management believes that the Gerber, Baby-Looney Tunes and Curity lines of products have growth opportunities in the food and drug, variety, off-price apparel, catalog, dollar store, wholesale club and mid-tier department store distribution channels.



     FURTHER PENETRATE INTERNATIONAL MARKETS. Gerber currently has an exclusive license to use the Gerber brand name on certain infant and toddler apparel and textile products in the U.S., Canada and the Caribbean and a right of first refusal to use the Gerber name in Central and South America. Gerber branded products are currently being shipped in the U.S. and to Canada and the Caribbean. The Company's plan is to leverage the Gerber brand name to expand its presence in international markets in which the Gerber brand name is established for baby food, and believes that such markets represent expansion opportunities.


     MAXIMIZE OPERATING EFFICIENCIES. The Company's strategy is to continue to improve operating efficiencies and productivity in order to offer its customers high quality products at competitive prices. The Company's plan is to continue to optimize product sourcing to achieve economies of scale and to eliminate certain duplicative operations in connection with the acquisition of Auburn.


     LEVERAGE EXPERTISE THROUGH SELECTIVE ACQUISITIONS. The Company intends to grow by acquisition and, consistent with such strategy, regularly evaluates acquisition candidates and engages in discussions from time to time regarding potential acquisitions. The Company believes that numerous acquisition candidates exist within the infant and toddler apparel industry. In addition, the Company believes that other acquisition opportunities exist in similar high volume, basic branded apparel businesses where the Company can leverage its core competencies. The Company is neither currently negotiating nor has any current or pending plans, arrangements, understandings or agreements with respect to any acquisitions.


                               RECENT ACQUISITION

     The Company acquired all of the capital stock of Auburn in December 1997 for approximately $40.0 million in cash. Auburn manufactures, markets and sells branded sport socks for men, women and children under established brand names such as Wilson, Coca-Cola and Converse in the U.S. and internationally and under the Dunlop brand name in Europe. Auburn has operations in the United States and Ireland. Auburn markets to a diversified customer base in the U.S. and Europe, including volume retailers, department stores, wholesale clubs and major sporting good chains. These strong brand names and Auburn's long-term reputation for quality facilitate a multi-channel distribution strategy. Auburn competes effectively in these distribution channels by offering its branded products at competitive prices, acting as a low-cost producer with the ability to service customers with quick turnaround, and maintaining strong customer relations. In addition, with its acquisition by Gerber, Auburn has added to these core competencies the ability to access capital for future growth and investment in operations. For the year ended December 31, 1997, Auburn had net sales of approximately $69.6 million. See "Business -- Auburn."

     Auburn competes in the highly fragmented hosiery industry, which has significant branded and private label components. Competition within the industry is generally based on price, quality, service, brand recognition and style. The Company believes that advances in technology in hosiery manufacturing will result in a smaller number of well-capitalized hosiery manufacturers. The Company believes that Auburn is well positioned to benefit from such consolidation due to its strong brands, established channels of distribution, strong customer service, low-cost manufacturing capabilities and access to capital. The Company also believes that significant growth opportunities exist through taking market share from private label producers, which comprise a significant portion of the hosiery industry. In addition, the Company believes that Auburn's European manufacturing facility allows it to be more responsive to the European market, where the Company believes significant opportunity for expansion exists. See "Business -- Auburn -- Manufacturing and
Sourcing -- Distribution and Inventory Management."

     The Company plans to continue to operate Auburn as a wholly-owned subsidiary. The Company believes that the Acquisition will provide certain economies of scale and efficiencies in the areas of purchasing (e.g. yarn), data processing and selling, general and administrative expenses (e.g. property and casualty insurance). In addition, the Company believes that the acquisition of Auburn will provide Gerber with opportunities to further expand its business in international markets through Auburn's solid customer relationships and reputation in Europe.

                                 REORGANIZATION

     Gerber Childrenswear, Inc. was acquired by GCIH, Inc. ("GCIH") in January 1996 from GPC for approximately $61.5 million in cash (subject to purchase price adjustments) and a $12.5 million promissory note. Since the Original Acquisition, GPC has not owned any capital stock of the Company, nor have GPC and the Company shared common directors, officers or employees. In connection with such acquisition and related financing, Citicorp Venture Capital, Ltd. ("CVC"), management, directors and others purchased the equity of GCIH.

     Immediately prior to and in connection with the consummation of the Offering, GCIH and Gerber will consummate a series of transactions pursuant to which GCIH will be recapitalized and reorganized and Gerber will be merged into GCIH (the "Reorganization"). The principal transactions comprising the Reorganization that will occur prior to or in connection with the consummation of the Offering are: (i) the conversion of all of the outstanding shares of preferred stock of GCIH into either common stock of GCIH or the right to receive cash, (ii) the merger of Gerber into and with GCIH, with GCIH being the surviving entity of such merger, and (iii) in connection with such merger, the amendment of the certificate of incorporation of GCIH to provide for (a) the reclassification and exchange of all of the outstanding shares of all classes of common stock and warrants to purchase common stock of GCIH for shares of Common Stock, Class B Common Stock or warrants to purchase Class B Common Stock of GCIH and (b) a change of the corporate name of GCIH, from GCIH to "Gerber Childrenswear, Inc." See "Certain Relationships and Related Transactions -- The Reorganization." Consummation of the Offering is contingent on the completion of the above-described transactions.

     The Company is a Delaware corporation. The Company's principal offices are located at 7005 Pelham Road, Suite D, Greenville, SC 29615, and its telephone number is (864) 987-5200.

                                  THE OFFERING


Common Stock Offered by the Company..................  3,600,000 shares
Common Stock to be outstanding after the Offering:
  Common Stock.......................................  7,647,520 shares(a)
  Class B Common Stock...............................  8,787,465 shares(b)
     Total...........................................  16,434,985 shares
Total Common Stock, Class B Common Stock and Class B
  Common Stock issuable upon the exercise of an
  outstanding warrant(c).............................  19,393,358
Voting Rights........................................  Each share of Common Stock is entitled to one vote per share. Shares of Class B Common Stock
                                                       are not entitled to any votes.
Use of Proceeds......................................  The net proceeds to be received by the Company from the Offering will be used to repay
                                                       certain indebtedness of the Company and to
                                                       redeem certain shares of GCIH's preferred
                                                       stock in connection with the Reorganization.
                                                       See "Use of Proceeds."
Proposed New York Stock Exchange Symbol..............  "GCW"


---------------


(a) Based on the number of shares outstanding as of May 19, 1998. Includes 2,520,173 shares of Common Stock issued to the Company's management, including 1,366,096 vested shares and 1,154,077 unvested shares (as of June 8, 1998). Excludes 750,000 shares reserved for issuance under the Incentive Plan of which options to purchase up to 20,000 shares will be granted in connection with the Offering, at the initial public offering price. Assumes the Underwriters' over-allotment option is not exercised.


(b) Shares of Class B Common Stock are convertible at any time at the holder's option into shares of Common Stock on a one-for-one basis. Shares of Class B Common Stock may not be transferred to anyone other than an affiliate of the holder, unless such Class B Common Stock is first converted by such holder into Common Stock. See "Description of Capital Stock."


(c) Includes 2,958,510 shares of Class B Common Stock, which may be issued upon the exercise of a warrant, net of treasury stock method of 137 shares.


                                  RISK FACTORS

     Purchasers of the Common Stock in the Offering should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. The risk factors set forth under the caption "Risk Factors" include (i) Dependence on Material Licenses, (ii) Dependence on Sales to a Limited Number of Large Customers, (iii) Competition, (iv) Recent Acquisition, (v) Dependence on Key Personnel, (vi) Risks of Third Party Manufacturing and Sourcing, (vii) Costs of Raw Materials and Supplier Relationships, (viii) Risks Associated with Foreign Operations and Import Restrictions, (ix) Risks Associated with Fluctuations in Foreign Currency Exchange Rates, (x) Seasonal Business, (xi) Cost of Environmental Compliance, (xii) Control by Executive Officers and Current Stockholders, (xiii) Shares Eligible for Future Sale; Registration Rights, (xiv) Absence of Dividends; Restrictions on Payment of Dividends, (xv) Certain Anti-Takeover Provisions, (xvi) Dilution, and (xvii) No Prior Public Market; Potential Volatility of Stock Price. See "Risk Factors."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table presents (i) summary historical consolidated financial information of the Company's Predecessor (the "Predecessor Company") for the year ended December 31, 1995, (ii) summary historical consolidated financial information of the Company for the period from January 22, 1996 to December 31, 1996, the year ended December 31, 1997, the first quarter ended March 29, 1997 and the first quarter ended April 4, 1998, and (iii) summary pro forma as adjusted information of the Company for the year ended December 31, 1997 and the first quarter ended April 4, 1998, after giving effect to the Recent Acquisition, the Reorganization and the Offering and the application of the estimated net proceeds therefrom. The historical consolidated financial information of the Predecessor Company for the year ended December 31, 1995 and the Company for the period from January 22, 1996 to December 31, 1996 and the year ended December 31, 1997, have been derived from the financial statements of the Predecessor Company and the Company, respectively, which have been audited by Ernst & Young LLP. The financial data for the three month periods ended April 4, 1998 and March 29, 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended April 4, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The summary pro forma as adjusted information does not purport to represent what the Company's results would have been if such events had occurred at the date indicated, nor does such information purport to project the results of the Company for any future period. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto and the Unaudited Pro Forma Condensed Consolidated Statement of Operations and notes thereto included elsewhere in this Prospectus.

                                                                                          COMPANY
                                                  PREDECESSOR    ----------------------------------------------------------
                                                  Company (a)    PERIOD FROM
                                                  ------------   JANUARY 22,                        FIRST QUARTER ENDED
                                                   YEAR ENDED      1996 TO       YEAR ENDED     ---------------------------
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MARCH 29,       APRIL 4,
                                                      1995         1996 (B)       1997 (C)          1997           1998
                                                  ------------   ------------   ------------    ------------   ------------
STATEMENT OF OPERATIONS DATA:
  Net sales.....................................    $197,401       $185,223       $202,037        $45,350        $64,647
  Cost of sales.................................     156,434        138,608        146,294         32,654         47,212
                                                    --------       --------       --------        -------        -------
  Gross margin..................................      40,967         46,615         55,743         12,696         17,435
  Selling, general and administrative
    expenses....................................      24,633         23,894         27,766          6,718          9,614
  Stock compensation(d).........................      --             --              9,465         --             --
  Other.........................................      --                689            231            514         --
                                                    --------       --------       --------        -------        -------
  Total operating expenses......................      24,633         24,583         37,462          7,232          9,614
                                                    --------       --------       --------        -------        -------
  Income before interest and income taxes.......      16,334         22,032         18,281          5,464          7,821
  Interest expense, net.........................      --              6,308          5,798          1,326          2,262
                                                    --------       --------       --------        -------        -------
  Income before income taxes and extraordinary
    item, net...................................      16,334         15,724         12,483          4,138          5,559
  Provision for income taxes....................       6,270          6,244          4,764          1,614          2,139
                                                    --------       --------       --------        -------        -------
  Income before extraordinary item, net.........      10,064          9,480          7,719          2,524          3,420
  Extraordinary item, net(e)....................      --             --               (708)        --             --
  Less preferred stock dividends................      --             (1,328)        (1,637)          (383)          (452)
                                                    --------       --------       --------        -------        -------
  Net income available to common shareholders...    $ 10,064       $  8,152       $  5,374        $ 2,141        $ 2,968
                                                    ========       ========       ========        =======        =======

                                                               YEAR ENDED     FIRST QUARTER
                                                              DECEMBER 31,        ENDED
                                                                1997(F)      APRIL 4, 1998(G)
                                                              ------------   ----------------
PRO FORMA STATEMENT OF OPERATIONS, AS ADJUSTED(h):
  Net sales.................................................    $270,100         $64,647
  Income before interest and income taxes...................      19,960           7,821
  Interest expense, net.....................................       3,921             939
  Income from continuing operations.........................       9,936           4,233
  Income from continuing operations per basic share.........        0.63(i)         0.27(i)
  Income from continuing operations per diluted share.......        0.51(i)         0.22(i)


                                                                          AT APRIL 4, 1998
                                                              -----------------------------------------
                                                                                            AS FURTHER
                                                               ACTUAL     AS ADJUSTED(J)    ADJUSTED(K)
                                                              --------    --------------    -----------
BALANCE SHEET DATA:
  Working capital...........................................  $ 68,187       $ 67,821        $ 75,187
  Total assets..............................................   178,442        178,442         178,442
  Total debt................................................    94,437         94,437          48,931
  Preferred stock including accrued dividends...............    15,062        --               --
  Shareholders' equity......................................    22,237         36,933          82,805


                                                   (footnotes on following page)

---------------
(footnotes to table on previous page)

(a) The Predecessor Company operated as a wholly-owned subsidiary of GPC until being divested by GPC on January 22, 1996. The financial data for the Predecessor Company is not entirely comparable to that of the Company due to certain factors including the following:

     (i) The Predecessor Company did not incur any royalty expense for the use of the Gerber name and baby head logo. During the period from January 22, 1996 to December 31, 1996, and for fiscal year ended December 31, 1997, the royalty expense to GPC was $1.9 million and $3.5 million, respectively.

     (ii) The Predecessor Company's net sales in 1995 included approximately $8.3 million of net sales at cost to GPC that generated no gross margin. Net sales to GPC in 1996 and 1997 of approximately $6.2 million and approximately $4.3 million, respectively, generated gross margins in 1996 and 1997 of approximately $950,000 and $598,000, respectively.

     (iii) The Predecessor Company was included in various self-insurance programs provided by GPC, including medical, dental, workers' compensation, comprehensive general and excess liability and property damage and business interruption. GPC also provided management information services to the Predecessor Company and allocated a portion of the expenses incurred to the Predecessor Company. In addition, the Predecessor Company was allocated a portion of legal and professional costs for services directly attributable to the Predecessor Company. Certain services were provided by GPC's corporate staff, for which no charge was made to the Predecessor Company. Management believes the aggregate cost of these unallocated services was insignificant. The Predecessor Company was charged for all outside legal and professional expenses directly attributable to it.

     (iv) In 1995, the Predecessor Company had no long term debt and was not charged any interest expense as a subsidiary of GPC.

     (v) The provision for income taxes of the Predecessor Company essentially results from applying the Federal and state statutory rates to the operations of a stand-alone company.

(b) Excludes the Predecessor Company's unaudited operations for the period January 1, 1996 through January 21, 1996. See Note (b) to Selected Consolidated Financial Data.

(c) Includes operating results for Auburn Hosiery Mills, Inc. and Sport Socks Company (Ireland) Limited ("Sport Socks Ireland") for the period December 17, 1997 through December 31, 1997. See Note (c) to Selected Consolidated Financial Data.

(d) Represents expense related to stock compensation incurred in connection with the sale of capital stock to executives and management of the Company below fair market value. See "Certain Relationships and Related Transactions -- Transactions with Management and Directors."

(e) Represents unamortized loan costs and prepayment penalty totaling $708 (net of an income tax benefit of $452) expensed in connection with the replacement of the Company's then existing credit facility with the Credit Agreement (as defined herein).

(f) As adjusted for the Recent Acquisition, the Reorganization, the Offering and the application of the estimated net proceeds therefrom, assuming completion of such events as of January 1, 1997.

(g) As adjusted for the Reorganization, the Offering and the application of the estimated net proceeds therefrom, assuming completion of such events as of January 1, 1998.

(h) Includes $9.5 million of stock compensation expense ($5.8 million after-tax) in the year ended December 31, 1997. See Note (d) above. If further adjusted to exclude such expense, income before interest and income taxes would have been $29,425, income from continuing operations would have been $15,785, and income from continuing operations per basic and diluted shares would have been $1.00 and $0.81 respectively, in each case for the year ended December 31, 1997.


(i) Weighted average shares outstanding used for the computation of income from continuing operations per basic share and for the computation of income from continuing operations per diluted share was (i) 15,800,723 and 19,413,462 shares, respectively, for the year ended December 31, 1997, and (ii) 15,719,791 and 19,278,671 shares, respectively, for the quarter ended April 4, 1998.


(j) As adjusted for the Reorganization, assuming completion thereof as of April 4, 1998.

(k) As adjusted for the Reorganization and the Offering and the application of the estimated net proceeds therefrom, assuming completion of both as of April 4, 1998.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus.

DEPENDENCE ON MATERIAL LICENSES

     The Company is largely dependent on the use of the Gerber name. In 1997, approximately 70% of Gerber's products were sold under the Gerber brand name. The Gerber name and trademark are exclusively licensed to the Company from GPC for use on certain clothing and textile products in the infant and toddler apparel market sold in the United States, Canada and the Caribbean. The product categories covered by the Gerber license include infant and toddler shoes, underwear, sleepwear (including blanket sleepers, pajamas and sleep 'n play), playwear, bed and bath products, reusable cloth diapers and diaper liners, bibs, hosiery, swimwear and gift sets and layette incorporating the above articles, in each case targeted to infants and toddlers of specific sizes. The terms and conditions for use of the Gerber name for other product categories and geographic areas must be negotiated by the Company on an individual basis. The Gerber license extends through 2006, after which there are two five-year renewal periods. See "Business -- Licensing and Trademarks." The loss or limitation of the right to use the Gerber name would have a material adverse effect on the Company's results of operations. GPC retains the rights under the license to produce, distribute, advertise and sell, and to authorize others to produce, distribute, advertise and sell, products under the Gerber name other than clothing and textile products. Negative publicity related to the Gerber name caused by actions not related to the Company or the Company's products could have a material adverse effect on the Company's results of operations. The Company is not required to pay royalty fees to GPC until 2002 (although the Company is recording royalty expense to reflect such fees). The initiation of such royalty payments may adversely affect the Company's cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company also licenses the Baby Looney Tunes brand name from the Warner Brothers division of Time-Warner, Inc. ("Warner Brothers") and the Curity brand name from The Kendall Company. In 1997, approximately 16% and 2% of Gerber's products were sold under the Baby Looney Tunes and Curity brand names, respectively. The Company is licensed to use the Baby Looney Tunes brand name in the U.S. and the Curity brand name in the U.S. and internationally. The Baby Looney Tunes and Curity licenses are limited to certain product categories, including, in the case of Baby Looney Tunes, bath products, bedding, sleepwear, underwear, footwear, socks, layettes and infant and toddler playwear, and in the case of Curity, cloth diapers and diaper liners, underwear, hosiery, sleepwear (including blanket sleepers and sleep 'n play), linens, bedding and certain other products (such as infant car seat covers), in each case to be worn or used for infants and toddlers. The Curity license automatically renews for periods of ten years. The Baby Looney Tunes license has recently been renewed and extends through December 31, 2000. The Company owns the Onesies trademark. The loss or limitation of the right to use either of these names could have a material adverse effect on the Company's financial condition and results of operations.

     Auburn also licenses properties from different companies for its products. The license from Wilson Sporting Goods Co. ("Wilson") expires in 2002 with a five year renewal period if certain sales targets are exceeded. Auburn has held this license since 1982. The license from Wilson can be terminated by Wilson if the employment of either Kevin K. Angliss or Donald J. Murphy with Auburn terminates. The license from Converse Inc. ("Converse") expires on December 31, 2001 with an obligation to enter into good faith discussions in 2001 with respect to a new three year contract. This license can be terminated by Converse if Kevin K. Angliss and Timothy Graham are no longer the principal managers of Auburn's Converse-brand product line. Messrs. Angliss, Murphy and Graham have not entered into employment agreements with Auburn. The Coca-Cola Company ("Coca-Cola") license expires on December 31, 1998 (with a three-year renewal period). The license from Dunlop Slazenger International Ltd. ("Dunlop") expires in 2001 (with a five year renewal period if certain sales targets are exceeded). All of these licenses have particular geographic and other limitations, and the Company negotiates the terms and conditions for the use of such trademarks outside such limitations on an individual basis. The products covered by the licenses include
(i) sport socks in the case of Wilson, (ii) men's, women's and youth's hosiery in all color combinations and styles in the case of Converse, (iii) athletic and casual socks in the case of Coca-Cola, and (iv) sport and casual socks in the case of Dunlop. In 1997, sales of Wilson-brand products accounted for 83% of Auburn's total sales. The loss or limitation of the right to use the Wilson license would have a material adverse effect on the Company's financial condition and results of operations. The loss or limitation of the right to use any of the Coca-Cola, Converse or Dunlop names could have an adverse effect on the Company's financial condition and results of operations.


     There are risks associated with the financial condition of the Company's licensors which are beyond the control of the Company. In the event that a case under the Federal bankruptcy laws is commenced by or against any licensor in the future, the trustee in the bankruptcy case or the licensor, as debtor-in-possession, may have the right to reject such licensor's license agreement. While the Company is not aware of any facts which would make such termination or rejection reasonably likely to occur, in the event of any such termination or rejection, the Company would lose its right to use the licensed intellectual property, which loss would have an adverse effect on the Company's financial condition and results of operations.

     The Company believes that its trademarks and other proprietary rights are material to its success and its competitive position. Accordingly, the Company and its licensors devote substantial resources to the establishment and protection of their trademarks on a worldwide basis. There can be no assurance that the actions taken by the Company and its licensors to establish and protect their trademarks and other proprietary rights will be adequate to protect the Company's intellectual property or to prevent imitation of its products by others. Moreover, no assurance can be given that others will not assert rights in, or ownership of, trademarks and other proprietary rights of the Company or that the Company will be able to successfully resolve such conflicts. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. The Company has not experienced any proprietary license infringements or legal actions that have had a material impact on its financial condition or results of operations. See "Business -- Licensing and Trademarks."

DEPENDENCE ON SALES TO A LIMITED NUMBER OF LARGE CUSTOMERS

     Certain of the Company's volume retailer and mid-tier department store customers account for significant portions of the Company's net sales. Gerber directly services approximately 1,100 retail accounts, with the Company's top 10 customers representing approximately 83% of total 1997 sales. Sales to Wal-Mart, which accounted for a significant percentage of the net sales of infant and toddler apparel in the U.S. in 1997, constituted approximately 44% of Gerber's sales during 1997. Sales to Wal-Mart constituted approximately 48% of Auburn's sales during 1997 (including sales after the Recent Acquisition). No other customer accounted for more than 10% of the Company's 1997 sales on a pro forma basis. A decision by any significant customer or group of stores, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease the amount of merchandise purchased from the Company, or to change its manner of doing business, could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Customers."

     The Company generally does not enter into long-term or other purchase agreements with its customers. Customer orders are received by the Company through one of two methods. With the exception of fashion-oriented and seasonal products, most customer orders are tied to a planogram, which is established by customers for setting up displays within their stores. Generally planograms are revised annually in these merchandise categories. The Company's customers, based on sales data captured at cash registers, generate orders for replenishment goods which are transmitted to the Company through its EDI systems. Replenishment orders for planogram merchandise are generally filled within three days. Under the second program, customer orders for fashion-oriented and seasonal products (e.g., blanket sleepers) are received on a purchase order basis and such orders are filled without an in-season reorder expectation.

     In recent years, the retail industry has experienced consolidation and other ownership changes. In addition, some of the Company's customers have operated and currently operate under the protection of the federal bankruptcy laws. In the future, retailers in the U.S. and in foreign markets may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's business or financial condition, there can be no assurance as to the future effect of such changes.

COMPETITION

     The infant and toddler apparel market is highly competitive. Both branded and private label manufacturers compete in the infant and toddler apparel markets. Competition generally is based upon product quality, brand name recognition, price, selection, service and convenience. Gerber's primary competitors include Fruit of the Loom, Inc. ("Fruit of the Loom"), the Hanes subsidiary of the Sara Lee Corporation ("Hanes"), The William Carter Company ("Carter's"), licensed products and firms using character licenses from Walt Disney Company, Inc. ("Disney") and others. Gerber also competes with certain retailers, including several which are customers of the Company, which have significant private label products offerings. Certain of Gerber's competitors have greater financial resources than the Company. Gerber's ability to compete depends, in substantial part, on the continued high regard for the Gerber brand name and the ability of Gerber to continue to offer high-quality garments at competitive prices.

     The hosiery industry is highly fragmented and has significant branded and private label components. Competition is generally in terms of price, quality, service, brand recognition and style. Auburn's primary competitors include Hanes, which has the largest share of the market, Renfro Corporation ("Renfro"), Neuville Industries, Inc. ("Neuville") and the Russell Corporation ("Russell"). Auburn also competes with certain retailers, including several which are customers of the Company, which have significant private label product offerings. In addition, Auburn competes with private label manufacturers, including small, local manufacturers and large, public companies that have greater financial resources than the Company and larger customer bases. See "Business -- Competition."

RECENT ACQUISITION


     The Company acquired the capital stock of Auburn in December 1997. The ability of the Company to achieve its objectives in connection with the Recent Acquisition are, as with any acquisition, subject to certain risks including, among others, the possible inability to retain certain Auburn personnel, potential negative effects of diverting management resources and the possible failure to retain Auburn's customers. None of Auburn's executive officers have entered or are expected to enter into employment agreements with the Company. In connection with the Offering, however, these executives shall receive stock options which shall be subject to vesting and forfeiture provisions. Moreover, under the terms of Auburn's license with Wilson, Auburn and Gerber are not permitted to consolidate their top management team, sales force, distributors, customer service and manufacturing functions and are not permitted to commingle product lines. As a result, there can be no assurance that the expected benefits from the Auburn acquisition will be achieved on a timely basis or at all. The Company believes, however, that because (i) it acquired Auburn to be a separate, stand-alone business through which it could leverage management expertise to create increased revenues and earnings, (ii) it did not expect the acquisition to create substantial economies or efficiency of scale, and (iii) it does not intend to integrate Auburn with Gerber (in fact, the Wilson license prohibits full integration), the failure to integrate Auburn with Gerber will not adversely effect the Company's financial condition or operating results. See "Business."


DEPENDENCE ON KEY PERSONNEL

     The Company is dependent to a large extent on its ability to attract, motivate and retain an adequate labor force, including management, sales, design, art, manufacturing, merchandising and other personnel. The Company is also dependent to a significant extent upon the continued efforts of its senior management team, including its Chairman, President and Chief Executive Officer, Edward Kittredge, its Senior Vice President,

Richard L. Solar and its Vice President of Finance, Secretary and Treasurer, David E. Uren. The Company has entered into employment agreements with the above-named executive officers which expire in 2001. If, for any reason, such executives do not continue to be active in management, the Company's operations could be materially adversely affected. The Company does not maintain key-man life insurance policies on any of its executive officers or key employees. After the consummation of the Offering, the Company's management will own 13.0% of the total outstanding capital stock of the Company on a diluted basis (including shares of Class B Common Stock issuable upon the exercise of an outstanding warrant). See "Management" and "Principal Stockholders."

RISKS OF THIRD PARTY MANUFACTURING AND SOURCING


     The Company manufactures its products both in the U.S. and abroad and also purchases certain products manufactured by independent manufacturers. In 1997, approximately 60% of Gerber's products, based on total product cost, were manufactured or sourced outside of the United States. The Dominican Republic, Guatemala and Estonia accounted for approximately 42%, 22% and 11% of offshore production, respectively, with Mexico, Taiwan, Hong Kong, Thailand, Russia, China and South Korea accounting for the balance. None of such other countries accounted for 10% or more of offshore production. During 1997, pro forma for the Acquisition, approximately 30% of Gerber's products, based on cost, were manufactured by third party independent manufacturers (including some manufacturers located outside of the United States). The Company generally has no long-term contracts with its independent manufacturing sources and competes with other companies for production facilities and import quota capacity. Such third party manufacturing is typically done on a purchase order basis, pursuant to Contract Service Agreements, which outline responsibilities of the parties. The Company has entered into production agreements with certain independent manufacturers in the United States, Estonia, Guatemala and Mexico, the material terms of which are believed by management, based on discussions with suppliers and management's experience, to be consistent with industry standards. These agreements are generally for terms of one year, payment is due within 30 days, the contractors must provide labor and conduct hiring practices consistent with certain U.S. laws, and pricing terms are negotiated on an item by item basis. No single independent manufacturer engaged by the Company accounted for more than 5% of the Company's pro forma total production in 1997. Although the Company believes that it has established close relationships with its principal manufacturing sources, the Company's future success will depend in some measure on its ability to maintain such relationships. The inability of an independent manufacturer to ship orders of the Company's products in a timely manner or to meet the Company's quality standards could cause the Company to miss the delivery date requirements of its customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Gerber -- Manufacturing and Sourcing."


     The Company requires its independent manufacturers to operate in compliance with applicable laws and regulations, including laws and regulations governing the fire retardancy of certain of the Company's products. The Company monitors the independent manufacturers' compliance with the Company's quality assurance guidelines and other applicable regulations through both internal and external quality assurance inspectors. Additionally, all of the Company's licensors have the right to, and may from time to time, perform independent inspections of facilities utilized by the Company. While the Company's purchasing guidelines promote ethical business practices, the Company does not control such manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer of the Company, or the divergence of an independent manufacturer's labor practices from those generally accepted as ethical in the United States, could have a material adverse effect on the Company. See "Business -- Gerber -- Manufacturing and Sourcing."

COSTS OF RAW MATERIALS AND SUPPLIER RELATIONSHIPS

     The Company depends on certain raw materials such as yarn for the manufacturing of its products. In order to hedge against price increases of yarn, the Company actively manages its cost through contracts with its yarn suppliers with terms of up to one year. This practice generally has enabled the Company to successfully manage the effect of price fluctuations; however, no assurance can be given that the Company will continue to be successful in managing such price fluctuations or that future price fluctuations in yarn and other raw materials will not have a material adverse effect on the Company. With the exception of suppliers located in Ireland, the United Kingdom, Spain, Italy and Germany which provide yarn to the Company's Irish subsidiary, all of the Company's yarn suppliers are located in the U.S. None of such foreign suppliers, either individually or in the aggregate, provide material quantities of yarn to the Company. The Company's primary yarn supplier provides approximately 29.5% of the Company's yarn. Two other suppliers each provide slightly more than 10% of the Company's yarn. Management believes, however, that none of these suppliers are material and that there are many alternate sources from which yarn may be readily obtained. Although the Company has not experienced any difficulty in obtaining yarn and other raw materials, there can be no assurance that any of such supplier relationships will not be terminated in the future. Any sustained interruption in the Company's receipt of adequate supplies could have a material adverse effect on the Company.


RISKS ASSOCIATED WITH FOREIGN OPERATIONS AND IMPORT RESTRICTIONS

     A significant percentage of the Company's products are manufactured outside of the United States, both by the Company in the Dominican Republic and Ireland and by independent manufacturers in a number of other foreign countries, including the Dominican Republic, Guatemala, Estonia, Mexico, Taiwan, Hong Kong, Thailand, Russia, China and South Korea. The Company is therefore subject to the risks generally associated with manufacturing or purchasing products in foreign countries, such as foreign governmental regulations, changes in existing tax laws, social, political or economic instability, currency and exchange risks, disruptions or delays in shipments, restrictions on the transfer of funds and changes in economic conditions in countries in which the Company's manufacturing sources are located, including any risks associated with the loss of China's most favored nation status.

     In addition, the Company depends on exporters to obtain certain raw materials and products. Many of these exporters finance their working capital by obtaining "packing" loans which are backed by letters of credit. As a result of the recent financial and economic instability in Southeast Asia, some exporters have experienced difficulty obtaining such loans and, consequently, have been forced to discontinue operations. None of the Company's exporters have ceased operations at this time. Although the Company's operations could be disrupted if one or more of the Company's larger exporters are forced to terminate their exporting activities, management believes that the Company's flexible sourcing capability would prevent such disruption from materially impacting the Company's results of operations and financial condition. See "Business --
Gerber -- Manufacturing and Sourcing."

     The Company is subject to United States regulations and the risk of the imposition of additional regulatory burdens relating to apparel imports, including quotas on the amounts and types of merchandise which may be imported into the United States from other countries, duties or taxes and other charges on imports. Any of such duties, taxes and other charges are, and will continue to be, reflected in the Company's costs. In addition, although the Company does not know of any currently pending regulatory changes that would have a harmful effect on its business, it is possible that future regulatory changes could have an adverse effect on the Company's financial condition and results of operations. Although management believes that the Company is currently in compliance with these regulations, failure to comply in the future with these regulations could result in a delay in clearing shipments through customs, which could have an adverse effect on the Company's operations. A failure to comply with such regulations could result in penalties, fines and processing delays in the future. The Company has adopted procedures designed to ensure compliance with customs regulations and has retained an outside consultant to regularly review such procedures and the Company's customs filings for accuracy and completeness. See "Business -- Gerber -- Manufacturing and Sourcing -- Quality Control."

     The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements, which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, or other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the signatories to adjust the quantity of imports for categories of merchandise that, under the terms of the agreements, are not currently subject to specific limits. The Company's imported products are also subject to United States customs duties which comprise a meaningful portion of the cost of the merchandise.

     The Company, through its Irish subsidiary, is implementing new systems necessary to offer its products for sale in both national currencies and the new European currency. The promulgation of a single currency will reduce trade barriers and could subject the Company to increased competition. Some of these competitors may have greater financial resources than the Company. Although the eventual effects of the single European currency are not currently known, the introduction of a single currency could adversely effect the Company. See "Business -- Management Information Systems."

RISK OF FLUCTUATION IN FOREIGN CURRENCY EXCHANGE RATES

     Gerber generally conducts transactions in U.S. dollars. However, a portion of Auburn's sales and costs are transacted in British pounds, French francs, German marks, Irish pounds and Belgian francs. As such, the sales and costs of these products may be affected by changes in the value of the relevant foreign currencies. During 1997, on a pro forma basis, approximately 7% of the Company's revenues and 8% of the Company's expenses were denominated in currencies other than U.S. dollars. The Company's exposure to changes in foreign currency exchange rates results from the operations of and investment in Auburn's Irish subsidiary. With respect to such subsidiary, changes in currency exchange rates may also affect the relative prices at which the Irish subsidiary and foreign competitors sell their products in the same market. Following the Acquisition, the Company adopted a foreign exchange policy which will be implemented in Auburn's Irish subsidiary for the purpose of managing its day-to-day exposure. The policy mandates a short-term hedging program for its existing and potential exposures to changes in foreign currency exchange rates. There are currently foreign exchange contracts in place covering amounts in excess of the Company's policy, which the Company expects will be reduced to current policy levels by the end of the second quarter of 1998. There can be no assurance that foreign currency fluctuations will not have a material adverse effect on Auburn's financial condition and results of operations, which, in turn, could have a material adverse effect on the Company. The Company views its investment in the Irish subsidiary as long term and, therefore, has not hedged against either its investment or future earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fluctuation of Foreign Currency Exchange Rates."

SEASONAL BUSINESS

     In Gerber's segments of the apparel industry, sales are typically somewhat higher in the third and fourth quarters due to the seasonal nature of some of its products (such as blanket sleepers). With the acquisition of Auburn, which experiences higher sales in the second quarter, the Company will continue to experience seasonality, with the third quarter expected to represent the highest volume shipping quarter for the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Selected Quarterly Results of Operations" and "Business -- Backlog and Seasonality."

COST OF ENVIRONMENTAL COMPLIANCE

     The Company's manufacturing facilities and operations are subject to certain federal, state, local and foreign laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, air emissions, the management and disposal of solid and hazardous wastes, and the remediation of contamination associated with the release of hazardous substances. Prior to the Recent Acquisition, Auburn was cited for discharging contaminants (dyes and solids) into the sewer system from its facility in Auburn, Kentucky in excess of the amounts allowed under its permits. The condition underlying such violations was fully remediated at an immaterial cost. Gerber and, other than the above, Auburn have never been cited, fined or otherwise held liable for violations of environmental statutes or regulations. In addition, the Company believes that it is in substantial compliance with such requirements, and does not currently anticipate any material capital expenditures for environmental control facilities for the current or succeeding fiscal year. Nonetheless, there can be no assurance that such requirements will not become more stringent or be interpreted and applied more stringently. Such future changes or interpretations or the identification of adverse environmental conditions previously unknown to the Company could result in additional compliance costs or in remediation costs to the Company. The Company's older facilities contain asbestos materials and lead-based paint in inactive areas utilized for the storage of records, machine parts and obsolete supplies, where the potential for worker exposure to such materials is minimal. If the Company were to elect to utilize such areas as active manufacturing or distribution facilities such that the potential for worker exposure would be increased, as a matter of policy the Company would undertake to remediate or encapsulate such materials. The cost of removing or encapsulating such materials in the Company's Pelzer, South Carolina facilities would be a material expenditure. See
"Business -- Environmental and Other Regulatory Matters."

CONTROL BY EXECUTIVE OFFICERS AND CURRENT STOCKHOLDERS


     Following consummation of the Offering and the Reorganization, management will hold approximately 13.0% of the outstanding capital stock on a diluted basis. CVC and its affiliates will hold approximately 19% of the outstanding shares of Common Stock. CVC and its affiliates will also hold shares of Class B Common Stock (including a currently exercisable warrant to purchase such stock) convertible at the holder's option into shares of Common Stock, which, if converted into Common Stock, would result in an increase in CVC's and its affiliates' beneficial ownership on a diluted basis by an additional 49% of the outstanding Common Stock. As a result, if CVC and its affiliates convert their shares of Class B Common Stock into shares of Common Stock, CVC and its affiliates will have sufficient voting power to elect the Company's board of directors and determine the results of other matters submitted to a vote of stockholders. Due to certain regulatory limitations affecting CVC, CVC may not own 20% or more of the voting securities of the Company without meeting certain regulatory requirements. Accordingly, the Company believes, based on discussions with CVC, that CVC will maintain most of its equity interest in the Company in Class B Common Stock and will not convert such stock in the foreseeable future. See "Description of Capital Stock -- Class B Common Stock."


     In addition, Mr. Kittredge's employment agreement provides that he will be the Chairman of the Board and Chief Executive Officer of the Company. The concentration of ownership may have the effect of delaying or preventing a change of control of the Company. In addition, there can be no assurance that in any transfer of a controlling interest in the Company any other holders of Common Stock will be allowed to participate in any such transaction or will realize any premium with respect to their shares. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Sales of a substantial number of shares of Common Stock in the public market or the perception that such sales could occur could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offering, the Company will have 7,647,520 shares of Common Stock outstanding and 8,787,465 shares of Class B Common Stock outstanding, and 2,958,510 shares of Class B Common Stock will be subject to issuance upon the exercise of a warrant. Of such shares, the 3,600,000 shares of Common Stock being sold in the Offering (together with any shares sold upon exercise of the Underwriters' over-allotment option) will be immediately eligible for sale in the public market without restriction, except for shares purchased by or issued to any affiliate of the Company. CVC and its affiliates have certain demand registration rights with respect to the Common Stock and Class B Common Stock of the Company held by them. All stockholders of the Company immediately prior to the Offering have piggyback rights with respect to sales of stock by the Company, and in the case of holders other than CVC and its affiliates, piggyback rights with respect to sales by CVC or its affiliates.



     In connection with the Offering, the Company's executive officers and directors and CVC and all of the Company's shareholders have agreed not to dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus, or to make any demand for or exercise any right with respect to the registration of the shares for such 180 day period, and the Company has agreed not to dispose of any shares (other than issuances by the Company of certain employee stock options and shares covered thereby) for a period of 180 days from the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce,

Fenner & Smith Incorporated, on behalf of the Underwriters. All existing stockholders have also waived all rights to register securities owned by them in connection with the Offering.


     Upon expiration of the 180-day lockup period, 4,047,520 shares of Common Stock will be eligible for sale subject to certain volume and other limitations imposed by Rule 144 under the Securities Act. In addition, 8,787,465 shares of Class B Common Stock will be outstanding and convertible at the holder's option into shares of Common Stock, and 2,958,510 shares of Class B Common Stock will be subject to issuance upon the exercise of a warrant. The sale of a substantial number of shares held by the existing stockholders, whether pursuant to a subsequent public offering or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible for Future Sale," "Description of Capital Stock" and "Underwriting."


ABSENCE OF DIVIDENDS; RESTRICTION ON PAYMENT OF DIVIDENDS

     The Company does not expect to pay dividends for the foreseeable future. The Company's Credit Agreement restricts the ability of the Company to pay dividends on the Common Stock. See "Dividend Policy" and "Description of Certain Indebtedness."

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's certificate of incorporation and bylaws contain certain provisions that could make more difficult the acquisition of the Company by means of tender offer, a proxy contest or otherwise. The Company's charter establishes an advance notice procedure for stockholder nominations of persons for election to the board of directors in advance of an annual meeting of stockholders of the Company. Stockholders at an annual meeting may only consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting, and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to make such nomination before the annual meeting. An amendment to this provision would require approval by an affirmative vote of holders of 66 2/3% of the shares of voting stock of the Company. The Company's charter provides for cumulative voting in the election of directors. See "Description of Capital Stock -- Certain Provisions of the Company's Amended and Restated Certificate of Incorporation."

DILUTION

     The initial public offering price will be substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock will therefore incur immediate and substantial dilution. See "Dilution."

NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock has been approved for listing on the New York Stock Exchange subject to official notice of issuance, there can be no assurance that an active trading market for the Common Stock will develop or be sustained following the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock offered hereby will be determined by negotiations between the Company and the Underwriters and may not be indicative of future market prices. The price at which the Common Stock will trade will depend upon a number of factors, including, but not limited to, the Company's historical and anticipated quarterly and annual operating results, variations between such results and analyst and investor expectations, investor perceptions of the Company and comparable public companies, changes in the industries in which the Company operates or in the industries of the Company's significant customers, and general market and economic conditions, some of which factors are beyond the Company's control. The stock market has from time to time experienced extreme price and volume fluctuations. See "Underwriting."

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering are estimated to be $45.9 million, assuming an initial public offering price of $14.00 per share (based on the midpoint of the price range as set forth on the cover of the Prospectus), after deducting the estimated underwriting discount and offering expenses payable by the Company ($52.9 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use such net proceeds: (i) to repay a senior subordinated note in the aggregate principal amount of $22.5 million held by Citicorp Mezzanine Partners, L.P. ("CMP") (the "CMP Senior Note"), (ii) to repay a junior subordinated note (the "GPC Junior Note") in the aggregate principal amount of $11.0 million held by GPC (the "GPC Junior Note"),
(iii) to repay certain of the term loan portion of the Credit Agreement of the Company in the aggregate principal amount of $12.0 million and (iv) to redeem certain shares of GCIH's preferred stock in connection with the Reorganization in the aggregate amount of $366,000. See "Description of Certain Indebtedness" and "Certain Relationships and Related Transactions -- The Reorganization -- Exchange of GCIH Stock." The Company will use any net proceeds received upon the exercise of the Underwriters' over-allotment option for general corporate purposes, which may include the repayment of additional indebtedness.


     The CMP Senior Note bears interest at a rate of 12.00% payable semi-annually on January 15 and July 15, matures in equal installments on January 22, 2003 and January 22, 2004 and was originally issued in connection with the Original Acquisition. The GPC Note bears interest at a rate of 12.00% payable annually in arrears, matures on January 22, 2006 and was originally issued in connection with the Original Acquisition. Dividends on the Preferred Stock accrue at a rate of 12.00% per annum of the "Liquidation Value." For such purposes, "Liquidation Value" is equal to $100 plus any accrued and unpaid dividends thereon. The preferred stock is redeemable by the Company on January 31, 2007 or any time prior thereto, in whole or in part, at a price per share equal to the Liquidation Value plus accrued and unpaid dividends thereon. The term loan portion of the Credit Agreement bears interest at a rate equal to either (a) the Base Rate plus the Applicable Percentage or (b) the Eurodollar Rate plus the Applicable Percentage (each such term as defined in the Credit Agreement). The rate used is determined by the Borrower and was 7.19% as of April 4, 1998. The term loan portion of the Credit Agreement matures on September 30, 2002 and was originally incurred in connection with the Acquisition.

                                DIVIDEND POLICY

     The Company has not paid any dividends with respect to the Common Stock. The Company presently intends to retain future earnings to finance its growth and development and therefore does not expect to pay any cash dividends in the foreseeable future. In addition, the Credit Agreement restricts the payment of cash dividends by the Company (subject to certain limited exceptions), and the Company may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of dividends. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company (the "Board"). Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed appropriate by the Board.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of April 4, 1998 (i) as adjusted to give effect to the Reorganization and (ii) as further adjusted to reflect the Offering and the application of the estimated net proceeds therefrom, assuming an initial public offering price of $14.00 per share (based on the midpoint of the price range as set forth on the cover of the Prospectus), and as described in "Use of Proceeds." This table should be read in conjunction with the "Selected Financial Information," the Unaudited Pro Forma Condensed Consolidated Statement of Operations and the audited consolidated financial statements and related notes thereto included elsewhere in this Prospectus.


                                                                        AT APRIL 4, 1998
                                                              ------------------------------------
                                                                  ADJUSTED FOR          PRO FORMA
                                                                REORGANIZATION(A)      ADJUSTED(B)
                                                              ---------------------    -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Current debt:
  Revolving credit loans (c)................................        $ 18,840            $ 18,840
  Current portion of long-term debt.........................           8,075               1,075
                                                                    --------            --------
          Total current debt................................          26,915              19,915
                                                                    ========            ========
Long-term debt, net of current portion:
  Term loan portion of Credit Agreement.....................          30,000              24,994
  Senior subordinated note payable..........................          22,500              --
  Junior subordinated note payable..........................          11,000              --
  Other long-term debt......................................           4,022               4,022
                                                                    --------            --------
          Total long-term debt..............................          67,522              29,016
Shareholder's equity:
  Common Stock, par value $.01 per share, 20,684 shares
     authorized; 4,048 shares outstanding, as adjusted for
     Reorganization; 7,648 shares outstanding pro forma
     adjusted...............................................              40                  76
  Common Stock, Class B, par value $.01 per share, 11,752
     shares authorized; 8,787 shares outstanding, as
     adjusted for Reorganization; 8,787 shares outstanding
     pro forma adjusted.....................................              88                  88
Detachable stock warrants...................................             189                 189
Additional paid-in-capital..................................          21,030              66,866
Retained earnings...........................................          16,306              16,306
                                                                    --------            --------
Less unearned compensation under restricted stock plan......           (720)               (720)
                                                                    --------            --------
  Total shareholders' equity................................          36,933              82,805
                                                                    --------            --------
          Total capitalization..............................        $104,455            $111,821
                                                                    ========            ========


---------------

(a) See "Certain Relationships and Related Transactions -- The Reorganization."

(b) Additionally, $366 of net proceeds of the Offering will be used to redeem certain shares of GCIH's preferred stock in connection with the Reorganization. See "Certain Relationships and Related
    Transactions -- Transactions with Management and Directors."

(c) The Company had approximately $30,200 outstanding under the revolving credit portion of the Credit Agreement at April 4, 1998, of which $11,400 represented letters of credit, for both the purchase of inventory and credit support, and of which $18,840 were revolving credit loans.

                                    DILUTION


     As of April 4, 1998, the Company had a pro forma net tangible book value of approximately $13,256, or $1.03 per share of Common Stock. Pro forma net tangible book value per share of Common Stock represents the difference between the net tangible assets and the liabilities of the Company, on a consolidated basis, divided by the total number of shares of Common Stock outstanding (on a pro forma basis after giving effect to the Reorganization). Without taking into account any changes in the net tangible book value after April 4, 1998, other than to give effect to the Offering and the application of the estimated net proceeds therefrom, assuming an initial public offering price of $14.00 (based on the midpoint of the price range as set forth on the cover of the Prospectus), the pro forma net tangible book value of the Company at April 4, 1998 after the Offering would have been approximately $59,128, or $3.60 per share. This represents an immediate increase in net tangible book value of $2.57 per share of Common Stock to existing stockholders and an immediate dilution of $10.40 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............            $14.00
  Pro forma net tangible book value per share before the
     Offering...............................................  $ 1.03
  Increase in net tangible book value per share attributable
     to the Offering........................................    2.57
                                                              ------
Pro forma net tangible book value per share after the
  Offering..................................................              3.60
                                                                        ------
Immediate dilution per share to new investors in the
  Offering..................................................            $10.40(a)(b)
                                                                        ======


---------------

(a) If the Underwriters' over-allotment option is exercised in full, dilution to new investors will be $10.10 per share.



(b) The foregoing computations assume no exercise of stock options and warrants after April 4, 1998. As of April 4, 1998, there was an outstanding warrant to purchase an aggregate of 2,958,510 shares of Common Stock at a weighted average exercise price of approximately $0.0006 per share. If all of the foregoing warrants had been exercised at April 4, 1998, pro forma net tangible book value per share would have been $3.05, representing an immediate dilution to new investors of $10.95 per share and an immediate increase in net tangible book value of $2.02 per share attributable to the Offering.


     The following table summarizes, on a pro forma basis as of April 4, 1998, the number of shares of Common Stock purchased from the Company, the estimated value of the total consideration or value paid or deemed attributable thereto and the average price per share paid by or attributable to existing stockholders and the new investors purchasing shares in the Offering.


                                                                                AVERAGE PRICE
                                    SHARES             TOTAL CONSIDERATION      PER SHARE OF
                             ---------------------    ----------------------       COMMON
                               NUMBER      PERCENT      AMOUNT       PERCENT        STOCK
                             ----------    -------    -----------    -------    -------------
Current stockholders.......  12,811,854(a)   78.1%    $15,402,417      23.4%       $ 1.20
New investors..............   3,600,000      21.9      50,400,000      76.6         14.00
                             ----------     -----     -----------     -----
          Total(b).........  16,411,854     100.0%     65,802,417     100.0%
                             ==========     =====     ===========     =====


---------------
(a) Excludes 2,958,510 shares of Class B Common Stock which may be issued upon the exercise of a warrant which was issued in connection with the Original Acquisition.

(b) Excludes 750,000 shares of Common Stock reserved for issuance under the Incentive Plan.

                        SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents (i) selected historical consolidated financial data of the Predecessor Company as of and for the year ended March 31, 1994, as of and for the nine months ended December 31, 1994 and as of and for the year ended December 31, 1995 and (ii) selected historical consolidated financial information of the Company at December 31, 1996 and for the period from January 22, 1996 to December 31, 1996, as of and for the year ended December 31, 1997, the first quarter ended March 29, 1997, the first quarter ended April 4, 1998 and at April 4, 1998. The selected consolidated financial data of the Predecessor have been derived from the financial statements of the Predecessor for the year ended December 31, 1995, and the selected financial data of the Company for the period from January 22, 1996 to December 31, 1996 and the year ended December 31, 1997 have been derived from the financial statements of the Company, each of which have been audited by Ernst & Young LLP. The selected consolidated financial data as of and for the year ended March 31, 1994, as of and for the nine months ended December 31, 1994, and the three month periods ended April 4, 1998 and March 29, 1997, are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company and the Predecessor Company considered necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended April 4, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and notes thereto included elsewhere in this Prospectus.

                                          PREDECESSOR                                            COMPANY
                                            COMPANY                     ---------------------------------------------------------
                           ------------------------------------------   PERIOD FROM
                                          NINE MONTHS                   JANUARY 22,                       FIRST QUARTER ENDED
                            YEAR ENDED       ENDED        YEAR ENDED      1996 TO       YEAR ENDED    ---------------------------
                            MARCH 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 29,       APRIL 4,
                               1994           1994         1995(A)        1996 (B)       1997 (C)         1997           1998
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS
 DATA:
 Net sales...............    $170,750       $144,130       $197,401       $185,223       $202,037       $ 45,350       $ 64,647
 Cost of sales...........     136,075        113,116        156,434        138,608        146,294         32,654         47,212
                             --------       --------       --------       --------       --------       --------       --------
 Gross margin............      34,675         31,014         40,967         46,615         55,743         12,696         17,435
 Selling, general and
   administrative
   expenses..............      22,734         19,149         24,633         23,894         27,766          6,718          9,614
 Stock compensation(d)...      --             --             --             --              9,465         --             --
 Other...................        (674)           500         --                689            231            514         --
                             --------       --------       --------       --------       --------       --------       --------
 Total operating
   expenses..............      22,060         19,649         24,633         24,583         37,462          7,232          9,614
                             --------       --------       --------       --------       --------       --------       --------
 Income before interest
   and income taxes......      12,615         11,365         16,334         22,032         18,281          5,464          7,821
 Interest expense, net...       1,085            684         --              6,308          5,798          1,326          2,262
                             --------       --------       --------       --------       --------       --------       --------
 Income before income
   taxes and
   extraordinary item,
   net...................      11,530         10,681         16,334         15,724         12,483          4,138          5,559
 Provision for income
   taxes.................       4,385          4,140          6,270          6,244          4,764          1,614          2,139
                             --------       --------       --------       --------       --------       --------       --------
 Income before
   extraordinary item,
   net...................       7,145          6,541         10,064          9,480          7,719          2,524          3,420
 Extraordinary item,
   net(e)................      --             --             --             --               (708)        --             --
 Less preferred stock
   dividends.............      --             --             --             (1,328)        (1,637)          (383)          (452)
                             --------       --------       --------       --------       --------       --------       --------
 Net income available to
   common shareholders...    $  7,145       $  6,541       $ 10,064       $  8,152       $  5,374       $  2,141       $  2,968
                             ========       ========       ========       ========       ========       ========       ========
 Earnings per common
   share.................                                                    11.11           7.48           2.93           4.18
 Earnings per common
   share -- assuming
   dilution..............                                                     8.15           5.65           2.20           3.16

                         AT MARCH 31,                        AT DECEMBER 31,                                        AT APRIL 4,
                         ------------   ---------------------------------------------------------                   ------------
                             1994           1994           1995           1996           1997                           1998
                         ------------   ------------   ------------   ------------   ------------                   ------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital......    $ 77,122       $ 63,262       $ 69,591       $ 56,205       $ 65,877                       $ 68,187
  Total assets.........     122,070        110,258        103,196        106,060        163,891                        178,442
  Total debt...........          80             --             --         43,436         77,010                         94,437
  Preferred stock
    including accrued
    dividends..........          --             --             --         13,068         14,610                         15,062
  Investment by GPC....     100,778         81,570         79,129             --             --                             --
  Shareholders'
    equity.............          --             --             --          9,101         19,419                         22,237

                                                   (footnotes on following page)

---------------
(footnotes to table on previous page)

(a) The Predecessor Company operated as a wholly-owned subsidiary of GPC until being divested by GPC on January 22, 1996. The financial data for the Predecessor Company is not entirely comparable to that of the Company due to certain factors including the following:

     (i) The Predecessor Company did not incur any royalty expense for the use of the Gerber name and baby head logo. During the period from January 22, 1996 to December 31, 1996, and for fiscal year ended December 31, 1997, the royalty expense to GPC was $1.9 million and $3.5 million, respectively.

     (ii) The Predecessor Company's net sales in 1995 included approximately $8.3 million of net sales at cost to GPC that generated no gross margin. Net sales to GPC in 1996 and 1997 of approximately $6.2 million and approximately $4.3 million, respectively, generated gross margins in 1996 and 1997 of approximately $950,000 and $598,000, respectively.

     (iii) The Predecessor Company was included in various self-insurance programs provided by GPC, including medical, dental, workers' compensation, comprehensive general and excess liability and property damage and business interruption. GPC also provided management information services to the Predecessor Company and allocated a portion of the expenses incurred to the Predecessor Company. In addition, the Predecessor Company was allocated a portion of legal and professional costs for services directly attributable to the Predecessor Company. Certain services were provided by GPC's corporate staff, for which no charge was made to the Predecessor Company. Management believes the aggregate cost of these unallocated services was insignificant. The Predecessor Company was charged for all outside legal and professional expenses directly attributable to it.

     (iv) In 1995, the Predecessor Company had no long term debt and was not charged any interest expense as a subsidiary of GPC.

     (v) The provision for income taxes of the Predecessor Company essentially results from applying the Federal and state statutory rates to the operations of a stand-alone company.

(b) Excludes the Predecessor Company's unaudited operations summarized below for the period January 1, 1996 through January 21, 1996.

Net sales.....................................  $6,657
Gross margin..................................   1,070
SG&A expenses.................................   1,386
Loss before interest and income taxes.........    (316)
Net loss......................................    (196)

(c) Includes the following operating results for Auburn and Sport Socks Ireland for the period December 17, 1997 through December 31, 1997.

Net sales.....................................  $1,511
Gross margin..................................     184
SG&A expenses.................................     225
Loss before interest and income taxes.........     (41)
Net loss......................................     (28)

(d) Represents expense related to stock compensation incurred in connection with the sale of capital stock to executives and management of the Company below fair market value. See "Certain Relationships and Related Transactions -- Transactions with Management and Directors."

(e) Represents unamortized loan costs and prepayment penalty totaling $708,000 (net of an income tax benefit of $452,000) expensed in connection with the replacement of the Company's then-existing credit facility with the Credit Agreement.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 gives effect to (a) the Acquisition which occurred as of December 17, 1997 and (b) the Reorganization and the Offering, as if such events had occurred on January 1, 1997.

     The unaudited pro forma consolidated financial information is based upon the historical consolidated financial statements of each of the Company, Auburn Hosiery Mills, Inc. (which includes the results of its consolidated subsidiary, Sport Socks Co. (UK) Limited, for all periods hereunder) and Sport Socks Ireland and should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus. The historical financial information of Auburn and Sport Socks Ireland set forth below covers the period from January 1, 1997 through December 16, 1997. The historical financial information of Sport Socks Ireland has been adjusted for inclusion in the Unaudited Pro Forma Condensed Consolidated Financial Information to conform to U.S. generally accepted accounting principles and has been translated into U.S. dollars based upon the average exchange rate of U.S. dollars/Irish pounds for the period January 1, 1997 through December 16, 1997 of U.S. $1.52 to L1.00. The Company's historical results of operations for the year ended December 31, 1997 include the results of operations of Auburn Hosiery Mills, Inc. and Sport Socks Ireland since December 17, 1997, the effective date of the Acquisition.

     The pro forma financial information presented does not purport to be indicative of the financial position or operating results which would have been achieved had the transactions described above taken place at the dates indicated and are not necessarily indicative of the Company's financial position or results of operations for any future date or period.


                                                                 YEAR ENDED DECEMBER 31, 1997
                                -----------------------------------------------------------------------------------------------
                                           HISTORICAL
                                --------------------------------
                                           AUBURN                  ACQUISI-                  REORGANIZATION
                                           HOSIERY    SPORT          TION           PRO           AND            PRO FORMA
                                           MILLS,     SOCKS        ADJUST-         FORMA        OFFERING            AS
                                 GERBER     INC.     IRELAND        MENTS         COMBINED    ADJUSTMENTS        ADJUSTED
                                --------   -------   -------       --------       --------   --------------     -----------
Net sales.....................  $202,037   $49,033   $19,030                      $270,100                      $   270,100
Cost of sales.................   146,294    39,019    13,974  (a)      (90)  (b)  199,197                           199,197
                                --------   -------   -------       -------        --------      -------         -----------
Gross margin..................    55,743    10,014     5,056            90         70,903                            70,903
Operating expenses:
  Selling, general and
    administrative
    expenses..................    27,997     7,393     4,024  (a)    1,022   (c)   40,436                            40,436
  Foreign exchange loss
    (d).......................        --        --     1,042                        1,042                             1,042
  Stock compensation (e)......     9,465        --        --                        9,465                             9,465
                                --------   -------   -------       -------        --------      -------         -----------
    Total operating
      expenses................    37,462     7,393     5,066         1,022         50,943                            50,943
                                --------   -------   -------       -------        --------      -------         -----------
Income (loss) before interest
  and income taxes............    18,281     2,621       (10)         (932)        19,960                            19,960
Interest expense..............     5,798       151        71         3,022   (f)    9,219        (5,298)(g)           3,921
                                                                       177   (h)       --
                                --------   -------   -------       -------        --------      -------         -----------
Income (loss) before income
  taxes.......................    12,483     2,470       (81)       (4,131)        10,741         5,298              16,039
Provision (benefit) for income
  taxes.......................     4,764       939       (38)       (1,549)  (i)    4,116         1,987(i)            6,103
                                --------   -------   -------       -------        --------      -------         -----------
Income (loss) from continuing
  operations (j)..............  $  7,719   $ 1,531   $   (43)      $(2,582)       $ 6,625       $ 3,311         $     9,936
                                ========   =======   =======       =======        ========      =======         ===========
Income from continuing
  operations per basic
  share.......................                                                                                  $      0.63  (k)
                                                                                                                ===========
Income from continuing
  operations per diluted
  share.......................                                                                                  $      0.51  (k)
                                                                                                                ===========
Weighted average shares
  outstanding - basic.........                                                                                   15,800,723
                                                                                                                ===========
Weighted average shares
  outstanding - diluted.......                                                                                   19,413,462
                                                                                                                ===========


See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

(a) Reflects reclassification of royalty expense from selling, general and administrative expenses to cost of sales in conformity with the Company's reporting practices.

(b) Reflects a reduction in the cost of goods sold arising from a reduction in depreciation expense related to net adjustments to net carrying value of certain fixed assets of the acquired companies.

(c) Reflects the amortization of goodwill resulting from the Acquisition based upon a 20 year estimated period of benefit. The goodwill was derived as follows:

Purchase price.....................................  $40,000
Assets acquired....................................  (35,870)
Liabilities assumed................................   15,895
Acquisition costs..................................      417
                                                     -------
Total Goodwill.....................................  $20,442
                                                     =======


(d) In connection with the acquisition of Sport Socks Ireland, the Company adopted an accounting policy to mark to market forward foreign exchange contracts which do not qualify for hedge transactions. This adoption was required to conform Irish GAAP to U.S. GAAP and resulted in a $46 adjustment to Sport Socks Ireland's statement of operations. The $1,088 loss was the result of unrealized losses in respect of forward foreign currency contracts relating to future transactions. See the Company's consolidated financial statements and the notes thereto.


(e) Represents expense related to stock compensation incurred in connection with the sale of capital stock to executives and management of the Company below fair market value. See "Certain Relationships and Related Transactions -- Transactions with Management and Directors."

(f) Reflects interest adjustments in connection with the Acquisition detailed as follows:

     Interest expense related to deferred financing cost
       amortization associated with the new Credit Agreement.....  $  208
     Interest expense resulting from $40.0 million term loan
       under the Credit Agreement assuming scheduled quarterly
       principal amortization of $1.5 million with a rate of
       7.5%......................................................   2,814
                                                                   ------
          Adjustment.............................................  $3,022
                                                                   ======

(g)  Reflects adjustments to interest expense as a result of the Offering:

     Interest on the $22.5 million Senior Subordinated Note
       Payable, one-half of the principal due January 2003 and
       balance due January 2004 at an interest rate of 12.00%....  $2,738
     Interest on the $11.0 million Junior Subordinated Note
       Payable, due January 2006 at an interest rate of 12.00%...   1,338
     Interest on $12.1 million outstanding under the Credit
       Agreement at an estimated interest rate of 8.75%..........   1,077
     Amortization of deferred financing costs on the retired
       debt......................................................     113
     Amortization of discount on the $22.5 million Senior
       Subordinated Note Payable.................................      32
                                                                   ------
          Adjustment.............................................  $5,298
                                                                   ======

(h) Reflects adjustment to decrease interest income by $177, in connection with the settlement of certain intercompany receivables with the previous owner.

(i) Reflects adjustment for Federal and state income taxes based on statutory rates adjusted for permanent differences such as non-deductible expenses.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (CONTINUED)
                                 (IN THOUSANDS)

(j) Excludes extraordinary item related to unamortized loan costs and prepayment penalty totaling $708 (net of an income tax benefit of $452) expensed in connection with the prepayment of the Company's then-existing credit facility with the Credit Agreement.


(k) Calculated using the weighted average number of shares of Common Stock outstanding during the period assuming that (i) a 15.4693 to 1 stock split will occur prior to or contemporaneously with the Offering, (ii) the majority of the preferred stock issued and outstanding will be converted into Class B Common Stock at the per share offering price, minus underwriters' discount, with the remainder being converted into the right to receive cash equal to $366 in the aggregate, and (iii) the Offering will generate estimated net proceeds of approximately $45,872 as a result of the sale of 3,600,000 shares of Common Stock issued upon consummation of the Offering (as if such shares were outstanding as of the beginning of the period), which proceeds shall be used as described above in "Use of Proceeds."


     In connection with the Offering, the deferred financing costs associated with the subordinated debt to be repaid with the Offering proceeds will be written off along with the unamortized discount associated with such debt as an extraordinary item in 1998. This extraordinary item is estimated to be approximately $309 (net of a tax benefit of $185), and is excluded from the pro forma, as adjusted income from continuing operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW


     In January 1996, Gerber Childrenswear, Inc. was acquired from GPC by a group of investors led by Edward Kittredge, the Company's Chairman, President and Chief Executive Officer, who assembled the Company's current management team. Since the Original Acquisition, GPC has not owned any capital stock of the Company, nor have GPC and the Company shared common directors, officers or employees. The new management team, under the direction of Mr. Kittredge, developed a series of initiatives to strengthen the Company's financial operations and improve its operations. To achieve cost efficiencies, Gerber consolidated manufacturing facilities, established a flexible production strategy including domestic and offshore manufacturing and sourcing components and centralized finished product purchasing across all categories. In addition, Gerber has extended the payment terms of the majority of its yarn supply arrangements from 30 to 60 days, and the Company is seeking to extend Auburn's payment terms as well. See "Business." Furthermore, Gerber renewed its emphasis on production quality, reducing the percentage of irregular products produced in certain of the Company's principal factories to approximately 3% from approximately 7%. Gerber also encouraged a more entrepreneurial culture by enhancing its incentive-based compensation program for executive, managerial and professional employees and by installing an equity ownership program for employees. As a result, management believes that the Company is well positioned to implement its strategy to remain a low cost producer of high quality branded products to volume retailers.


     In addition, in order to build upon the Company's expertise as a low-cost supplier of branded merchandise to volume retailers, the Company acquired all of the outstanding capital stock of Auburn in December 1997 for approximately $40.0 million in cash. Auburn manufactures, markets and sells branded sport socks for men, women and children under established brand names such as Wilson, Coca-Cola and Converse in the U.S. and internationally and under the Dunlop brand name in Europe. Auburn markets to a diversified customer base in the U.S. and Europe, including volume retailers, department stores, wholesale clubs and major sporting good chains. As a result of the Recent Acquisition, the Company markets products in over 25 countries. The Company believes that Auburn's expertise in hosiery will position it to capitalize on growth opportunities and the Recent Acquisition will provide opportunities to achieve certain economies of scale and efficiencies in the areas of purchasing (e.g. yarn), data processing and selling, general and administrative expenses (e.g. property and casualty insurance). In 1997, pro forma for the Recent Acquisition, the Company's net sales and income from continuing operations were $270.1 million and $6.6 million, respectively.

RESULTS OF OPERATIONS

     The following discussion and analysis compares the operations of the Predecessor Company for 1995, a shortened period of the Company for 1996 (January 22, 1996 through December 31, 1996), and a full year of the Company for 1997 (including the operations of two acquired companies for the period December 17, 1997 to December 31, 1997). The operations of the Company for 1996 and 1997 reflect the accrual by the Company of a portion of future licensing royalty fees that will become payable to GPC in years 2002 through 2005. The Company is recording charges against earnings for the straight line effect of the anticipated total royalty expense expected to be incurred over the initial ten year term of the licensing agreement with GPC. No licensing fees are required to be paid during the first six years of the agreement. The amount of such licensing royalty fees accrued in 1996 and 1997 were $1.9 million and $3.5 million, respectively.

     The Predecessor Company operated as a wholly-owned subsidiary of GPC until being divested by GPC on January 22, 1996. The financial data for the Predecessor Company is not entirely comparable to that of the Company due to certain factors including the following:

     (i) The Predecessor Company did not incur any royalty expense for the use of the Gerber name and baby head logo. During the period from January 22, 1996 to December 31, 1996, and for fiscal year ended December 31, 1997, the royalty expense to GPC was $1.9 million and $3.5 million, respectively.

     (ii) The Predecessor Company's net sales in 1995 included approximately $8.3 million of net sales at cost to GPC that generated no gross margin. Net sales to GPC in 1996 and 1997 of approximately $6.2 million and approximately $4.3 million, respectively, generated gross margins in 1996 and 1997 of approximately $950,000 and $598,000, respectively.

     (iii) The Predecessor Company was included in various self-insurance programs provided by GPC, including medical, dental, workers' compensation, comprehensive general and excess liability and property damage and business interruption. GPC also provided management information services to the Predecessor Company and allocated a portion of the expenses incurred to the Predecessor Company. In addition, the Predecessor Company was allocated a portion of legal and professional costs for services directly attributable to the Predecessor Company. Certain services were provided by GPC's corporate staff, for which no charge was made to the Predecessor Company. Management believes the aggregate cost of these unallocated services was insignificant. The Predecessor Company was charged for all outside legal and professional expenses directly attributable to it.

     (iv) In 1995, the Predecessor Company had no long-term debt and was not charged any interest expense as a subsidiary of GPC.

     (v) The provision for income taxes of the Predecessor Company essentially results from applying the Federal and state statutory rates to the operations of a stand-alone company.


     The increase in the 1997 net inventory over 1996 net inventory included $8.5 million associated with the purchase of Auburn. Excluding Auburn in 1997, the inventory turnover rates in 1997 and 1996 were 2.6 times and 2.7 times, respectively.

     The following table sets forth, for the periods indicated, income statement data expressed as a percentage of revenue. Any trends reflected by the following table may not be indicative of future results.

                                                         PERCENTAGE OF NET SALES
                         ----------------------------------------------------------------------------------------
                         PREDECESSOR COMPANY                                COMPANY
                         -------------------   ------------------------------------------------------------------
                                                 PERIOD FROM
                             YEAR ENDED        JANUARY 22, 1996    YEAR ENDED     FIRST QUARTER    FIRST QUARTER
                            DECEMBER 31,       TO DECEMBER 31,    DECEMBER 31,   ENDED MARCH 29,   ENDED APRIL 4,
                                1995                 1996             1997            1997              1998
                         -------------------   ----------------   ------------   ---------------   --------------
Net sales..............         100.0%              100.0%           100.0%           100.0%           100.0%
Cost of sales..........          79.3                74.8             72.4             72.0             73.0
                                -----               -----            -----            -----            -----
Gross margin...........          20.7                25.2             27.6             28.0             27.0
Selling, general &
  administrative
  expenses.............          12.4                12.9             13.7             14.8             14.9
Stock compensation.....            --                  --              4.7               --               --
Other..................            --                 0.4              0.1              1.2               --
                                -----               -----            -----            -----            -----
Income before interest
  and income taxes.....           8.3                11.9              9.1             12.0             12.1
Interest expense,
  net..................            --                 3.4              2.9              2.9              3.5
                                -----               -----            -----            -----            -----
Income before income
  taxes and
  extraordinary item,
  net..................           8.3                 8.5              6.2              9.1              8.6
Provision for income
  taxes................           3.2                 3.4              2.4              3.6              3.3
                                -----               -----            -----            -----            -----
Income before
  extraordinary item,
  net..................           5.1                 5.1              3.8              5.5              5.3
Extraordinary item,
  net..................            --                  --             (0.3)              --               --
                                -----               -----            -----            -----            -----
Net income.............           5.1%                5.1%             3.5%             5.5%             5.3%
                                =====               =====            =====            =====            =====

FIRST QUARTER ENDED APRIL 4, 1998 COMPARED TO FIRST QUARTER ENDED MARCH 29, 1997

     The Company's first three quarters always end on the Saturday closest to the quarter end. The fourth quarter ends on December 31 of the applicable year. The Company believes that these cutoffs have no significant impact on the Company's financial results.

     Net sales. Net sales were $64.6 million for the first quarter ended April 4, 1998, an increase of $19.3 million or 42.6% over net sales of $45.3 million for the first quarter of 1997. Of this increase, $14.5 million represented net sales by Auburn, which was acquired on December 17, 1997. Excluding the Auburn acquisition, net sales increased $4.8 million or 10.6% over first quarter 1997 due to increased unit sales to existing customers in core categories. Because of the introduction of a new program to Auburn's major customer in the first quarter of 1997, as well as the deterioration of the Irish currency compared to the U.S. dollar in 1998, Auburn's net sales for the first quarter of 1997 were higher than its net sales for the first quarter of 1998.

     Gross margin. Gross margin as a percentage of net sales declined from 28.0% in the first quarter of 1997 to 27.0% in the first quarter of 1998. The decrease in margin was due to the inclusion of Auburn sales, which typically have lower gross margins than Gerber, offset in part by improved margins on Gerber sales driven by a more favorable product mix.

     Selling general & administrative expenses. Selling, general and administrative expenses as a percentage of net sales increased slightly to 14.9% in the first quarter of 1998, from 14.8% in the first quarter of 1997. The increase is primarily related to increased selling and administrative expenses associated with Auburn, and is somewhat offset by a reduction in advertising expense as a percentage of net sales.

     Other. Other represents the cost of closing and realignment of facilities aggregating $0.5 million in 1997.

     Income before interest and income taxes. Income before interest and income taxes as a percentage of net sales was 12.1% in the first quarter of 1998 versus 12.0% in the first quarter of 1997.

     Interest expense, net. Interest expense was $2.3 million in the first quarter of 1998 versus $1.3 million in the first quarter of 1997. The increase in interest expense reflects the higher debt levels associated with the borrowings incurred to pay the purchase price of Auburn.

     Provision for income taxes. Provision for income taxes was $2.1 million in the first quarter of 1998, compared to $1.6 million in the first quarter of 1997. The effective tax rate was 38.5% for 1998 as compared to 39.0% for 1997.

     Net income. As a result of the above, first quarter net income was $3.4 million in 1998, a 35.5% increase over the $2.5 million in the first quarter of 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO PERIOD FROM JANUARY 22, 1996 TO DECEMBER 31, 1996

     Net sales. Net sales were $202.0 million in 1997, an increase of $16.8 million, or 9.1%, from net sales of $185.2 million for the period January 22, 1996 to December 31, 1996. The revenue in 1997 included three weeks of additional results compared to 1996 and also included $1.5 million relating to Auburn sales following its acquisition on December 17, 1997. Excluding Auburn results in 1997 and including the Predecessor Company's results for the period January 1, 1996 through January 21, 1996, the increase in net sales was $9.0 million, primarily resulting from increases in unit sales to existing customers in core categories. The growth in unit sales was primarily due to a greater emphasis on developing new product categories and the introduction of new displays offering promotional buying advantages for the consumer.

     Gross margin. Gross margin as a percentage of net sales increased to 27.6% in 1997 from 25.2% in 1996. Gross margin is determined after accruing royalty expense under the Gerber license agreement of $3.5 million in 1997 versus $1.9 million in 1996. The principal reasons for the improved gross margin as a percentage of net sales were lower manufacturing costs resulting from improved operating efficiency, increased production in owned facilities and a greater percentage of products made offshore.

     Selling, general & administrative expenses, excluding stock compensation. Selling, general and administrative expenses (excluding stock compensation) as a percentage of net sales were 13.7% in 1997, versus 12.9% in 1996. The increase was principally due to expanding the Company's merchandising and selling efforts to support sales growth, plus the cost in 1997 to relocate central distribution activities into a lower cost facility in another state.

     Stock compensation. In 1997, stock compensation of $9.5 million was incurred in connection with the sale of stock to certain executives and managers of the Company below its fair market value.

     Other. Other represents the cost of closing and realignment of certain facilities in the amount of $0.2 million in 1997 and $0.7 million in 1996.

     Income before interest and income taxes. Income before interest and income taxes was $18.3 million in 1997, compared to $22.0 million in 1996. Excluding stock compensation, 1997 income before interest and income taxes would have been $27.7 million, or 13.7% of net sales compared to 11.9% in 1996. The improvement resulted from the increased sales and improved gross margin percentage.

     Interest expense, net. Interest expense, net, was $5.8 million for 1997 compared to $6.3 million for 1996. This decrease was primarily due to decreased average debt outstanding and a more favorable rate structure for 1997 as compared to 1996.

     Provision for income taxes. Provision for income taxes was $4.8 million in 1997, compared to $6.2 million in 1996. The effective tax rate was 38.2% for 1997 as compared to 39.7% for 1996. The higher effective tax rate in 1996 was primarily due to permanent non-deductible items associated with GCIH's acquisition of the Company.

     Extraordinary item. In connection with the Acquisition, the senior credit facility was replaced. The deferred financing costs associated with this old facility were written off and charged to operations in 1997. This expense, along with the associated prepayment penalties, was approximately $0.7 million (net of a tax benefit of $0.5 million) in 1997.

     Net income. As a result of the above, net income was $7.0 million for 1997 and $9.5 million for 1996. Excluding the impact of the stock compensation, net income for 1997 would have been $12.9 million, a 36% increase over 1996.

PERIOD FROM JANUARY 22, 1996 TO DECEMBER 31, 1996 OF THE COMPANY COMPARED TO YEAR ENDED DECEMBER 31, 1995 OF THE PREDECESSOR COMPANY

     Net sales. Net sales in 1996 were $185.2 million for the period from January 22, 1996 to December 31, 1996, compared to 1995's net sales of $197.4 million. Including the $6.7 million of net sales of the Predecessor Company for the period January 1, 1996 to January 21, 1996 in the Company's 1996 period, net sales declined 2.8% or $5.5 million compared to 1995. The Company believes the decline was primarily due to the Predecessor Company management's focus in 1995 on the sale of Gerber which resulted in less resources being directed towards developing new products for sale in 1996.

     Gross margin. Gross margin as a percentage of net sales increased to 25.2% in 1996 from 20.7% in 1995. The increase in gross margin was due to (i) reduced cost of sales due to greater offshore sourcing and offshore manufacturing by the Company, (ii) a more favorable product mix, (iii) margin enhancement in 1996 as compared to 1995 on sales of products to GPC, resulting in an approximately 0.4% margin increase, offset in part by (iv) an accrual of $1.9 million in 1996 for Gerber licensing royalty expense (which charge was not borne by the Predecessor Company).

     Selling, general & administrative expenses. Selling, general and administrative expenses were $23.9 million, or 12.9% of net sales in 1996, a decrease of $739,000 from $24.6 million, or 12.4% of net sales, in 1995. While the dollar amount of expense declined, the increase in such expense as a percentage of net sales was due to (i) a one-time severance charge incurred in 1996, (ii) enhancement of the management incentive program, (iii) an increase in insurance costs associated with a stand-alone entity, offset in part by (iv) reductions in distribution expense and employee benefit costs.

     Other. Other represents the cost of closing and realignment of facilities aggregating $0.7 million in 1996.

     Income before interest and income taxes. As a result of the foregoing, the Company had income before interest and income taxes of $22.0 million in 1996 compared to $16.3 million in 1995. The income before interest and income taxes as a percentage of net sales was 11.9% in 1996 versus 8.3% in 1995.

     Interest expense, net. Interest expense, net was $6.3 million for 1996, resulting from the debt incurred to acquire the Company and to support working capital needs. In 1995, the Predecessor Company had no long-term debt and was not charged any interest expense as a subsidiary of GPC.

     Provision for income taxes. Provision for income taxes was $6.2 million for 1996, compared to $6.3 million for 1995. The Company's effective tax rate was 39.7% for 1996, compared to 38.4% for 1995. The higher effective tax rate in 1996 was primarily due to non-recurring non-deductible items associated with GCIH's acquisition of the Company. The provision for income taxes of the Predecessor Company essentially resulted from applying the Federal and state statutory rates to the operations of a stand-alone company.

     Net income. As a result of the above, net income was $9.5 million for 1996 and $10.1 million for 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary cash needs are working capital, capital expenditures, and debt service. The Company has financed its working capital, capital expenditures and debt service requirements primarily through internally generated cash flow, in addition to funds borrowed under the Company's Credit Agreement. The Company intends to use the net proceeds from the Offering to repay subordinated notes payable of $33.5 million, to repay certain other indebtedness of the Company and to redeem certain shares of GCIH's Preferred Stock in connection with the Reorganization in the aggregate amount of $366,000. Upon consummation of the Reorganization and the Offering, the Company's cash flow requirements for debt service will be substantially reduced. See "Description of Certain Indebtedness" and "Unaudited Pro Forma Condensed Consolidated Statement of Operations."

     Net cash used in operating activities for the first quarters ending April 4, 1998 and March 29, 1997 was $15.4 million and $11.9 million, respectively. The primary components of cash used in operating activities in the first quarters of 1998 and 1997 were increases in accounts receivable ($6.3 million and $7.6 million, respectively) and inventories ($10.4 million and $5.4 million, respectively). The increase in accounts receivable in the first quarters of 1998 and 1997 is due to differences in the timing of shipments and receipts between the first and fourth quarters. Shipments in the first quarter traditionally occur later during the quarter, compared to the fourth quarter when shipment times can vary, resulting in higher accounts receivable balances at the end of the fourth quarter. The increase in inventory for the first quarters of 1998 and 1997 reflects the seasonality of the Company's business. To support the third and fourth quarter sales volumes of certain seasonal products (such as blanket sleepers), the Company builds inventory in the first six months of each year. The decrease in cash used for other assets and liabilities, net for the first quarter ending April 4, 1998 compared to the first quarter ending March 29, 1997, is due to the Company overpaying its 1997 taxes resulting in a $4.2 million income tax receivable at December 31, 1997. This receivable was subsequently collected and/or applied to the estimated payment for the first quarter ending April 4, 1998.

     Capital expenditures were $0.7 million and $0.8 million for the first quarters ending April 4, 1998 and March 29, 1997, respectively. These expenditures consisted primarily of normal replacement of manufacturing equipment, purchases of office equipment and upgrades of information systems. In addition, for the first quarter ending March 29, 1997, the Company sold its Maine facility for approximately $0.4 million.

     The net cash provided by financing activities for the first quarter ending April 4, 1998 was $17.2 million compared to net cash used in financing activities of $1.1 million for the first quarter ending March 29, 1997. The increase in cash provided by financing activities in 1998 consisted principally of borrowings under the Company's revolving credit agreement to fund the increased working capital needs.

     Net cash used in operating activities for the year ended December 31, 1997 was $5.0 million compared to net cash provided by operating activities of $32.3 million and $13.4 million for the periods ended December 31, 1996 and December 31, 1995, respectively. The decrease in net cash provided by operating activities from 1996 to 1997 is primarily due to (i) an increase in inventory of $15.0 million, primarily representing higher levels of safety stocks maintained on hand in 1997 to minimize delivery time and properly service customers in the first quarter of 1998 to limit disruptions to customers during the transition to a new warehouse in 1997, and as a result of the need to keep more inventory on hand due to increased reliance on offshore sourcing, (ii) an increase in accounts receivable of $8.5 million, primarily due to the timing of collections and (iii) a decrease in income tax payable of $10.2 million, primarily related to differences in the timing of payments between 1996 and 1997, due in part to the tax impact of stock compensation late in 1997. The increase in accounts receivable at December 31, 1997 compared to December 31, 1996 was due to (i) shipments being made earlier in the fourth quarter of 1996, as compared to later in the fourth quarter of 1997, (ii) the inclusion of $7.5 million of accounts receivable by Auburn at December 31, 1997 due to the December 1997 acquisition of Auburn and (iii) the shipping by the Company of certain orders later in December 1997 than typical, and increased shipments during December 1997, resulting in higher receivables balances at December 31, 1997. The increase in net cash provided by operating activities from January 22, 1996 to December 31, 1996 is primarily due to (i) a $10.5 million decrease in inventory due to a corporate focus on decreasing slow moving inventories, (ii) an increase of $11.3 million in 1996 in accrued expenses and accounts payable, and (iii) a $6.0 million decrease in 1996 in income tax payable.

     For Gerber, working capital requirements vary throughout the year. Working capital increases during the first half of the year as inventory, primarily blanket sleepers, builds to support peak shipping periods. The Auburn business is less seasonal, and as such, while working capital tends to increase slightly during the second half of the year, the variation is small. See "Description of Certain Indebtedness."

     Under the terms of a ten-year license agreement between the Company and GPC, the initial term of which expires in 2006, the Company is not required to pay royalty fees to GPC until the year 2002. Commencing in 2002, the Company is required to pay an escalating royalty fee as a percentage of net sales of Gerber-licensed products throughout the term of the license agreement and in each year of the two consecutive five-year renewal terms if such renewal terms are negotiated. The Company is recording charges against earnings in accordance with generally accepted accounting principles in order to ensure a straight-line effect of the total royalty expense expected to be incurred over the initial ten year license term. The charges recorded prior to 2002 represent non-current liabilities that will begin to be paid to GPC in 2002. The initiation of such royalty payments in year 2002 may adversely affect the Company's cash flow. See "Risk

Factors -- Dependence on Gerber License and Other Intellectual Property" and "Business -- Licenses and Trademarks."

     In connection with the Offering, the deferred financing costs associated with the subordinated debt to be repaid with the Offering proceeds will be written off along with the unamortized discount associated with such debt as an extraordinary item in 1998. This extraordinary item is estimated to be approximately $309 (net of a tax benefit of $185).

     In connection with the acquisition of Auburn, the Company's then-existing senior credit facility was refinanced. Indebtedness under the Credit Agreement consists of a $40.0 million term loan to finance the Acquisition and a $60.0 million revolving facility to fund current working capital requirements. The term loan portion of the Credit Agreement will mature on September 30, 2002 and requires quarterly principal payments totaling $1.5 million in 1997, $6.5 million in 1998, $8.1 million in 1999, $8.5 million in 2000, $8.6 million in 2001 and $6.8 million in 2002. The revolving credit portion of the Credit Agreement will mature on October 31, 2002 and has no scheduled interim amortization but does require mandatory principal prepayments annually based on excess cash flow commencing December 31, 1998. The Company also incurred debt issuance costs of $1.0 million in 1997. The Company had approximately $30.2 million outstanding under the revolving credit portion of the Credit Agreement at April 4, 1998. In connection with the consummation of the Offering, the Company is seeking certain amendments to its Credit Agreement. Consummation of the Offering is dependent on obtaining such amendments. The Credit Agreement subjects the Company to standard covenants and events of default. As of April 4, 1998, the Company was in compliance with all such covenants and was not in default. See "Description of Certain Indebtedness."


     In connection with the Acquisition, the Company assumed approximately $2.6 million of Auburn's indebtedness. Auburn's Irish subsidiary maintains a IRL3.0 million loan facility (U.S. $4.1 million as of April 4, 1998) with the National Irish Bank consisting of a combined term loan, overdraft, guarantee and foreign exchange line. This facility is subject to annual review. The overdraft facility and foreign exchange line are available at the Company's discretion with each term loan draw down subject to the National Irish Bank's approval. At present, the Irish subsidiary has drawn down two term loans under the available loan facility and has drawn down on the foreign exchange line. The term loans had an aggregate balance of IRL516,553 (U.S. $701,737 as of April 4, 1998) outstanding as of April 4, 1998 and are repayable in quarterly installments of interest and principal, the final payment for which is due in September 1999. The Irish subsidiary is not currently using its overdraft facility. In addition, the Irish subsidiary has received capital and employment grants from the Industrial Development Authority (the "IDA") which could become repayable to the IDA in the aggregate amount of up to IRL1,815,799 (U.S. $2,466,763) as of April 4, 1998. Repayment of the capital grants would be triggered if the Company (i) relocates its Irish Facility, (ii) liquidates or (iii) ceases to use the assets purchased with proceeds from such capital grants. Repayment of the employment grants would be triggered in each of cases (i) and (ii) above or if the Company eliminated jobs created with proceeds from such employment grants. The Company believes that none of such repayment events will occur in the foreseeable future. In addition, the Company's repayment obligations under the IDA grants terminate on various dates beginning in March 2000 and ending in April 2011. Auburn is a party to two loan agreements with the County of Logan, Kentucky related to the issuance in 1989 of two series of industrial revenue bonds of which approximately $2.3 million remained outstanding at April 4, 1998. Auburn's two principal Kentucky facilities are mortgaged in connection with such financing. See "Description of Certain Indebtedness."



     The Company invested $4.2 million, $1.0 million and $1.5 million in capital expenditures during 1997, 1996 and 1995, respectively. These expenditures consisted primarily of normal replacement of manufacturing equipment, purchases of office equipment and upgrades to information systems. In addition, the Company relocated its distribution center in 1997 resulting in a one-time capital expenditure of $2.0 million. The Company is budgeting an aggregate of $5.7 million for capital expenditures in 1998 including $3.0 million to replace or upgrade manufacturing equipment, $2.0 million to upgrade MIS systems and $0.3 million for building improvements. Gerber's portion, $3.9 million, includes approximately $1.7 million for MIS systems upgrades which the Company believes, if fully implemented, could provide efficiencies in the areas of product development, forecasting and planning. Management believes that except for as described above, there will be no other material capital commitments for the next twelve months. The Company will continue to make capital expenditures as required to facilitate the growth of each of its businesses. The amounts allocated to Gerber and Auburn will vary from year to year based upon a number of factors including expected return on investment, legal compliance needs and the specific needs of each business. The Company does not allocate its capital expenditure budget between Gerber and Auburn based upon a constant percentage allocation.

     The Company believes that cash generated from operations, together with amounts available under the Credit Agreement and the Irish subsidiary's loan facility with the National Irish Bank, will be adequate to meet its working capital, capital expenditures, and debt service requirements for the next 12 months.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly statement of operations data for the period from January 22, 1996 to December 31, 1996, for fiscal year ended December 31, 1997 and for the first quarter ended April 4, 1998 as well as such data expressed as a percentage of the Company's net sales for the period indicated. This data has been derived from unaudited financial statements that, in the opinion of the Company, include all adjustments necessary for fair presentation of such information when read in conjunction with the Company's financial statements and notes thereto. Income before interest and income taxes in 1997 has been adjusted to exclude the stock compensation charge (dollars in millions).

                                                                 QUARTER ENDED
                             -------------------------------------------------------------------------------------
                              MAR. 31      JUNE 30      SEPT. 30     DEC. 31     MAR. 31     JUNE 30     SEPT. 30
                             ----------   ----------   ----------   ---------   ---------   ---------   ----------
                                                   1996                                        1997
                             ------------------------------------------------   ----------------------------------
Net sales..................    $36.6        $39.0        $58.3        $51.2       $45.3       $40.2       $60.3
Gross margin...............      9.4         10.6         15.5         11.1        12.7        12.1        16.8
Income before interest and
  income taxes.............      3.8          3.4          9.0          5.8         5.7         4.9         9.6
PERCENTAGE OF NET SALES
Net sales..................   100.0%       100.0%       100.0%       100.0%      100.0%      100.0%      100.0%
Gross margin...............     25.7         27.2         26.6         21.6        28.0        30.1        27.9
Income before interest and
  income taxes.............     10.4          8.7         15.4         11.3        12.6        12.2        15.8

                                QUARTER ENDED
                             -------------------
                              DEC. 31    APRIL 4
                             ---------   -------
                               1997       1998
                             ---------   -------
Net sales..................    $56.2      $64.6
Gross margin...............     14.1       17.4
Income before interest and
  income taxes.............      7.6        7.8
PERCENTAGE OF NET SALES
Net sales..................   100.0%     100.0%
Gross margin...............     25.1       27.0
Income before interest and
  income taxes.............     13.5       12.1

     In Gerber's segments of the apparel industry, sales are typically higher in the third and fourth quarters due to the seasonal nature of some of its products. With the acquisition of Auburn, which experiences higher sales in the second quarter, the Company will continue to experience seasonality, with the third quarter expected to represent the highest volume shipping quarter for the Company. See "Business -- Backlog and Seasonality."

FLUCTUATION OF FOREIGN CURRENCY EXCHANGE RATES

     Inventory purchases from contract manufacturers in the Far East are primarily denominated in U.S. dollars; however, purchase prices for the Company's products may be affected by fluctuations in the exchange rate between the U.S. dollar and the local currencies of the contract manufacturers, which may have the effect of increasing the Company's cost of goods sold in the future. During the last two fiscal years, exchange rate fluctuations have not had a material effect on the Company's inventory cost.


     Following the Acquisition, the Company adopted a foreign exchange policy which has been implemented in Auburn's Irish subsidiary for the purpose of managing its day-to-day exposure. There are currently foreign exchange contracts in place covering amounts in excess of the Company's policy, which the Company expects will be reduced to current policy levels by the end of the second quarter of 1998. During 1997, Auburn's Irish subsidiary recorded a charge of approximately $1.1 million related to its foreign currency exposure prior to its acquisition by the Company. During the first three months of 1998, the Company recorded an additional charge of approximately $0.4 million related to this foreign currency exposure. There can be no assurance that the Company will not incur additional losses in the second quarter. See "Risk Factors -- Risk of Fluctuation in Foreign Currency Exchange Rates."

ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. With respect to the Company, this Statement will be effective in fiscal 1998 upon the establishment of the Company's Long-Term Incentive Plan. See "Management -- Long-Term Incentive Plan." The Company will adopt only the disclosure provision of SFAS No. 123 and account for stock based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded.

     The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for financial statements for fiscal years ending after December 31, 1997. This standard establishes standards for the reporting and display of comprehensive income which is defined under SFAS No. 130 as "the change in equity (net assets) during a period from transactions and other events and circumstances from nonowner sources." Under SFAS No. 130, the Company has several choices in the disclosure of the components of other comprehensive income. The Company implemented SFAS No. 130 in the first quarter of fiscal year 1998.

     In June 1997, the FASB released Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 will change the way companies report selected segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. FAS 131 is effective for fiscal years beginning after December 15, 1997. The Company has evaluated the impact of the application of the new rules on the Company's consolidated financial statements and does not expect the new rules to change the way it presently presents its segments.

INFLATION

     Results of operations have not been significantly affected by inflation. The Company, in the normal course of business, has been able to offset the impact of increased costs through operating efficiencies and selected price increases.

FORWARD LOOKING STATEMENTS

     This Prospectus includes forward-looking statements, including statements regarding, among other items, (i) the Company's anticipated growth strategies and intention to consider future acquisitions, (ii) the Company's intention to introduce new products, introduce product line extensions, and enter new distribution channels, (iii) anticipated trends in the Company's businesses,
(iv) future expenditures for capital projects (including MIS expenditures) and any benefits expected to be derived therefrom, (v) the Company's ability to reduce its interest expenses and debt service obligations and (vi) the Company's ability to continue to control costs and maintain quality. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors" including, among others, (i) changes in the competitive marketplace, including the introduction of new products, technologies or pricing changes by the Company's competitors, and (ii) changes in the trends in the market for infant and toddler apparel and related products. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.

                                    BUSINESS

THE COMPANY

     Gerber Childrenswear, Inc. is a leading marketer of infant and toddler apparel and related products, offering products under its flagship brand, Gerber, as well as the Baby Looney Tunes and Curity brand names and the Onesies trademark. The Gerber name and baby head logo are among the best recognized in the infant and toddler industry. The Company believes Gerber is the leading provider of infant and toddler apparel and related products, based on dollar volume and breadth of product offering, to volume retailers, which constitute the fastest growing segment of the retail industry. The Company also distributes products to mid-tier department stores and specialty retailers. Gerber holds a leading market share, based on dollar volume, in its distribution channels in the underwear, blanket sleeper and cloth diaper categories. The Company believes that these leading positions in addition to strong consumer recognition of its brands provide opportunities for Gerber to leverage its brands into other product categories including sleep 'n play, bed & bath, playwear, bibs, hosiery and gift sets where Gerber has a growing presence. See
"Business -- Gerber -- Products."

     In addition, in order to build upon the Company's expertise as a low-cost supplier of branded merchandise to volume retailers, the Company acquired all of the capital stock of Auburn in December 1997 for approximately $40.0 million in cash. Auburn manufactures, markets and sells branded sport socks for men, women and children under established brand names such as Wilson, Coca-Cola and Converse in the U.S., Europe and other international territories and under the Dunlop brand name in Europe. Auburn markets to a diversified customer base in the U.S. and Europe, including volume retailers, department stores, wholesale clubs and major sporting good chains. As a result of the Recent Acquisition, the Company markets products in over 25 countries. The Company believes that Auburn's expertise in hosiery will position it to capitalize on growth opportunities and the Recent Acquisition will provide opportunities to achieve certain economies of scale and efficiencies in the areas of purchasing (e.g.
yarn), data processing and selling, general and administrative expenses (e.g. property and casualty insurance). In 1997, pro forma for the Recent Acquisition, the Company's net sales and income from continuing operations were $270.1 million and $6.6 million, respectively.


     In January 1996, Gerber Childrenswear, Inc. was acquired from GPC by a group of investors led by Edward Kittredge, the Company's Chairman, President and Chief Executive Officer, who assembled Gerber's current management team. Since the Original Acquisition, GPC has not owned any capital stock of the Company, nor have GPC and the Company shared common directors, officers or employees. The new management team, under the direction of Mr. Kittredge, developed a series of initiatives to strengthen Gerber's financial results and improve its operations. To achieve cost efficiencies, Gerber consolidated manufacturing facilities, established a flexible production strategy including domestic and offshore manufacturing and sourcing components, centralized finished product purchasing across all product categories and enhanced its compensation system. In addition, Gerber extended the payment terms of the majority of its yarn supply arrangements from 30 to 60 days, and the Company is seeking to extend Auburn's payment terms as well. Such extensions have the effect of increasing accounts payable, reducing the need for short-term borrowing and improving liquidity.


     The U.S. retail market for infant and toddler apparel and related products is estimated at $7.0 billion in 1997, and has grown in dollar volume at a compound annual rate of 8.0% since 1991. The Company believes that this classic niche market is well-insulated from major changes in fashion trends and is less sensitive to general economic cycles due to the consistent level of infant births in the U.S., at slightly less than 4 million annually from 1989 to 1997 (based on U.S. Census data as reported by the National Center for Health Statistics), and the high consumption rate for apparel products as infants experience frequent size changes. Annual apparel spending per infant increased to $329 in 1996 from $250 in 1993 according to U.S. Census data, representing compound annual growth of 9.6%. The Company believes the market offers continued growth prospects due to demographic factors including (i) more women having children at an older age and returning to work thereafter, resulting in greater disposable income for expenditures on children; and (ii) an increasing number of grandparents, who represent a key consumer segment for infant and toddler products. Within the infant and toddler industry, greater emphasis on value has shifted consumer purchases away from traditional department stores and toward more value-conscious retail channels, including volume retailers and mid-tier department stores. Additionally, the industry is highly fragmented and services volume retailers who are interested in limiting their purchases to a smaller number of well-capitalized vendors with a broad base of branded products. The Company believes that its strong brand names, leading market positions, broad product offerings and strong customer relationships with volume retailers and mid-tier department stores position it to benefit from industry trends.

COMPETITIVE STRENGTHS

     The Company's business philosophy is to pursue growth and profitability by maintaining and enhancing its strong brand name recognition and reputation for quality while continuing to strengthen its customer relationships. The following factors serve as the Company's competitive strengths and distinguishing characteristics:


     STRONG BRAND NAME RECOGNITION. The Company believes that Gerber is one of the most recognized brands in the infant and toddler apparel industry with a reputation for consistently delivering high quality products with innovative design features at competitive prices. The Gerber brand name was first introduced for baby food in 1928 by GPC, which holds an approximately 65% market share in the baby food industry. The Company markets and sells infant and toddler's apparel and related products using the well established Gerber brand name and baby head logo. In 1997, the Company sold over 80 million items under the Gerber brand name. In addition, the Company believes that its popular Baby Looney Tunes brand name (used on products at slightly higher price points) is recognized for its use of characters, bright colors and higher fashion content. The Company also benefits from the strong recognition of its Onesies trademark (developed for its line of infant underwear) and the Curity brand name (used on products which are targeted towards more value-conscious consumers). See "Business -- Gerber -- Brands." Additionally, as a result of the Recent Acquisition, the Company offers sport socks under the Wilson, Converse, Coca-Cola and Dunlop brand names licensed by Auburn.



     LEADING MARKET POSITIONS IN CORE PRODUCT CATEGORIES. The Company believes it is the leading provider of infant and toddler apparel and related products to volume retailers, which constitute the fastest growing segment of the retail industry. The Company also distributes products to mid-tier department stores and specialty retailers. Gerber holds a leading market share in its distribution channels in the underwear, blanket sleeper and cloth diaper categories. The Company believes that its leading market shares provide significant competitive advantages in serving its customers, through production and purchasing efficiencies and greater product development and marketing resources. Management's strategy is to leverage these competitive advantages to further penetrate other product categories, whether acquired or internally developed.


     HIGH QUALITY, INNOVATIVE PRODUCTS. The Company believes that it has developed a reputation for high quality and innovative products and that this has played a critical role in its long-standing strong market positions. In 1982, Gerber designed and developed Onesies, an innovative one-piece underwear garment, which resulted in a new category of infant apparel which Gerber believes consumers identify with the Onesies trademark. Most recently, Gerber introduced the Swim-per, a swim diaper, and Nap 'N Go, a portable daycare mat.

     LOW-COST SUPPLIER. The Company believes that its reputation for providing high quality products at attractive prices has established it as one of the top infant and toddler's apparel suppliers among value-conscious volume retailers. The Company actively manages the manufacturing and sourcing of its products to optimize efficiencies. Of the products manufactured and sourced offshore, the majority were through manufacturing operations that are owned or dedicated exclusively to the Company's products. The Company believes that such diversification has enabled it to enhance operating efficiencies through production flexibility and expanded capacity without significant capital investment, while at the same time enabling it to control more efficiently the delivery and quality of its products. All of these factors have helped the Company to become a low-cost supplier. See "Business -- Gerber -- Manufacturing and Sourcing." In addition, the Company believes that its centralized purchasing and distribution systems have enhanced its cost competitiveness through reduced distribution costs, minimization of product delays and economies of scale.

     LONG-TERM CUSTOMER RELATIONSHIPS AND EMPHASIS ON CUSTOMER SERVICE. Gerber enjoys well-established, long-term relationships with its customers, many of which have been maintained at multiple levels from sales to senior management. In certain cases, members of Gerber's senior management and sales force have maintained relationships with Gerber's customers for over 30 years. Moreover, the Company believes its broad product offerings, emphasis on customer service and proven reliability provide a competitive advantage as retailers consolidate and seek a smaller number of well-capitalized vendors with a broad base of branded products. Gerber works closely with its principal customers to assist in the management of their inventories and has invested in warehousing and distribution facilities and information systems development, including an EDI system and a VMI program. In addition, Gerber's information systems enable it to provide customized merchandising and space allocation recommendations and other category management services to its retail customers. Gerber currently provides such customized services for Wal-Mart in certain product categories. Gerber has been recognized for its accomplishments by many retailers and in 1997 received the "Supplier Performance Award by Retail Category" from Discount Store News on behalf of discounters, the highest award a company can receive from such retailers (the "Suppliers Performance Award"). As the first place winner for infant and toddler softlines, the Company was selected to receive the Suppliers Performance Award by buyers and merchandise managers from the top 100 volume retailers in the U.S. based on advertising support, distribution flexibility and on-time delivery record. In addition, the Company has received a number of awards from its customers, including the 1995 Vendor/Partner Award and the 3rd Quarter of 1996 Vendor/ Partner Award of Excellence from Wal-Mart, the 1996 Platinum Circle Award from Sears, the 1996 Rainbow Award (Top Volume Clothing) from Baby Superstore (currently the "Babies "R" Us" division of Toys "R" Us) and the 1996 Vendor of the Year Award from Toys "R" Us, which marked the first time Toys "R" Us ever presented such award to a non-toy vendor.

     DEVELOPMENT OF MANAGEMENT AND OPERATING INFORMATION SYSTEMS. Gerber has made significant investments in the development of MIS and plans to make additional capital expenditures to further refine such systems. Gerber believes that it will continue to benefit from these systems through its ability to effectively manage inventory, improve sales and reduce operating costs. The Company currently serves all major domestic volume retailers through its EDI system, which allows customers to send orders to the Company more quickly and efficiently. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     EXPERIENCED MANAGEMENT TEAM WITH A SIGNIFICANT STAKE IN THE COMPANY. The Company's Chairman, President and Chief Executive Officer, Edward Kittredge, has had over 35 years of diverse experience in the textile and apparel industry and the Company's top five senior managers average more than 25 years of experience in the apparel industry. The sales and merchandising team has been strengthened with the recent additions of Robert P. Robertson as Senior Vice President of Sales and Marketing and Mary-beth Boughton as Vice President of Merchandising (focused on mid-tier department stores). After giving effect to the Reorganization and the Offering, management will own approximately 13.0% of the total outstanding capital stock of the Company on a diluted basis (including shares of Class B Common Stock issuable upon the exercise of an outstanding warrant). See "Management."

BUSINESS STRATEGY

     The key elements of the Company's business strategy to remain a low-cost supplier of high quality, branded products to volume retailers include:

     ENHANCE OFFERING OF HIGH QUALITY, INNOVATIVE PRODUCTS. The Company intends to continue to enhance its product offerings through new product initiatives and product extensions. The Company's strategy is to leverage the Gerber, Baby Looney Tunes and Curity brands into additional products, including product segments in which the Company is under-represented. For example, the Company is under-represented in the approximately $1.8 billion playwear market and in the approximately $600 million fleece/outerwear market, in each case based on retail sales. In order to grow its market share in these product lines, Gerber recently enhanced the Baby Looney Tunes playwear offering and introduced a new line of Gerber fleecewear. The Company believes that these categories present significant growth opportunities.

     EXPAND INTO NEW AND STRENGTHEN EXISTING DISTRIBUTION CHANNELS. The Company's plan is to continue to leverage its strong brand names to expand into new distribution channels in the U.S. and abroad. Gerber recently targeted the midtier department store channel with product lines such as Always Baby by Gerber, which are specially designed, packaged and priced for mid-tier department store customers. Gerber's strategy is to emphasize marketing efforts to increase product breadth in existing distribution channels in which it believes some of its product lines are under-represented. In addition, management believes that the Gerber, Baby-Looney Tunes and Curity lines of products have growth opportunities in the food and drug, variety, off-price apparel, catalog, dollar store, wholesale club and mid-tier department store distribution channels.

     FURTHER PENETRATE INTERNATIONAL MARKETS. Gerber currently has an exclusive license to use the Gerber brand name on certain infant and toddler apparel and textile products in the U.S., Canada and the Caribbean and a right of first refusal to use the Gerber name in Central and South America. Gerber branded products are currently being shipped in the U.S. and to Canada and the Caribbean. The Company believes that its offshore manufacturing and sourcing capabilities give it a competitive advantage to further increase its presence in the international markets. Gerber plans to increase the distribution of its Gerber line of products in Canada by offering a broader product mix in such market. The Company's plan is to leverage the Gerber brand name to expand its presence in international markets in which the Gerber brand name is established for baby food, and believes that such markets represent expansion opportunities.

     MAXIMIZE OPERATING EFFICIENCIES. The Company's strategy is to continue to improve operating efficiencies and productivity in order to offer its customers high quality products at competitive prices. The Company's plan is to continue to optimize product sourcing to achieve economies of scale and to eliminate certain duplicative operations in connection with the acquisition of Auburn.

     LEVERAGE EXPERTISE THROUGH SELECTIVE ACQUISITIONS. The Company intends to grow by acquisition and, consistent with such strategy, regularly evaluates acquisition candidates and engages in discussions from time to time regarding potential acquisitions. Future strategic acquisitions may be undertaken to broaden the Company's product lines, increase sourcing diversity and strengthen its presence within various channels of distribution. The Company believes that numerous acquisition candidates exist within the infant and toddler apparel industry. In addition, the Company believes that other acquisition opportunities exist in similar high volume, basic branded apparel businesses where the Company can leverage its core competencies. The Company is neither currently negotiating nor has any current or pending plans, arrangements, understandings or agreements with respect to any acquisitions.

GERBER

     BRANDS

     The Company, through Gerber, offers infant and toddler apparel and related products under the key brands of Gerber, Baby Looney Tunes and Curity and under its Onesies trademark, as well as under private labels. In 1997, approximately 70% of Gerber's products were sold under the Gerber brand name, and approximately 16% of Gerber's products were sold under the Baby Looney Tunes brand name. The Curity brand name and private label sales accounted for approximately 2% and 12% of Gerber's total sales, respectively. Products sold under the Gerber and Curity brand names and private labels are produced in both basic styles and more design oriented styles. Products sold under the Baby Looney Tunes brand name are primarily design oriented. The Onesies trademark was created and developed by Gerber, which resulted in a new category of infant apparel which the Company believes consumers identify with the Onesies trademark.

     GERBER. The Company's primary brand, Gerber, was first introduced in 1928 by GPC, and has been long associated with infant and toddler care products. The Company believes that many consumers today associate the "Gerber baby" as "every baby." Gerber infant and toddler apparel was first introduced in 1963 with a line of cloth diapers, and the Company currently offers products under the Gerber name in all of its nine principal product categories. Gerber products are distributed primarily through volume retailers and mid-tier department stores.

     BABY LOONEY TUNES. Gerber markets higher-end, more fashion oriented products such as playwear and bibs under the Baby Looney Tunes brand name. The Baby Looney Tunes characters include Baby Tweety, Baby Bugs Bunny, Baby Tasmanian Devil, Baby Daffy Duck, Baby Wile E. Coyote, Baby Road Runner and Baby Sylvester on infant and toddler bath products, bedding, sleepwear, underwear, footwear, socks, layettes, and infant and toddler playwear. The adult characters of Bugs Bunny, Wile E. Coyote, Marvin the Martian, Foghorn Leghorn, Porky Pig, Elmer Fudd, Tweety and Sylvester Jr. are also applied to infant and toddler bedding. Baby Looney Tunes products are distributed through volume retailers, mid-tier department stores, and food and drug stores.

     CURITY. The Curity brand was reintroduced by Gerber in 1994 to provide an opening price point to Gerber's portfolio of brands. Products under this brand are targeted towards more value oriented consumers. Curity brand products are currently limited to the categories of underwear, cloth diapers, blanket sleepers and certain other products and are distributed almost exclusively through volume retailers.

     PRIVATE LABEL. Gerber's private label products are generally for large volume retailers and mid-tier department stores and include products in the underwear, cloth diaper and sleep n' play categories.

     PRODUCTS

     Within Gerber's nine product categories, Gerber offers an extensive number of SKUs in order to provide large volume retailers with a full product line. Of its nine product categories, its most well-developed categories are underwear, blanket sleepers and cloth diapers. The Company expects growth in these categories and the remaining six categories in which it is placing an increasing emphasis. Apparel product sizes range from newborn through size 4T which are generally for children up to three years of age. The majority of Gerber's sales are in the newborn and infant size ranges which are typically for children up to two years of age.

     The following table summarizes Gerber's nine principal product categories:

PRODUCT CATEGORY                     PRINCIPAL BRANDS                 RETAIL PRICE RANGE
----------------                     ----------------                 -------------------
Underwear               Gerber, Curity, Baby Looney Tunes, Private           $2-11
                        label
Blanket Sleepers        Gerber, Curity, Baby Looney Tunes, Private           $4-12
                        label
Cloth Diapers           Gerber, Curity, Private label                     $5-10/pack
Sleep 'N Play           Gerber, Curity, Private label                        $5-12
Bed & Bath              Gerber, Baby Looney Tunes                        $3-100 (Bed)
                                                                          $1-8 (Bath)
Playwear                Gerber, Baby Looney Tunes                            $7-15
Bibs                    Gerber, Baby Looney Tunes                            $1-3
Hosiery                 Gerber, Baby Looney Tunes                            $1-2
Gift Sets               Gerber, Baby Looney Tunes                           $10-30

     UNDERWEAR. Gerber's products in the underwear category are led by the Company-owned trademark Onesies (an underpant and T-shirt combination garment for infants) and also include unionsuits, shirts and training pants. Created, designed and developed by Gerber, the Onesies product line has resulted in a new category of infant apparel with the distinguishing feature of a seamless garment body, which Gerber believes makes the product more comfortable for babies. The Gerber brand is Gerber's main brand in this product category. The Company believes it has achieved a leading market position in the underwear category, estimating that Gerber's products constitute over 50% market share of distribution to volume retailers. Gerber currently is the primary supplier of infant underwear to many of its customers, including Gerber, Baby Looney Tunes and Curity products. Management believes that growth in this product category will occur as a result of further gains in market share, in part due to consolidation of suppliers to volume retailers.

     BLANKET SLEEPERS. Blanket sleepers are one-piece, footed garments in which infants sleep during the winter months. Gerber's key brand in this product category is Gerber. The Company believes that Gerber is the market leader in blanket sleepers with over 50% market share of distribution to volume retailers. The

Company believes that growth in this product category will occur as a result of further gains in market share, in part due to consolidation of suppliers.

     CLOTH DIAPERS. The cloth diaper category includes both traditional cloth diapers, used as diapers, lap pads and burp cloths, and other products including vinyl pants and the recently introduced Swim-per, a swim diaper. The Gerber brand of cloth diaper is marketed to both volume retailers and mid-tier department stores. Although cloth diaper sales have decreased over the last several years, management believes that cloth diaper sales have stabilized as consumers increasingly have come to rely on them for a wide range of uses including use as a burp cloth, to clean up spills in the nursery, or to wipe a child's face. The Company expects growth within the cloth diaper category to come with the development of new, innovative products such as the Swim-per.

     SLEEP 'N PLAY. Sleep 'N Play products include both pajamas and one piece outfits called "stretchies." The key brands in this product category include the Gerber brand and private label, which are distributed primarily to volume retailers. The Company's strategy is to achieve growth in this product category through (i) increased offerings of new designs, (ii) increased distribution to mid-tier department stores including products under the Always Baby by Gerber brand, and (iii) the introduction of 100% cotton sleepwear for infants up to 9 months old, products now permitted under amended Federal regulations.

     BED & BATH. Bed products include quilted products (such as comforters and bumpers), crib skirts, sheets, and waterproof products such as mattress and changing table protectors. Bath products include washcloths and towels and products such as Lil' Hoodlums, which are hooded towels in the shape of animals. The Gerber and Baby Looney Tunes brands are the key brands within this product category. Gerber distributes bed and bath products to volume retailers and mid-tier department stores, and believes the mid-tier distribution channel represents a strong area for growth.

     PLAYWEAR. Gerber is placing a greater emphasis on "Playwear", a category whose products include coordinated sets, jumpers, overalls and fleece products. Gerber offers both fall and spring lines of playwear and provides a variety of styles for each season. The Company believes the playwear category is more design oriented than underwear or sleepwear. In 1997, Gerber offered its entire playwear line exclusively under the Baby Looney Tunes brand. In 1998, Gerber intends to continue its playwear line under the Baby Looney Tunes brand and also introduce a basic line under the Gerber brand. Management believes that the playwear market, estimated at $1.8 billion at retail, represents a significant area of potential growth.

     BIBS. Gerber sells bibs under the Gerber and Baby Looney Tunes brands through volume retailers and food and drug stores. Historically, GPC's Baby Care Division was responsible for distribution of bibs, among other products, in the food and drug store distribution channel. As of January 1, 1998, Gerber assumed the marketing function for bibs to this channel and believes it to be an area for growth.

     HOSIERY. Gerber's hosiery products include crew socks, tights, ankle socks, booties, bootie sets and bobby socks. The infant and toddler hosiery market is estimated to be over $500 million at retail, based on dollar volume, and management believes it can grow the category through offering its hosiery in an expanded number of distribution channels. Additionally, Gerber expects to gain further expertise in the hosiery market as a result of its acquisition of Auburn.

     GIFT SETS. Gerber recently introduced a line of gift sets, which includes selected Company products under the Gerber and Baby Looney Tunes brands, as well as other accessories acquired from other manufacturers (i.e. diaper baskets). Gift sets are generally comprised of items relating to common themes such as new baby, nursery products and infant "sports" themes, and are often packaged in decorative baskets and other unique packaging which can serve additional purposes. Gift sets represent the most recent example of Gerber's ability to leverage its strong brand names to develop a presence in new product categories.

     SALES

     Gerber's sales force is comprised of approximately 15 sales representatives and four telemarketers. The Company believes that Gerber's sales force distinguishes itself through its extensive experience in the infant and toddler apparel industry, long tenure and thorough understanding of its retail accounts. Gerber's sales strategy is to have highly qualified personnel handling all product lines for a small number of retail accounts, which it believes efficiently serves existing customers and attracts new ones. Gerber's sales representatives work closely with customers to develop marketing plans, including merchandise space allocation and other merchandising strategies. The four-person telemarketing sales organization is based at Gerber's headquarters in Greenville, South Carolina and handles marketing efforts directed towards smaller stores and in connection with Gerber's sales to diaper services. In addition, the Company believes that Gerber's senior management team has established strong relationships with the senior management of its customers which has resulted in solid customer relationships.

     In fiscal 1997, $4.3 million of Gerber's products, or 2.1% of Gerber's net sales, were sold through GPC's Baby Care Division to food and drug channels in the U.S. and to volume retailers in Canada. Beginning in 1998, Gerber commenced distribution to food and drug channels in the U.S. directly rather than through GPC. Additionally, the Company is working with GPC in Canada to broaden the Company's distribution to Canadian retailers.

     DESIGN AND MERCHANDISING

     The Company believes that Gerber has developed a reputation for consistently delivering high-quality, value-priced products, largely due to its strong merchandising team. Gerber's merchandisers are experienced and have a proven ability to interpret fashion direction and convert design ideas into both basic and fashion-oriented products with a value image. Each product category has its own experienced merchandising group. Merchandisers oversee and manage the entire design and merchandising process for each product line from the initial market research to final delivery of the product. The Company believes that this integrated process has allowed Gerber to become a leading producer of high quality, basic products while also enabling it to market fashion-enriched products at several price points.

     The Company has developed an extensive network of information and design idea sources, which it believes maintains a healthy flow of ideas to its merchandising, design and art teams to help keep products fresh. The key merchandising personnel responsible for line direction routinely travel to several international markets for design and product innovations. After analyzing market trends and obtaining input from key buyers in the field regarding design and fashion movements, the merchandising design and artist teams develop a coherent merchandising strategy that will unify that season's individual line components. Samples are then produced for presentations to select major accounts. This interaction with "barometer accounts" provides the Company with additional input as to final line content and an initial indication of demand which is used to adjust earlier production estimates. The Company's licensors also review each new design and product at various stages of production pursuant to their licensing arrangements. The sales force uses sample lines and supporting story boards to make presentations and complete bookings. Throughout the year, the merchandising, design and art teams create fresh product designs for basic and fashion lines.

     MANUFACTURING AND SOURCING


     MANUFACTURING OPERATIONS. Gerber actively manages the manufacturing and sourcing of its products to optimize efficiencies, and in 1997, manufactured and sourced approximately 60% of its products offshore based on total product cost. The Dominican Republic, Guatemala and Estonia accounted for approximately 42%, 22% and 11% of offshore production, respectively, with other countries including Guatemala, Mexico, Taiwan, Hong Kong, Thailand, Russia, China and South Korea accounting for the balance. None of such the other countries accounted for 10% or more of offshore production. Gerber has seven manufacturing operations, including one in each of South Carolina and Texas, two locations in North Carolina and three "9802" facilities in the Dominican Republic. In "9802" facilities, U.S. components are shipped abroad, assembled, packaged and re-imported with duty charges assessed only on the value added abroad. In addition, the Company utilizes third party manufacturers (both domestically and offshore), and has entered into production agreements with certain contractors in the United States, Estonia, Guatemala and Mexico, the material terms of which are believed by management, based on discussions with suppliers and management's experience, to be consistent with industry standards. These agreements are generally for terms of one year, payment is due within 30 days, the contractors must provide labor and conduct hiring practices consistent with certain U.S. laws, and pricing terms are negotiated on an item by item basis. See "Risk Factors -- Risk of Third Party Manufacturing and Sourcing."

     Through its own and third party manufacturing operations, Gerber is able to control the knitting, cutting, sewing, embroidering and packaging of its products. Over the last several years, Gerber has focused its operations on its manufacturing strengths such as knitting, cutting and sewing, and has discontinued its inefficient manufacturing operations such as spinning yarn and dyeing fabric. The Company believes that the combination of domestic and foreign production helps Gerber maintain competitive pricing by keeping costs low while fulfilling customer demand for fast turnaround on orders.

     The Company believes that Gerber's integrated use of domestic and foreign production provides tangible competitive advantages and cost benefits by securing more predictable timing in the production process which facilitates the achievement of the Company's high standards with respect to product quality, timely deliveries and customer service. The ability to accurately forecast the completion of production allows the Company to offer narrow and dependable delivery windows to retailers. As retail buyers continue to consolidate suppliers, the Company believes that they favor those resources which offer quality products along with reliable and timely deliveries. By increasing the service demands on suppliers, retailers can minimize inventory levels, limit markdowns and utilize their open-to-buy dollars most efficiently.

     RAW MATERIALS SOURCING. Gerber buys yarn from proven, reliable sources with which it has good relationships and generally enters into contracts for terms of up to one year with its yarn suppliers. Management believes, based upon the Company's regular working relationships with its suppliers and management's experience, that the material terms of such contracts are consistent with industry standards. To date, Gerber has not experienced any difficulty in obtaining yarn. See "Risk Factors -- Costs of Raw Materials and Supplier Relationships." The Company intends to look for opportunities to consolidate buying between Gerber and Auburn to ensure efficiencies in purchasing (to the extent permitted under current contractual arrangements).

     QUALITY CONTROL. Gerber maintains quality control processes in a variety of ways. On an internal level, its domestic and offshore production in Gerber-controlled facilities is under the direction of a senior officer and the management of each plant is trained and held responsible for the quality of its own production. Gerber's director of quality control periodically visits each plant to train management personnel and inspect for quality. Representatives of the Company's merchandising and engineering staffs also visit the facilities from time-to-time to inspect for quality. In addition, in the Far East, employees and agents of the Company visit contractors' facilities to ensure compliance with specifications on-line including qualitative tests and an independent testing service is utilized to ensure compliance of garments with U.S. government regulations. On an external level, all of Gerber's licensors have the right to, and may from time to time, perform inspections of facilities utilized by the company. In addition, Gerber's customers perform third-party quality inspections either through unscheduled visits to Gerber facilities or through their own internal inspection of delivered final merchandise. The Company (and its competitors) are also required to provide the U.S. Consumer Products Safety Commission a continuing guarantee that products conform to U.S. flammability standards.

     DISTRIBUTION AND INVENTORY MANAGEMENT. Gerber currently distributes the majority of its products through distribution facilities located in Evergreen, Alabama. Gerber's Bed & Bath products are warehoused at its Pelzer, South Carolina facility and its blanket sleeper products are primarily warehoused and shipped from its Ballinger, Texas facility. In December 1997, Gerber relocated its distribution operations to the Alabama facility, which is approximately 255,000 square feet and is adequate for Gerber's current needs with opportunities for expansion in capacity. The Company anticipates that the relocation will create cost savings during the 1998 fiscal year.

     Under the Company's inventory management program, Gerber offers retailers the ability to reorder certain of its products for immediate shipment. Gerber keeps an inventory of products covered by the program and accepts replenishment orders through its EDI system. See "Business -- Management Information Systems." The Company can typically fill such orders within 72 hours of receipt. While the program requires an increased investment in inventories, the Company believes that its ability to offer this service to its customers is a significant competitive advantage.

AUBURN

     Auburn manufactures, markets and sells branded sport socks for men, women and children under established brand names such as Wilson, Coca-Cola and Converse in the U.S. and internationally and under the Dunlop brand name in Europe. Auburn has operations in the United States and Ireland. Auburn markets to a diversified customer base in the U.S. and Europe, including volume retailers, department stores, wholesale clubs, major sporting good chains and food and drug stores. The strong brand name recognition and a long term reputation for quality facilitate a multi-channel distribution strategy. Auburn competes effectively in these distribution channels by offering its branded products at competitive prices, acting as a low-cost producer with the ability to service customers with quick turnaround, and maintaining strong customer relations. In addition, with its acquisition by Gerber, Auburn has added to these core competencies the ability to access capital for future growth and investment in operations. For the year ended December 31, 1997, Auburn had sales of approximately $69.6 million.

     Auburn competes in the highly fragmented hosiery industry, which has significant branded, control brand and private label components. Competition within the industry is generally based on price, quality, service, brand recognition and style. The Company believes that advances in technology in hosiery manufacturing will result in a smaller number of well-capitalized hosiery manufacturers. The Company believes that Auburn is well positioned to benefit from such consolidation due to its strong brands, established channels of distribution, strong customer service, low cost manufacturing capabilities and access to capital. The Company believes that significant growth opportunities exist through taking market share from private label producers, which comprise a substantial portion of the hosiery industry. In addition, management believes that Auburn's European manufacturing facility allows it to be more responsive to the European market, where management believes significant opportunity for expansion exists.

     BRANDS


     The Company believes, based on discussions with Wilson, that Auburn is the second largest licensee of the Wilson brand name in the U.S. and the third largest in the world, in each case based on royalty income. Sales of Wilson-branded products accounted for approximately 83% of Auburn's business in 1997. The Wilson brand name enjoys strong customer recognition, and a quality reputation with its end consumers. Auburn also produces sports socks under the Coca-Cola and Converse brands domestically and internationally and under the Dunlop brand name in Europe.


     PRODUCTS

     Auburn offers a variety of product features and packaging designed to serve its varied distribution channels. Although Auburn's primary products are white sports socks for men, women and children, which represent a substantial portion of Auburn's net sales, Auburn has tailored its product mix to meet consumer tastes and demands, such as the European demand for darker colors. Auburn's products vary based on sole cushion, length of sock, foot size, color, placement of logo and thread content. Auburn also offers a line of high performance sports socks featuring performance fibers such as Duraspun and Coolmax. The Company believes that Auburn, driven by technologically advanced knitting and sewing machinery, has established itself as a market innovator through design innovations such as the welted-top.

     The European market has shown an interest in sport socks in dark colors, including heather grey, black and navy. The Company believes that the darker colors have increased end usage in Europe, because many customers tend to wear sport socks for dress wear as well as sport uses due to the low price and the high comfort factor of a sport sock. This trend is beginning in the United States and the Company is well positioned to take advantage of it.

     Auburn has developed a strong reputation for packaging flexibility and can deliver packaged products to suit and meet its customers' individual needs. The Company believes that the ability to service its customers' individual packaging and merchandising needs give Auburn a competitive advantage over many of its competitors.

     MANUFACTURING AND SOURCING

     MANUFACTURING OPERATIONS. The hosiery business utilizes a capital intensive manufacturing process through which the sock is knit in the greige, the toe is closed, the sock is bleached or dyed and then packaged for distribution. In the U.S., Auburn conducts knitting and toe closing operations out of its manufacturing facility in Adairville, Kentucky. From time to time, Auburn also employs outside contractors to knit socks on a purchase order basis. The amount of socks knitted by such outside contractors is not material. The Adairville facility houses technologically advanced knitting and sewing equipment. The oldest knitting machines are four years old. Auburn is implementing a computerized monitoring system of this machinery which increases efficiency, usage rates and productivity. Auburn's bleaching, dying, packaging and shipping operations are conducted out of its distribution facility in Auburn, Kentucky. Technological advances and other control mechanisms at both the Adairville and Auburn facilities allow Auburn to maximize productivity. The Company intends to invest in further technological advances as they become available.

     Outside the U.S., Auburn operates a facility in Cahirciveen, County Kerry, Ireland which conducts knitting, sewing, bleaching, packaging and shipping functions using machinery, processes and technology identical to those of the U.S. facilities. The Ireland facility primarily supplies the European market (including Western Europe and Eastern Europe west of Russia) with the same branded American-style sports socks. In addition, the Company has recently installed in the Ireland facility a computerized monitoring system similar to that which Auburn is currently implementing in its Adairville facility. Now fully operational in Ireland, the system has significantly increased efficiency and productivity at that facility. The Company believes that Auburn's ability to offer high quality, branded socks at competitive prices has been recognized by value-conscious Europeans, and that the low levels of similar product offerings at this time offer an opportunity to develop brand recognition in these markets. See "Business -- Auburn -- Distribution and Inventory Management."

     QUALITY CONTROL. Auburn maintains quality control processes in a variety of ways. Internally, quality control inspectors monitor work in progress at each step of the manufacturing process. A record of each operator's performance is recorded and updated regularly. On an external level, all of Auburn's licensors have the right to, and may from time-to-time, perform inspections of Auburn's facilities. Customers also perform third-party quality inspections either through unscheduled visits to the Auburn facility, or through their own internal inspection of delivered final merchandise.

     DISTRIBUTION AND INVENTORY MANAGEMENT. In the U.S., Auburn distributes its products through the volume retailers, mid-tier department stores, wholesale clubs, major sporting good chains and food and drug store distribution channels from its facility in Auburn, Kentucky. In Europe, Auburn distributes its products to volume retailers, mid-tier department stores, supermarkets, wholesale clubs, major sporting goods chains and specialty retailers within the sporting goods category from its facility in Ireland. Both facilities are able to ship orders within 72 hours of their receipt. Management believes that this ability provides a significant competitive advantage over many of Auburn's U.S. competitors who lack fully-integrated European facilities and, therefore, are unable to respond quickly to European customers' individual demands. Management also believes that this ability coupled with Auburn's strong brand names has made Auburn a leading producer.

MANAGEMENT INFORMATION SYSTEMS

     Gerber's MIS system provides, among other things, comprehensive order processing, production, accounting and management information for the marketing, manufacturing, importing and distributing functions of Gerber's business. Gerber has purchased and implemented a software program that enables Gerber to track, among other things, orders, manufacturing schedules, inventory, sales and mark-downs of its products. Gerber's MIS staff, based in Greenville, South Carolina, supports all computer systems and programs used to run Gerber's business. Gerber believes that its programmers play a critical role at Gerber in supporting these systems and in developing programs to maximize product flow through the different manufacturing functions at each facility and correctly staffing each function. Gerber continuously upgrades its MIS system to attempt to optimize inventory management and provide management with more timely information. In addition, Gerber has made expenditures with respect to the millennium problem and expects to be year 2000 compliant by the end of 1998. The Company believes that future expenditures related to year 2000 issues will not be material. In addition, to support Gerber's replenishment program, Gerber maintains and fully utilizes its EDI and VMI capabilities. Gerber has made significant investments in the development of such MIS systems and plans to make additional capital expenditures to improve such systems, including the development of a fully integrated production system.

     Auburn's MIS system provides a full range of functions. Auburn's domestic EDI system is available for all customers and is completely integrated with Auburn's manufacturing, production, order entry, shipping, accounting and packaging functions. The system links all three of Auburn's domestic facilities and can interface with Gerber's financial functions. Management expects that Auburn's domestic EDI system will be year 2000 compliant by the end of 1998. The Company believes that future expenditures related to year 2000 issues impacting Auburn's systems will not be material. The MIS system in the Ireland facility, which includes EDI capability, is a fully-integrated, real-time system and is able to interface with Auburn's New York sales office. The MIS system in the Ireland facility is currently year 2000 compliant.

     Auburn maintains EDI systems in both its domestic and Ireland facilities. In addition, to prepare for the integration of a single European currency by European Union member states, Auburn is implementing the systems necessary to offer its products for sale in both national currencies and the new European currency. The systems provider has committed that such systems will be fully implemented by January 1, 1999. Auburn's systems are expected to include (i) dual bar coding on all products sold in Europe, (ii) dual billing, and (iii) multi-level currency conversion to allow for simplified billing and collection. Management believes that the promulgation of one European currency could materially affect the Company by providing potential new sources of revenue. It can also increase competition in the market. See "Risk Factors -- Risk Associated with Foreign Operations and Import Restrictions."

CUSTOMERS

     Gerber directly services approximately 1,100 retail accounts, with the Company's top 10 customers representing approximately 83% of total 1997 sales. Sales to Wal-Mart, which accounted for a significant percentage of the net sales of infant and toddler apparel in the U.S. in 1997, constituted approximately 44% of Gerber's sales during 1997. Sales to Wal-Mart constituted approximately 48% of Auburn's sales during 1997 (including sales after the Recent Acquisition). No other customer accounted for more than 10% of the Company's 1997 sales on a pro forma basis.

     Gerber enjoys well-established, long-term relationships with its customers, many of which have been maintained at multiple levels from sales to senior management. In certain cases, members of Gerber's senior management and sales force have maintained relationships with Gerber's customers for over 30 years. Approximately 90% of Gerber's customer orders, including all orders from volume retailers, currently come through the EDI system. This allows Gerber's customers to receive the quick order turnaround of approximately 72 hours. Gerber has also implemented a VMI program. Gerber's information systems enable it to provide customized merchandising and space allocation recommendations and other category management services to its retail customers. Gerber currently provides such customized services for Wal-Mart in certain product categories. Gerber has been recognized for its accomplishments by many retailers and in 1997 received the Supplier Performance Award from Discount Store News on behalf of discounters, the highest award a company can receive from such retailers. In addition, the Company has received a number of awards from its customers, including the 1995 Vendor/Partner of the Year Award and the 3rd Quarter of 1996 Vendor/Partner Award of Excellence from Wal-Mart, the 1996 Platinum Award from Sears, the 1996 Rainbow Award (Top Volume Clothing) from Baby Superstore (currently the "Babies "R" Us" division of Toys "R" Us) and the 1996 Vendor of the Year Award from Toys "R" Us, which marked the first time Toys "R" Us ever presented such award to a non-toy vendor.

BACKLOG AND SEASONALITY

     The Company delivers products throughout the year and generally experiences busy cycles during the first and third quarters. The EDI system and VMI programs have significantly reduced the average order period, which effectively reduces backlog. At December 31, 1997, the Company's backlog of orders for its products, all of which were expected to be shipped during fiscal 1998, was approximately $20.2 million, as compared to approximately $18.2 million at December 31, 1996 (including Auburn's backlog in 1996). Backlog as of any given date may not be indicative of backlog at a subsequent date. Therefore, a comparison of backlog from period to period is not necessarily an accurate indicator of eventual shipments.

     In Gerber's segments of the apparel industry, sales are typically higher in the third and fourth quarters. The Company believes that there are three main reasons for this trend in the third quarter: (i) sales of blanket sleepwear occur mostly during this period, (ii) a portion of the Company's underwear business is seasonal in that a product line for the fall season incorporates seasonal designs, prints, colors and fabric weight, and (iii) sales in general rise as retailers prepare for events such as back-to-school season (as consumers visit stores to buy clothing for older children) and retailer-initiated promotions of baby apparel. In the fourth quarter, such trend is primarily due to greater sales of blanket sleepers in the early fourth quarter and increased sales of playwear in the late fourth quarter.

     Auburn's business is generally non-seasonal but experiences somewhat higher sales in the second and third quarters as a result of the seasonal use of the product and back to school sales. Auburn's business is also influenced by promotions instituted by its customers.

COMPETITION

     The infant and toddler apparel market is highly competitive. Both branded and private label manufacturers compete in the infant and toddler apparel markets. Competition generally is based upon product quality, brand name recognition, price, selection, service and convenience. Gerber's primary competitors include Fruit of the Loom, Hanes, Carter's, licensed products and firms using character licenses from Disney and others. Gerber also competes with certain retailers, including several which are customers of the Company, which have significant private label products offerings. Certain of Gerber's competitors have greater financial resources than the Company. Gerber's ability to compete depends, in substantial part, on the continued high regard for the Gerber brand name and the ability of Gerber to continue to offer high-quality garments at competitive prices.

     The hosiery industry is highly fragmented and has significant branded, control brand and private label components. Competition is generally in terms of price, quality, service, brand recognition and style. Auburn's primary competitors include Hanes, which has the largest share of the market, Renfro, Neuville and Russell. Auburn also competes with certain retailers, including several which are customers of the Company, which have significant private label products offerings. In addition, Auburn competes with private label manufacturers, including small, local manufacturers and large, public companies that have greater financial resources than the Company and larger customer bases.

LICENSING AND TRADEMARKS

     GERBER LICENSE. GPC has granted Gerber a ten year license that expires in January 2006 (with two five year renewal periods) to use the Gerber brand name in the United States, Canada and the Caribbean. The five-year renewal periods are each subject to Gerber's meeting certain minimum target sales amounts, which amounts management believes to be consistent with industry standards. Royalties are not payable under the license until 2002. However, the Company accrues for the projected average royalties to be paid pursuant to the license arrangement. Management believes that the amount of such royalties is consistent with industry standards, in which royalties typically range from 2-14% of sales and are determined by factors such as the trademark licensed, the relationship between the licensee and licensor, and the extent and nature of the advertising supporting the brand. The Company's knowledge of industry standards with respect to royalties is based on management's knowledge of royalty rates offered by other manufacturers and experience with other apparel companies and selected public disclosures. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources."

     The license permits use of the Gerber name for infant and toddler shoes, underwear, sleepwear (including blanket sleepers, pajamas and sleep 'n play), playwear, bed and bath products typically used in a nursery to decorate or coordinate the nursery or bedding or to bathe a child, reusable cloth diapers and diapering apparel products, bibs, hosiery, swimwear and gift sets and layettes incorporating the above articles, in each case, targeted to infants and toddlers of certain specific sizes. In the event that the licensor desires to license the Gerber name for the sale of licensed articles in any other country in Central or South America, Gerber has the right of first refusal to obtain such license on the same terms and conditions as the existing license. The licensor has granted a third party the right to use the Gerber name for products which fall into the same general product category as one or more of the licensed articles and which may be similar to but not the same as one or more of the licensed articles in terms of use, function or otherwise. Gerber is allowed to use the Gerber name in its corporate or business name during the term of the license. Under the terms of the license, Gerber is required to maintain certain levels of insurance.

     Products which utilize the Gerber name may not deviate from the quality, design, material, construction, details, fabric, weight, workmanship and finish of the licensed articles approved by the licensor. Any new or altered products or advertising which use the Gerber name must be submitted to the licensor prior to their use. The licensor can disapprove any proposed product or advertising which, in its sole view, would impair the value or goodwill associated with the Gerber name. The licensor can terminate the license if Gerber materially breaches the license agreement, fails to maintain required levels of insurance or sells products which were not approved by the licensor, or if certain bankruptcy events occur. The Company believes that it is currently in compliance with all provisions of the Gerber license in all material respects and has no reason to believe that any events are likely to occur that would result in the early termination of such license. In the event that either party seeks termination of the license at any time prior to January 22, 2016, such party must give 2-years' notice to the non-terminating party. In the event such notice is delivered by GPC, the royalty rate will be decreased by approximately 2% for the remainder of the term, and in the event that Gerber delivers notice to terminate the license, the royalty rate will be increased by approximately 2% for the remainder of such term. The Company may not sell, manufacture or distribute any item for use in association with licensed articles that compete in any area with any item, sold or manufactured by the licensor.

     BABY LOONEY TUNES LICENSE. Gerber currently holds a license to use the Baby Looney Tunes name from Warner Brothers. The license was renewed on March 12, 1998 and extends until December 31, 2000. Management believes the negotiated royalty terms are consistent with industry standards. The license permits Gerber to use the characters Baby Tweety, Baby Bugs Bunny, Baby Tasmanian Devil, Baby Daffy Duck, Baby Wile E. Coyote, Baby Road Runner and Baby Sylvester on infant bath products, bedding, sleepwear, underwear, footwear, socks, layettes, and infant and toddler playwear. The license also permits Gerber to use the adult characters Bugs Bunny, Wile E. Coyote, Marvin the Martian, Foghorn Leghorn, Porky Pig, Elmer Fudd, Tweety and Sylvester Jr. for toddler bedding. The license is limited to the U.S. and its territories and possessions. The licensor is permitted to grant rights in the characters to (i) other parties for products other than those covered by the license; (ii) other parties for products covered by the license for sale through catalogues produced by or on behalf of the licensor, for sale or distribution in any movie theaters, retail stores operated by the licensor, or in any theme park operated by the licensor; and (iii) Six Flags Corporation for sale of similar products as Gerber's in its theme parks. Use of the characters is subject to review and approval by the licensor. The license may be terminated by the licensor (i) upon a material default under the license by Gerber; (ii) if Gerber fails to maintain certain insurance; (iii) if any government body finds that Gerber's products are harmful or defective in any way, manner or form, or are being sold or made in violation of the law; (iv) if Gerber fails to make and sell at least 25 different products; (v) if Gerber manufactures, sells or distributes licensed products without approval by the licensor; or (vi) if Gerber sells licensed products outside the U.S. and its possessions.

     CURITY LICENSE. The Kendall Company granted Gerber an exclusive, royalty-free license to use the Curity brand name until July 2006 with automatic renewals for additional ten year terms. The license permits use of the Curity name for cloth diapers and diaper liners, underwear, hosiery, sleepwear (including blanket sleepers and sleep 'n play sets), linens, bedding and certain other products (such as infant car seat covers), in each case to be worn by or used for infants and toddlers. The license permits such products to be sold in the U.S. and in more than 40 countries worldwide (and in more than 70 additional countries if the licensor verifies that the licensed trademarks may be licensable for the licensed products therein). The licensor must approve any product and all advertising which utilizes the Curity name. All products using the Curity name must be made pursuant to quality standards approved by the licensor. The licensor can cancel the license if during any five year period only token sales of products using the Curity name are made. The licensor can terminate the agreement upon an uncured breach of the license or upon the occurrence of certain bankruptcy events involving Gerber. In January 1996, Gerber returned to the licensor the worldwide rights to use the Curity name in outerwear and playwear and agreed that the licensor could retain the rights to the Curity trademark in hosiery, linens, bedding and certain other products if Gerber failed to "use in commerce" the Curity name on any licensed products for a period of six consecutive months.

     WILSON LICENSE. Since 1982, Auburn has held an exclusive license to use the Wilson brand name for its sport socks in the fifty United States. Since 1988, this license has allowed Auburn to use the Wilson name in Europe, as well. During this long term relationship, the Company believes that Auburn has become the second biggest Wilson licensee in the U.S. and the third biggest worldwide. The current license expires on December 31, 2002 and is renewable for a five year term if Auburn meets certain sales targets for years 1998 through 2001. In 1997, Auburn's sales greatly exceeded the targets set for each of the four years comprising such period.

     Under the current arrangement, Auburn and Gerber are not permitted to consolidate their top management team, sales force, distributors, customer service and manufacturing and are not permitted to commingle product lines. Auburn is not permitted to sell or distribute products which compete with Wilson's products, and Wilson can terminate its license if Auburn's operation under the Wilson license is not wholly separate and distinct from the operations of any affiliated entity which makes or distributes socks or other sporting goods under a sports brand name, subject to certain exceptions. Wilson's distributors in a particular country in Europe may sell Wilson sport socks manufactured by parties other than Auburn if Auburn has not sold socks in such country in the prior year. Auburn is required to maintain a certain percentage of its sales in the sporting goods store trade channel. Wilson must approve Auburn's use of the Wilson logo on particular products prior to the sale of such products. Royalty payments to Wilson are calculated as a percentage of net sales value and minimum royalties are set for each year. Management believes the royalties payable under the Wilson license are consistent with industry standards. Wilson has the option to terminate the license if: (i) Auburn fails to meet its annual minimum sales goal (calculated both by volume and geographic area) in any given year or three-year period; (ii) a material change occurs in the overall management or ownership of Auburn, or the employment by Auburn of Kevin K. Angliss or Donald J. Murphy terminates; (iii) Auburn defaults on its obligations under the license; or (iv) Auburn is insolvent. Wilson consented to the sale of Auburn to the Company. In the event of its termination due to Auburn's failure to meet its annual minimum sales goals (for which notice from Wilson must be received within 60 days of receipt of financial statements evidencing such failure), Auburn would be required to pay to Wilson Guaranteed Royalties (as defined in the license agreement) which range from $1.4 million to $1.9 million, depending on the year of termination. This sum would be payable over a period of nine months following such termination.

     CONVERSE LICENSE. Converse granted Auburn an exclusive license to use the Converse brand name for its men's, women's and youth's hosiery in the U.S., its possessions or territories, and in Europe until December 31, 2001. Converse and Auburn also agreed to enter into good faith discussions with respect to a new three-year contract beginning in 2002. Converse may remove Europe from the coverage of the license if Auburn does not achieve certain net sales minimum amounts in Europe during any contract year. The licensor must approve Auburn's use of the licensed trademarks on products or advertising material prior to use or sale. Royalty payments to the licensor are calculated as a percentage of net sales and minimum royalties are set for each year. The license may be terminated by Converse in the event that Kevin Angliss and/or Tim Graham are not, at all times, the principal managers of the Converse-brand product line at Auburn. Converse can also terminate the license in the event of one or more of the following: (i) liquidation or discontinuance of the active operation of the enterprise of Auburn; (ii) default by Auburn on payments under the Converse license;

(iii) failure by Auburn to make timely periodic or minimum royalty payments;
(iv) failure by Auburn to submit a marketing plan in accordance with the Converse license; and (v) default in the performance of any other obligation continuing for more than 30 days. Converse consented to the sale of Auburn to the Company. Management believes that the royalties payable under the Converse license are consistent with industry standards.

     COCA-COLA LICENSE. Coca-Cola granted Auburn exclusive licenses to use the Coca-Cola brand name for its sport and casual socks in the U.S. and its possessions and Europe for a three year term until December 31, 1998. Auburn has the option to extend the term of the license for three years commencing January 1, 1999. The licensor may revoke Auburn's right in any country and declare the license to be nonexclusive if Auburn fails to maintain a bona fide commercial sales presence in any country within the territory for the licensed articles. In addition, Coca-Cola is permitted to continue standard soft-drink promotional activities in the territory covered by the license, which may include the sale of goods identical to or similar to licensed articles, and the licensor's retail stores may purchase goods from any source regardless of whether they are identical or similar to Auburn's products. Auburn is not permitted to deal in any merchandise which is identical or similar to any licensed article and which bears the trademarks of any non-alcoholic beverage product produced by any of Coca-Cola's competitors. Royalty payments to Coca-Cola are calculated as a percentage of net sales and minimum royalties are set for each year. Management believes that the royalties payable under the Coca-Cola license are consistent with industry standards. Coca-Cola may terminate the license at any time: (i) if Auburn fails for a consecutive period in excess of six months to continue the bona fide distribution and sale of the licensed articles; (ii) Auburn fails to adequately advertise, promote or merchandise the licensed articles at a level consistent with accepted standards in Auburn's industry; (iii) if Auburn fails to make any payments due under the license agreement for more than 30 days; (iv) if Auburn is unable to pay its obligations when due or is adjudicated bankrupt or insolvent; (v) if Auburn intentionally understates any royalty report; or
(vi) if the quality of the licensed articles becomes materially lower on a consistent basis than those submitted for approval. Coca-Cola consented to the sale of Auburn to the Company.

     DUNLOP LICENSE. Dunlop granted Auburn a license to use the Dunlop brand name for its sport and casual socks in Europe (including Eastern Europe west of Russia) for a five year term until December 31, 2001. If the royalty amount in the year 2000 is in excess of the minimum guaranteed royalty for the year 2000, the license automatically will be renewed for five years commencing January 1, 2002 and ending December 31, 2006. The licensor must approve Auburn's use of the licensed trademarks on products or advertising material prior to use or sale. Royalty payments to the licensor are calculated as a percentage of net sales and minimum royalties are set for each year. Management believes that the royalties payable under the Dunlop license are consistent with industry standards. Dunlop or Auburn may terminate this license if either commits a breach of this license or if either is unable to pay its debts or enters into voluntary or compulsory liquidation. Dunlop may terminate this license: (i) if any moneys payable by Auburn remain unpaid for more than 45 days; (ii) if the ultimate equity share voting control in Auburn changes; or (iii) if Auburn exercises its rights to seek a declaration or other order from a court that, by reason of acts or omissions, the registration of Dunlop registered trademarks is invalid. Dunlop consented to the sale of Auburn to the Company.

     OTHER. Gerber is the owner of the Onesies trademark in the United States. Gerber also licenses certain patent rights related to its cloth diaper products from a third party. The Company regards the licenses of trademarks and its other proprietary rights in and to the trademarks as valuable assets in the marketing of its products and, on a worldwide basis, seeks to protect them against infringement.

EMPLOYEES

     As of December 31, 1997, the Company had approximately 3,300 employees, including approximately 2,000 in the United States and approximately 1,300 in foreign countries. None of the Company's employees are members of unions or are otherwise party to a collective bargaining agreement. Certain of the Company's employees in Ireland are subject to the national wage agreement in Ireland. The Company considers its relations with its employees to be good.

PROPERTIES

     The following table sets forth the principal real property owned or leased by the Company and used as production, distribution, warehouse, manufacturing or other facilities as of December 31, 1997:

                                                             OWNED
                                                               OR      APPROXIMATE FLOOR
                                          USE                LEASED     SPACE (SQ. FT.)
          LOCATION                        ---                ------    -----------------
  Ballinger, TX.............  Manufacturing                  Owned           85,000
  Ballinger, TX.............  Warehouse, Distribution        Leased          70,000
  Evergreen, AL.............  Warehouse, Distribution        Leased         255,000
  Dominican Republic (3
     facilities)............  Production                     Leased          90,000
  Lumberton, NC (2
     facilities)............  Manufacturing                  Owned          183,000
  Pelzer, SC (2
     facilities)............  Manufacturing, Distribution    Owned          804,000
  Adairville, KY............  Manufacturing                  Owned           72,000
  Auburn, KY................  Manufacturing, Distribution    Owned          160,000
                              and Administration
  Cahirciveen, Ireland (2
     facilities)............  Manufacturing, Distribution    Leased          62,000
                              and Administration

     In addition to the facilities described above, the Company leases 48,000 square feet for its headquarters in Greenville, South Carolina and approximately 16,000 square feet for its executive offices and showroom in New York, New York. From time-to-time, the Company also uses storage space in a warehouse in Franklin, Kentucky. The Company holds a purchase option for the Evergreen, Alabama warehouse which is exercisable at any time during its 15 year term at a price of two dollars.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

     The Company's manufacturing facilities and operations are subject to certain federal, state, local and foreign laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, air emissions, the management and disposal of solid and hazardous wastes, and the remediation of contamination associated with the release of hazardous substances. Prior to the Recent Acquisition, Auburn was cited for discharging contaminants (dyes and solids) into the sewer system from its facility in Auburn, Kentucky in excess of the amounts allowed under its permits. The condition underlying such violations was fully remediated at an immaterial cost. Gerber and, other than the above, Auburn have never been cited, fined or otherwise held liable for violations of environmental statutes or regulations. In addition, the Company is not aware of any noncompliance with such laws and regulations. The Company has incurred, and will continue to incur, capital expenditures and operating expenses to comply with such requirements. However, the Company does not currently anticipate any material capital expenditures for environmental control facilities for the current or succeeding fiscal year. Nonetheless, there can be no assurance that such laws will not become more stringent or be interpreted and applied more stringently. Such future changes or interpretations or the identification of adverse environmental conditions previously unknown to the Company could result in additional compliance costs or in remediation costs to the Company.

     The Company's older facilities contain asbestos materials and lead-based paint in inactive areas utilized for the storage of records, machine parts and obsolete supplies, where the potential for worker exposure to such materials is minimal. If the Company were to elect to utilize such areas as active manufacturing or distribution facilities such that the potential for worker exposure would be increased, as a matter of policy the Company would undertake to remediate or encapsulate such materials. The cost of removing or encapsulating such materials from the Company's Pelzer, South Carolina facilities would be a material expenditure.

     In connection with both the Original Acquisition and the Acquisition, the Company obtained from the former owners of the businesses, indemnification for certain potential environmental liabilities. Most of the indemnities are subject to limitations, including an indemnification period ending December 17, 1998 and a

$1.0 million limit. To date, the Company has not made any claim under these indemnities, and there is no assurance that the former owners will have the ability to fulfill their indemnification obligations if called upon to do so by the Company. See "Risk Factors -- Cost of Environmental Compliance."

LEGAL PROCEEDINGS

     The Company is involved from time to time in various routine legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of its business. The Company has been active in pursuing actions against counterfeiters and diverters of its products. In the opinion of the Company's management, the resolution of such matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Executive officers, directors and key employees of the Company and their ages as of February 24, 1998 are as follows:

                NAME                  AGE                           POSITION
                ----                  ---                           --------
Edward Kittredge....................  60     Chairman of the Board, President, Chief Executive
                                             Officer
Richard L. Solar....................  58     Senior Vice President and Director
David E. Uren.......................  54     Vice President of Finance, Secretary and Treasurer
Lee M. Schaeffer....................  51     Senior Vice President of Operations of Gerber
Robert P. Robertson.................  51     Senior Vice President of Sales and Marketing of Gerber
Raymond R. McManus..................  54     Vice President of Human Resources of Gerber
Kevin K. Angliss....................  46     President of Auburn
Donald J. Murphy....................  58     Senior Vice President of International Sales and
                                             Marketing of Auburn
W. Timothy Graham...................  45     Vice President of Sales of Auburn
Richard M. Cashin, Jr...............  45     Director
Joseph Medalie......................  75     Director
John D. Weber.......................  34     Director
Lawrence R. Glenn...................  59     Director

EXECUTIVE OFFICERS AND DIRECTORS

     EDWARD KITTREDGE led a group of investors in the purchase of Gerber Childrenswear, Inc. from GPC in January 1996 and has served as Chairman of the Board, President and Chief Executive Officer of the Company since that time. Mr. Kittredge served as Chairman and Chief Executive Officer of Denton Mills, manufacturer of Dr. Denton children's pajamas, from 1984 to 1990. From 1980 to 1984, he was President of Royal Manufacturing Company, a privately owned men's underwear and active sportswear company. Prior to that, he served in a variety of senior sales and marketing management positions at Union Underwear Company (Fruit of the Loom), including national director of all Branded and Private Label Sales and as head of its BVD Division.

     RICHARD L. SOLAR has been Senior Vice President of the Company and a director since January 1996. Prior to joining the Company, Mr. Solar held various positions at Bankers Trust Company, including managing director positions. From 1971 to 1975, Mr. Solar also served as Treasurer of Val D'Or Industries Inc., a publicly held apparel company, and Diamondhead Corporation, a publicly held real estate development company. He is also a director of Concord Fabrics, Inc.

     DAVID E. UREN has been Vice President of Finance of the Company or its predecessor since 1987. He has been Secretary and Treasurer of the same since 1990. Prior to joining the Company, he was Chief Financial Officer of Borg Textile Corporation and held various senior financial positions at Buster Brown Apparel, Inc. between 1972 and 1987. Mr. Uren also served at Ernst & Young from 1967 to 1971, including as a certified public accountant from 1969 to 1971.

     LEE M. SCHAEFFER has been Senior Vice President of Operations of Gerber or its predecessor since September 1997 and was Vice President of Operations from 1993 to 1997. He joined the Company in 1990 as Vice President of Marketing Services. Prior to joining the Company, he held various management positions with Milliken and Co., and Williamson-Dickie Manufacturing Co.

     ROBERT P. ROBERTSON has been Senior Vice President of Sales and Marketing of Gerber since August 1997. Prior to joining the Company, he held various senior management positions with Sara Lee Knit Products (Hanes and Hanes Her
Way), Stedman Corporation and Pannill Knitting Company, Inc.

     RAYMOND R. MCMANUS has been Vice President of Human Resources of Gerber or its predecessor since April 1995. Prior to joining the Company in 1986, Mr. McManus held various management positions at Boston Whalers, Inc., Acushnet Company, and Converse.

     RICHARD M. CASHIN, JR. has been a director since January 1996. Mr. Cashin has been president of CVC since 1994. Prior to being appointed president, Mr. Cashin served as a Managing Director of CVC for more than four years. Mr. Cashin is also a director of Levitz Furniture Inc., Delco Remy International, Inc., LifeStyle Furnishings International Ltd., Fairchild Semiconductor Corporation, FFC Holdings, Inc., Cable Systems International, Euramax International, Plc., Titan Wheel International, Inc., Hoover Group Inc., Thermal Engineering, JAC Holding Corporation, GVC Holdings, Ballantrae Corporation and Delta Commodities, Inc.

     JOSEPH MEDALIE has been a director since February 1997. Mr. Medalie is a director of the Convention Center Corporation, a retired director and vice chairman of Fruit of the Loom and a retired director of Transfinancial Bank and Commonwealth Health Corporation.

     JOHN D. WEBER has been a director since January 1996. Mr. Weber has been a Vice President at CVC since 1994. Previously, Mr. Weber worked at Putnam Investments from 1992 through 1994. Mr. Weber is a director of Advanced Cast Products, Inc., Anvil Knitwear, Inc., Electrocal Designs, Inc., FFC Holding, Inc., Graphic Design Technologies, Marine Optical, Inc., Neenah Foundry Company, Plainwell Paper Company, Sleepmaster, LLC, and Smith Alarm.

     LAWRENCE R. GLENN has been a director since January 1996. Mr. Glenn was a Senior Corporate Officer of Citicorp from 1963 until 1995. Currently Mr. Glenn is the Chairman of J.W. Goddard & Co., a private investment bank.

KEY EMPLOYEES

     KEVIN K. ANGLISS has been President of Auburn since 1997 and the officer responsible for the day-to-day operations of Auburn (while employed by J.P. Manning, Inc., an affiliate of Auburn) since 1986. Prior to joining Auburn in 1983, he held a senior sales management position at Champion Products and was employed in various positions by J.C. Penney in the buying/merchandising departments.

     DONALD J. MURPHY has been Senior Vice President of International Sales and Marketing at Auburn since 1997. From 1995 to 1997, Mr. Murphy held such position at J.P. Manning, Inc., an affiliate of Auburn. Prior to joining Auburn in 1990, he held several merchandising positions with J.C. Penney and a senior sales position at Pannill Knitting Company.

     W. TIMOTHY GRAHAM has been Vice President of Sales of Auburn since 1997. From 1986 to 1997, Mr. Graham held such position at J.P. Manning, Inc., an affiliate of Auburn. Prior to joining Auburn in 1983, he held a senior sales position at The Bibb Company and Judy Bond, Inc.

BOARD COMMITTEES

     AUDIT COMMITTEE. In 1996, the Board established an audit committee, whose members are directors who may also be employees of the Company. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Messrs. Weber, Glenn and Solar currently serve on the audit committee.

     COMPENSATION COMMITTEE. In 1996, the Board established a compensation committee, whose members are directors who may also be employees of the Company. The compensation committee approves the salaries and other benefits of the executive officers of the Company and administers certain compensation plans of the Company. In addition, the compensation committee consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. Messrs. Kittredge, Cashin and Medalie currently serve on the compensation committee.

BOARD OF DIRECTORS

     There are currently six members of the Board. Directors are elected at the annual meeting of stockholders. The Company expects to name two additional outside directors in the next year. The Company's Amended and Restated Certificate of Incorporation provides for cumulative voting in the election of directors. See "Description of Capital Stock -- Certain Provisions of the Company's Amended and Restated Certificate of Incorporation."

DIRECTOR COMPENSATION

     Messrs. Medalie and Glenn are the only members of the Board who receive compensation for their services as directors. Both Messrs. Medalie and Glenn are entitled to receive $2,500 for each Board meeting attended and reimbursement for their reasonable out-of-pocket expenses incurred in connection with Board meetings.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following summarizes the principal components of compensation of the Company's Chairman and Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer as of December 31, 1997 for services rendered in all capacities to the Company during fiscal 1997.

                                                                                   LONG-TERM
                                               ANNUAL COMPENSATION                COMPENSATION
                                    -----------------------------------------   ----------------    ALL OTHER
                                                               OTHER ANNUAL     RESTRICTED STOCK   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)      AWARDS ($)         ($)(A)
---------------------------  ----   ----------   ---------   ----------------   ----------------   ------------
Edward Kittredge, Chairman,
  President and CEO........  1997    225,000      776,100         14,405(b)            0            6,379,468
Richard L. Solar, Senior
  Vice President...........  1997    150,000      455,286          4,750(c)            0            2,392,301
David E. Uren, Vice
  President of Finance,
  Secretary and
  Treasurer................  1997    150,450      158,614         10,750(c)            0                    0
Lee M. Schaeffer, Senior
  Vice President,
  Operations...............  1997    136,335       75,000          2,850(c)            0               73,048
Robert P. Robertson, Senior
  Vice President, Sales and
  Marketing................  1997     65,048       25,000              0               0              292,191

---------------

(a) Reflects stock compensation. See "Certain Relationships and Related Transactions -- Transactions with Management and Directors."

(b) Company-paid 401(k) matching contributions ($4,750) and Company-paid premiums on a private life insurance contract ($9,655).

(c) Other annual compensation reflects Company-paid 401(k) matching contributions and, in the case of Mr. Uren, a car allowance.

EMPLOYMENT AGREEMENTS

     In connection with the Original Acquisition, the Company, GCIH and CVC entered into employment agreements with each of Edward Kittredge, Richard Solar and David E. Uren (collectively, the "Executive Agreements") pursuant to which the Company employs Messrs. Kittredge, Solar and Uren as Chairman/ President/Chief Executive Officer, Senior Vice President, and Vice President of Finance, respectively, through January 22, 2001. See "Management -- Executive Officers and Directors" and "Certain Relationships and Related
Transactions -- Transactions with Management and Directors." Mr. Uren is also party to a severance agreement dated as of March 18, 1995 between Mr. Uren, GPC and the Company (the "Uren Severance Agreement").

     The Executive Agreements currently provide Messrs. Kittredge, Solar and Uren with annual base salaries of $225,000, $150,000, and $150,450, respectively, plus annual incentive bonuses based upon the achievement of pre-determined objectives tied to the performance of the Company, including criteria related to growth and profitability. In the event that the Company terminates the employment of either of Messrs. Kittredge or Solar for cause, such executive shall not be entitled to any further compensation. In the event of either of Messrs. Kittredge or Solar's death, disability, or termination without cause, he shall be entitled to receive his base salary for eighteen months thereafter (the "Severance Payments"), and a pro rata portion of his bonus for the number of days employed during the termination year, and shall be restricted from competing with the Company or soliciting any of its employees for the eighteen-month period during which the Severance Payments are received.

     In the event that the Company terminates the employment of Mr. Uren without cause on or prior to January 22, 1999, the Uren Severance Agreement provides that Mr. Uren shall receive his base salary and benefits for eighteen months, and professional out placement assistance, in addition to a pro rata portion of his bonus for the number of days employed during the termination year to which Mr. Uren shall be entitled regardless of the reason for his termination. In the event that the Company terminates the employment of Mr. Uren after January 22, 1999, Mr. Uren's Executive Agreement contains the same terms and conditions as those of Messrs. Kittredge and Solar. Upon termination of any of the executives, the Executive Agreements also provide that the capital stock of GCIH is subject to repurchase by the Company and CVC. See also "Certain Relationships and Related Transactions -- Transactions with Management and Directors."

LONG-TERM INCENTIVE PLAN

     In connection with the Offering, the Company has adopted the Long-Term Equity Incentive Plan (the "Incentive Plan"), designed to provide incentives to present and future executive, managerial, marketing, technical and other key employees, and consultants and advisors of the Company and its subsidiaries ("Participants") as may be selected in the sole discretion of the Company's Board of Directors. The Incentive Plan provides for the granting to Participants of the following types of incentive awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance units, performance grants and other types of awards that the Compensation Committee of the Board (the "Committee") deems to be consistent with the purposes of the Incentive Plan. An aggregate of 750,000 shares of Common Stock have been reserved for issuance under the Incentive Plan. However, no more than 25,000 of such shares may be issued to any single participant in the plan in any calendar year. The Incentive Plan affords the Company latitude in tailoring incentive compensation for the retention of key personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices.

     The Committee will have exclusive discretion to select the Participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Incentive Plan. The Incentive Plan is scheduled to terminate ten years from the date that the Incentive Plan was initially approved and adopted by the stockholders of the Company, unless extended for up to an additional five years by action of the Board of Directors. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Committee, rights to these forms of contingent compensation are forfeited if a recipient's employment or performance of services terminates within a specified period following the award. Generally, a Participant's rights and interest under the Incentive Plan will not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

     Options, which include nonqualified stock options and incentive stock options, are rights to purchase a specified number of shares of Common Stock at a price fixed by the Committee. The option price may be less than, equal to or greater than the fair market value of the underlying shares of Common Stock, but in no event shall the exercise price of an incentive stock option be less than the fair market value on the date of grant. Options generally will expire not later than ten years after the date on which they are granted. Options will become exercisable at such times and in such installments as the Committee shall determine. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash or Common Stock of the Company) as the Committee may determine.

     An SAR may be granted alone, or in connection with the grant of an option, either at the time of grant of the related option or by amendment thereafter to an outstanding option. SARs granted in connection with options shall be exercisable only when, to the extent and on the condition that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

     Upon the exercise of an SAR, the Participant shall be entitled to a distribution in an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of shares of Common Stock as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash, in shares of Common Stock having a fair market value equal to such amount, in other securities having a fair market value equal to such amount or in a combination thereof.

     A restricted stock award is an award of a given number of shares of Common Stock which are subject to a restriction against transfer and to a risk of forfeiture during a period set by the Committee. During the restriction period, the Participant generally has the right to vote and receive dividends on the shares. Dividends received while under restriction are treated as compensation.

     Performance awards are those whose final value, if any, is determined by the degree to which specified performance objectives have been achieved during an award period set by the Committee, subject to such adjustments as the Committee may approve based on relevant factors. Performance objectives are based on measures of Company, unit or Participant performance, or any combination of these and other factors, as the Committee may determine. The Committee may make such adjustments in the computation of any performance measure as it deems appropriate. The Committee shall determine the portion of each performance award that is earned by a participant on the basis of the Company's performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in shares of Common Stock, cash, other securities of the Company, or any combination thereof, as the Committee may determine.

     Upon the liquidation or dissolution of the Company, all outstanding awards under the Incentive Plan shall terminate immediately prior to the consummation of such liquidation or dissolution, unless otherwise provided by the Committee. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares or other property reserved for issuance under the Incentive Plan, in the number and kind of shares or other property covered by grants previously made under the Incentive Plan, and in the exercise price of outstanding options and SARs. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing entity or in which a change in control is to occur, all of the Company's obligations regarding options, SARs performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing entity or canceled in exchange for property (including cash).

PENSION PLAN

     The following table represents monthly amounts estimated to be paid to employees eligible for the Company's pension plan based upon years of service as set forth below.

                               PENSION PLAN TABLE

               REMUNERATION                                     YEARS OF SERVICE
               ------------                 ---------------------------------------------------------
                                               15          20          25          30          35
                                            ---------   ---------   ---------   ---------   ---------
$125,000..................................  $2,096.70   $2,795.60   $3,494.50   $4,193.40   $4,892.30
 150,000..................................   2,565.45    3,420.60    4,275.75    5,130.90    5,986.05
 175,000..................................   3,034.20    4,045.60    5,057.00    6,068.40    7,079.80
 200,000..................................   3,502.95    4,670.60    5,838.25    7,005.90    8,173.55
 225,000..................................   3,502.95    4,670.60    5,838.25    7,005.90    8,173.55
 250,000..................................   3,502.95    4,670.60    5,838.25    7,005.90    8,173.55
 300,000..................................   3,502.95    4,670.60    5,838.25    7,005.90    8,173.55
 400,000..................................   3,502.95    4,670.60    5,838.25    7,005.90    8,173.55
 450,000..................................   3,502.95    4,670.60    5,838.25    7,005.90    8,173.55
 500,000..................................   3,502.95    4,670.60    5,838.25    7,005.90    8,173.55

                      ESTIMATED CREDITED YEARS OF SERVICE
                          FOR NAMED EXECUTIVE OFFICERS

                                                              YEARS OF CREDITED SERVICE
                            NAME                              (YEARS OF PARTICIPATION)
                            ----                              -------------------------
Edward Kittredge............................................       2 years (2 years)
Richard L. Solar............................................       2 years (2 years)
David E. Uren...............................................     11 years (11 years)
Lee M. Schaeffer............................................       7 years (7 years)
Robert P. Robertson.........................................        0 years (0 year)

     The Retirement Plan for Salaried Employees of Gerber Childrenswear, Inc. (the "Retirement Plan") is a defined benefit pension plan qualified pursuant to
Section 401(a) of the Internal Revenue Code. The Retirement Plan is administered by the Company Benefits Plans Committee (the "Committee"), the members of which are appointed by the Board of Directors of the Company. All determinations of the Committee are made in accordance with the provisions of the Retirement Plan in a uniform and nondiscriminatory manner. The Retirement Plan covers substantially all salaried employees of the Company. Benefits under the Retirement Plan are administered through a trust arrangement providing benefits in the form of monthly payments.

     Generally, a participant in the Retirement Plan is eligible to receive benefits upon such participant's Normal Retirement Age, which is the later of the Social Security retirement age or the fifth anniversary of the date the participant commenced participation in the Retirement Plan. A participant may elect an early retirement benefit when such participant reaches Early Retirement Age, which is the later of ten years prior to such participant's Social Security retirement age and the fifth anniversary of the date the participant commenced participation in the Retirement Plan. Early retirement benefits are reduced for those participants who retire more than three years prior to their Normal Retirement Age according to a formula established in the Retirement Plan based upon each full month that the participant's age is less than the Normal Retirement Age. If a participant who is vested terminates employment, such participant is entitled to a deferred, unreduced benefit payable within three years of such participant's Normal Retirement Age, or a reduced benefit, if requested earlier.

     The amount of a participant's Retirement Plan benefit is based upon such participant's Final Average Pay (as defined below) and on his/her Years of Participation (as defined below). The annual amount of the participant's normal retirement benefit is derived, subject to certain limitations, by multiplying
(i) and (ii), where (i) = 0.9% of Final Average Pay plus 0.6% of Final Average Pay in excess of Covered Compensation (as defined below); and (ii) = Years of Participation up to a maximum of 35 years. A participant's benefits may be offset by the amount of any workers' compensation or similar benefits payable because of an employment-related injury or illness. The normal retirement benefit formula produces an annual benefit which is paid to the participant in equal monthly installments. The standard form of payment for a single participant is a monthly benefit payable for the participant's life only. The standard form of payment for a married participant is a 50% joint and survivor benefit, which provides a reduced monthly benefit to the participant during his/her lifetime, and 50% of that benefit to the participant's spouse for his/her lifetime in the event of the participant's death. Other optional forms of payment are also provided, including a 100% survivorship annuity, a 50% survivorship annuity and a life and period certain annuity option, but they require participant election. In addition, the Committee may elect to pay the benefit equivalent of a benefit payable at Normal Retirement Age in the form of a lump sum payment, if the lump sum payment does not exceed $3,500.

     "Final Average Pay" is defined as the average of a participant's annual compensation during the highest-paid five complete consecutive plan years within the last ten years before such participant's retirement. For purposes of the Retirement Plan, compensation includes total earnings received for personal services to the Company. For the 1995 and 1996 calendar years, the total compensation that can be considered for any purpose under the Retirement Plan is limited to $150,000, and for 1997, the limit is $160,000, pursuant to requirements imposed by the Internal Revenue Code. The Internal Revenue Code also places certain other limitations on the annual benefits that may be paid under the Plan. "Covered Compensation" is an average of the Social Security Taxable wage bases for the 35 calendar years ending with the year a participant reaches the Social Security retirement age. Any participant who is credited with 1,000 or more hours of service in a calendar year receives a "Year of Service", while any participant who is credited with 1,950 or more hours of service in a calendar year receives a "Year of Participation". Years of Service determine a participant's eligibility for benefits under the Retirement Plan, and the percentage vested in those benefits. Participants in any superseded plan earn Years of Service and Years of Participation pursuant to slightly different criteria for plan years beginning prior to January 1, 1989.

     The Retirement Plan is funded entirely by Company contributions that are held by a trustee for the exclusive benefit of the participants. The Company voluntarily agreed to contribute the amounts necessary to provide the assets required to meet the future benefits payable to Retirement Plan participants. Under the Retirement Plan, contributions are not specifically allocated to individual participants. Although the Company intends to continue the Retirement Plan indefinitely, it can terminate the plan at any time, upon which event all participants will become 100% vested in any benefit accrued to the extent funds are available in trust. In this circumstance, assets will be allocated to benefit categories in the order specified in the Retirement Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1997, Edward Kittredge, Richard M. Cashin, Jr. and Joseph Medalie served as members of the Board's compensation committee. During the same period, Mr. Kittredge also served as the Company's Chairman, President and Chief Executive Officer. In addition, pursuant to an Executive Stock Purchase Agreement, dated January 22, 1996, by and among GCIH, the Company, CVC and Edward Kittredge, Mr. Kittredge purchased 26,161.9 shares of GCIH Class B Common at a price of $1.00 per share, 50,000 shares of GCIH Class B Common for $.02 per share and 1,188.4 shares of Series A Preferred Stock of GCIH at a price of $100.00 per share. Of such shares, 20,000 shares of GCIH Class B Common (the "Kittredge Vesting Stock") are subject to vesting at 20% per year over a five-year period. The Kittredge Vesting Stock is subject to repurchase by the Company and, if not repurchased by the Company, CVC, should Mr. Kittredge's employment with the Company terminate for any reason. The purchase price for unvested shares is $1.00 per share; the purchase price for vested shares (the "Kittredge Vested Shares") is book value, unless the executive is terminated for cause in which case the purchase price for the Kittredge Vested Shares is $1.00 per share. Further, on November 24, 1997, Mr. Kittredge purchased an additional 20,000 shares of GCIH Class B Common at a price of $1.00 per share, which were fully vested upon purchase, but which are subject to repurchase on the terms described above for the Kittredge Vested Shares, should Mr. Kittredge's employment with the Company terminate for any reason.

     Pursuant to a Director Stock Purchase Agreement by and between Joseph Medalie and GCIH, dated as of February 11, 1997, Mr. Medalie purchased from the Company 2,500 shares of GCIH Class B Common at a purchase price of $1.00 per share. Such stock is subject to repurchase by the Company at any time at its book value. See "Certain Relationships and Related Transactions -- Transactions with Management and Directors."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE REORGANIZATION

     Immediately prior to and in connection with the consummation of the Offering, the Company will consummate a series of transactions pursuant to which GCIH will be reorganized and recapitalized and Gerber will be merged into GCIH. The principal transactions comprising the Reorganization are the following:

     MERGER. Prior to the consummation of the Offering, Gerber will be merged into GCIH, with GCIH as the surviving entity (the "Merger"). The Merger is intended to be treated as a tax-free liquidation of Gerber.


     AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION. Under GCIH's certificate of incorporation there are (i) four classes of common stock: (a) Class A Common Stock, par value $0.01 per share (which stock is held by CVC and its affiliates) (the "GCIH Class A Common"), (b) Class B Common Stock, par value $0.01 per share (which stock is held by members of the Company's management) (the "GCIH Class B Common"), (c) Class C Common Stock, par value $0.01 per share (which stock is held by a director of GCIH) (the "GCIH Class C Common"), and (d) Class D Common Stock, par value $0.01 per share (none of which shares are outstanding, but which shares are purchasable pursuant to the exercise of warrants held by Citicorp Mezzanine Partners, L.P.) (the "GCIH Class D Common"), and (ii) Series A Preferred Stock, par value $0.01 per share, (held by CVC, its affiliates, and members of management) (the "GCIH Series A Preferred"). In connection with the Merger and prior to the consummation of the Offering, GCIH's certificate of incorporation will be amended and restated to provide for, among other things, the reclassification of its authorized common stock into two classes of common stock with different voting rights, with each share of Common Stock having one vote per share and each share of Class B Common Stock having no voting rights (the "Recapitalization"). The certificate will further provide that (a) each share of Class B Common Stock will be convertible at the option of the holder at any time into one share of Common Stock and (b) each share of Common Stock held by a holder of Class B Common Stock will be convertible at the option of the holder at any time into one share of Class B Common Stock. CVC and its affiliates will be the only holders of the Class B Common Stock (including a currently exercisable warrant to purchase such stock) which, if converted into Common Stock, would result in an increase in CVC's and its affiliates' beneficial ownership on a diluted basis by an additional 49% of the outstanding Common Stock. The amendment of GCIH's certificate of incorporation will further provide for the change of GCIH's corporate name to "Gerber Childrenswear, Inc."



     EXCHANGE OF GCIH STOCK. Upon consummation of the Merger and in the following sequence, (i) 113,623.6 shares of GCIH Series A Preferred Stock (held by CVC and its affiliates) will be converted into 1,151,893 shares of Common Stock, assuming an initial public offering price of $14 per share (based on the midpoint of the price range set forth on the cover page of this Prospectus), and 2,828.4 shares of GCIH Series A Preferred (held by members of management) will be converted into the right to receive cash equal to a liquidation value per share at the time of the Merger (including accrued and unpaid dividends) of $129.34 per share, or $366,000, in the aggregate (with $153,708.43 payable to Mr. Kittredge, $153,708.43 payable to Mr. Solar, and $58,410.44 payable to Mr.
Uren), (ii) all of the outstanding shares of GCIH Class A Common and GCIH Class C Common will be exchanged for shares of Class B Common Stock pursuant to a
15.4693 to 1 stock split, (iii) all of the outstanding shares of GCIH Class B Common will be exchanged for shares of Common Stock, and (iv) all of the outstanding warrants to purchase shares of GCIH Class D Common will be exchanged into a warrant to purchase 2,958,510 shares of the Class B Common Stock. In addition, upon consummation of the Merger, the ten shares of common stock of the Company held by GCIH prior to the Merger will be canceled.



     After giving effect to the foregoing transactions, as part of the Reorganization in connection with the consummation of the Offering, CVC and its affiliates will convert shares of Class B Common Stock into shares of Common Stock, representing approximately 19% of the combined voting power of the Company's outstanding capital stock. See "Risk Factors -- Control by Executive Officers and Current Stockholders." After giving effect to the Reorganization and the Offering (i) CVC and its affiliates will own shares of

Common Stock representing approximately 19% of the outstanding Common Stock, and shares of Class B Common Stock (including warrants to purchase such stock) convertible into shares of Common Stock representing, in the aggregate, an additional 49% of the outstanding Common Stock, (ii) Messrs. Kittredge, Solar and Uren will own shares of Common Stock representing 7.7%, 2.5% and 1.2% of the outstanding Common Stock, and (iii) Messrs. Glenn, Medalie and other members of the Company's management, as a whole, will own shares of Common Stock representing 0.2%, 0.2% and 1.7% of the outstanding Common Stock, in each of cases (i)-(iii) assuming that all Class B Common Stock is converted into Common Stock pursuant to the terms thereof. See "-- Transactions with Management and Directors," "-- Transactions with CVC and its Affiliates" and "-- Transactions with Citicorp Mezzanine Partners, L.P."


TRANSACTIONS WITH MANAGEMENT AND DIRECTORS


     Pursuant to an Executive Stock Purchase Agreement, dated January 22, 1996, by and among GCIH, the Company, CVC and Edward Kittredge (as amended), Mr. Kittredge purchased 26,161.9 shares of GCIH Class B Common at a price of $1.00 per share, 50,000 shares of GCIH Class B Common for $.02 per share and 1,188.4 shares of Series A Preferred Stock of GCIH at a price of $100.00 per share. Of such shares, 20,000 shares of GCIH Class B Common (the "Kittredge Vesting Stock") are subject to vesting at 20% per year over a five-year period. The Kittredge Vesting Stock is subject to repurchase by the Company and, if not repurchased by the Company, CVC, should Mr. Kittredge's employment with the Company terminate for any reason. The purchase price for unvested shares is $1.00 per share; the purchase price for vested shares (the "Kittredge Vested Shares") is fair market value, unless the executive is terminated for cause in which case the purchase price for the Kittredge Vested Shares is $1.00 per share. In addition, on November 24, 1997, Mr. Kittredge purchased an additional 20,000 shares of GCIH Class B Common at a price of $1.00 per share, which were fully vested upon purchase but which are subject to repurchase on the terms described above for the Kittredge Vested Shares, should Mr. Kittredge's employment with the Company terminate for any reason.



     Pursuant to an Executive Stock Purchase Agreement, dated January 22, 1996 by and among GCIH, the Company, CVC and Richard Solar (as amended), Mr. Solar purchased 23,661.9 shares of GCIH Class B Common at a price of $1.00 per share and 1,188.4 shares of Series A Preferred Stock of GCIH at a price of $100.00 per share. Of such shares, 17,500 shares of GCIH Class B Common (the "Solar Vesting Stock") are subject to vesting at 20% per year over a five-year period. The Solar Vesting Stock is subject to repurchase by the Company and, if not repurchased by the Company, CVC, should Mr. Solar's employment with the Company terminate for any reason. The purchase price for unvested shares is $1.00 per share; the purchase price for the vested shares (the "Solar Vested Shares") is fair market value, unless the executive is terminated for cause in which case the purchase price for the Solar Vested Shares is $1.00 per share. In addition, on September 30, 1997, Mr. Solar purchased an additional 7,500 shares of GCIH Class B Common at a price of $1.00 per share, which were fully vested upon purchase, but which are subject to repurchase on the terms described above for the Solar Vested Shares, should Mr. Solar's employment with the Company terminate for any reason.



     Pursuant to an Executive Stock Purchase Agreement, dated January 22, 1996 by and among GCIH, the Company, CVC and David Uren (as amended), Mr. Uren purchased 14,841.5 shares of GCIH Class B Common at a price of $1.00 per share and 451.6 shares of Series A Preferred of GCIH at a price of $100.00 per share. Of such shares, 12,500 shares of Class B Common (the "Uren Vesting Stock") are subject to vesting at 20% per year over a five-year period. The Uren Vesting Stock is subject to repurchase by the Company and, if not repurchased by the Company, CVC, should Mr. Uren's employment with the Company terminate for any reason. The purchase price for unvested shares is $1.00 per share; the purchase price for vested shares (the "Uren Vested Shares") is fair market value, unless the executive is terminated for cause in which case the purchase price for vested shares is $1.00 per share.


     Pursuant to an Investor Stock Purchase Agreement, dated as of January 22, 1996 by and between GCIH and Lawrence R. Glenn, Mr. Glenn purchased 2,500 shares of GCIH Class C Common for a purchase price of $1.00 per share. Such stock is subject to repurchase by the Company at any time at its book value.

     Pursuant to a Director Stock Purchase Agreement by and between Joseph Medalie and GCIH, dated as of February 11, 1997, Mr. Medalie purchased from the Company 2,500 shares of GCIH Class B Common at a purchase price of $1.00 per share. Such stock is subject to repurchase by the Company at any time at its book value.

     Pursuant to certain Manager Securities Purchase Agreements, by and among GCIH, CVC and certain members of management of the Company (other than Messrs. Solar, Kittredge, and Uren, described above), dated as of February 28, 1997, July 25, 1997 and November 25, 1997, certain members of management of the Company purchased, in the aggregate, 23,250 shares of GCIH Class B Common for a purchase price of $1.00 per share. Among such members of management are Mr. Lee
M. Schaeffer who purchased 1,500 shares on February 28, 1997, Mr. Raymond R. McManus, who purchased 750 shares on February 28, 1997, and 250 shares on July 25, 1997 and Mr. Robert P. Robertson, who purchased 1,000 shares on November 26, 1997. In all cases, such stock is subject to vesting at 20% per year over a five-year period. Such stock is subject to repurchase by the Company (and, if the Company elects not to purchase, CVC) should any of such employees' employment with the Company terminate for any reason. The purchase price for unvested shares is $1.00 per share; the purchase price for vested shares is book value, unless the executive is terminated for cause in which case the purchase price for vested shares is $1.00 per share.

     During 1997, certain executives and managers of the Company acquired stock in the Company below its fair market value. The difference between the fair market value and the purchase consideration for the stock is reported as noncash compensation to the affected executives and managers. The Company has "grossed-up" this noncash compensation to provide for the payment by the Company of a significant portion of the related income and other payroll taxes associated with the transactions. These taxes ($4,446,000) are included in the amount identified as stock compensation of $9,465,000 in 1997.

TRANSACTIONS WITH CVC AND ITS AFFILIATES

     Pursuant to a CVC Securities Purchase Agreement dated as of January 22, 1996 by and between GCIH and CVC, CVC purchased (a) 86,974.5 shares of Series A Preferred Stock of GCIH at a purchase price of $100.00 per share, and (b) 523,476.0 shares of GCIH Class A Common at a purchase price of $0.01 per share. On February 28, 1997 and September 30, 1997, the Company repurchased, in the aggregate, 74,326.8 shares of GCIH Class A Common at a purchase price of $1.00 for issuance (in the form of GCIH Class B Common) to members of management.

     Pursuant to a Securities Purchase Agreement by and between GCIH and the affiliates of CVC listed as purchasers on the signature pages thereto, dated as of January 22, 1996, such purchasers acquired, in the aggregate, 26,649.1 shares of GCIH Series A Preferred for $100 per share and 138,179.1 shares of GCIH Class A Common for $1.00 per share.

TRANSACTIONS WITH CITICORP MEZZANINE PARTNERS, L.P.

     In order to finance the Original Acquisition, the Company obtained $22.5 million in senior subordinated financing from Citicorp Mezzanine Partners, L.P., whose general partner is an affiliate of CVC. The agreement governing this indebtedness was amended and restated in December 1997. A portion of the proceeds of the Offering will be used to repay such indebtedness to CMP. In connection therewith, the Company sold a warrant to purchase 191,250 shares of GCIH Class D Common to CMP for $189,338. CMP may, at its option, exercise such warrant at any time on or before January 22, 2006 for a nominal exercise price. Upon consummation of the Reorganization, such warrant will be exercisable for 2,958,510 shares of Class B Common Stock.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information regarding ownership of Common Stock and Class B Common Stock as of May 19, 1998, and as adjusted to reflect the Reorganization, assuming exercise of options or warrants exercisable within sixty days of such date by (i) each person or entity who owns of record or beneficially 5% or more of any class of the Company's voting securities, (ii) each director and named executive officer and (iii) all executive officers and directors as a group. Except as indicated, each of such stockholders is assumed to have sole voting and dispositive power as to the shares shown.


                                                                                                             PERCENTAGE OF
                                                                                                              NON-VOTING
                                                                                                                CLASS B
                                                                     PERCENTAGE OF           NON-VOTING         COMMON
                                                                      COMMON STOCK         CLASS B COMMON        STOCK
                                                 COMMON STOCK        OUTSTANDING(A)            STOCK          OUTSTANDING
                                                 ------------    ----------------------    --------------     BEFORE AND
                                                 BENEFICIALLY     BEFORE        AFTER       BENEFICIALLY       AFTER THE
                     NAME                          OWNED(A)      OFFERING      OFFERING     OWNED(A)(B)        OFFERING
                     ----                        ------------    --------      --------    --------------    -------------
Citicorp Venture Capital, Ltd..................   1,108,982        27.4%         14.5%       6,720,790            76.5%
  399 Park Avenue
  New York, NY 10022
CCT III, L.P...................................     196,409         4.9           2.6        1,190,301            13.6
  399 Park Avenue
  New York, NY 10022
Citicorp Mezzanine Partners, L.P.(b)...........          --          --            --        2,958,510            25.2
  399 Park Avenue
  New York, NY 10022
Edward Kittredge...............................   1,487,560        36.8          19.5               --              --
  c/o 7005 Pelham Rd.
  Suite D
  Greenville, SC 29615
Richard L. Solar(c)............................     482,052        11.9           6.3               --              --
David E. Uren..................................     229,588         5.7           3.0               --              --
Lawrence R. Glenn..............................      38,673         1.0             *               --              --
Joseph Medalie(d)..............................      38,673         1.0             *               --              --
Richard Cashin(e)..............................   1,347,972        33.3          17.6        8,169,143            93.0
John Weber(f)..................................   1,311,474        32.4          17.1        7,947,954            90.4
Lee M. Schaeffer...............................      23,204           *             *                                *
Robert P. Robertson............................      15,469           *             *               --               *
Executive officers and directors as a group (10
  persons)(g)..................................   3,684,743        91.0%         48.2%       8,206,006            93.4%


---------------

 *  Represents less than 1%.


(a) The number of shares of Common Stock outstanding prior to the Offering was 4,047,520 and the number of shares of Common Stock which will be outstanding after the Offering is 7,647,520. The number of shares of Class B Common Stock before and after the Offering is 8,787,465 (excluding a warrant (see
    (b) below) to purchase 2,958,510 shares of Class B Common Stock, net of treasury shares). Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 19, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.


(b) Citicorp Mezzanine Partners, L.P. owns a warrant to purchase 2,958,510 shares of Non-Voting Class B Common Stock. Class B Common Stock is convertible into Common Stock at the option of the holder. See "Certain Relationships -- Transactions with Citicorp Mezzanine Partners, L.P."


(c) 46,407 of Mr. Solar's shares are held by immediate family members. Mr. Solar disclaims beneficial ownership of such shares.


(d) All of Mr. Medalie's shares are held in a family trust.


(e) Includes 1,305,391 shares of Common Stock and 7,911,091 shares of Class B Common Stock held by Citicorp Venture Capital, Ltd. and CCT III, L.P., in each case, of which Mr. Cashin is an officer. Mr. Cashin disclaims beneficial ownership of such shares.



(f) Includes 1,305,391 shares of Common Stock and 7,911,091 shares of Class B Common Stock held by Citicorp Venture Capital, Ltd. and CCT III, L.P., in each case, of which Mr. Weber is an officer. Mr. Weber disclaims beneficial ownership of such shares.



(g) Includes 1,305,391 shares of Common Stock and 7,911,091 shares of Class B Common Stock held by Citicorp Venture Capital, Ltd. and CCT III, L.P., in each case, of which Messrs. Cashin and Weber are officers.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT AGREEMENT

     In connection with the Acquisition, Gerber and Auburn entered into the Credit Agreement by and among Gerber, Auburn, their domestic subsidiaries, Nationsbank, N.A., and certain other lenders, dated as of December 17, 1997 (the "Credit Agreement") to finance the Acquisition, refinance the existing senior indebtedness incurred by the Company in connection with the Original Acquisition and finance capital expenditures and working capital needs of the Borrowers.

     The amount available to the Borrowers under the Credit Agreement is $100,000,000, consisting of (a) the $40,000,000 Term Loan and (b) the $60,000,000 Revolving Credit Facility. The Term Loan and Revolving Credit Facility mature and terminate, respectively, on September 30, 2002 and October 31, 2002. The Term Loan is subject to repayment, payable in quarterly installments, beginning on December 31, 1997, with aggregate principal amounts of $6.5 million, $8.1 million, $8.5 million, $8.6 million, and $6.8 million due during years 1998 through 2002, respectively. The amounts available under the Revolving Credit Facility are available in multiple drawings from time to time, and amounts borrowed and repaid may be reborrowed until October 31, 2002. The amount available under the Revolving Credit Facility is subject to (a) a $5.0 million sub-limit for a swing-line facility and (b) a $20.0 million sub-limit for the issuance of letters of credit. Up to $10.0 million is available under the Revolving Credit Facility to finance acquisitions of businesses similar to or which are a logical extension of the business of the Company. A portion of the Revolving Credit Facility must be prepaid if the amount of revolving loans outstanding together with swing line loans and letter of credit obligations exceeds the lesser of $60 million and the borrowing base (which consists or certain accounts receivable, inventory and documentary letters of credit). Loans under the Credit Agreement must be prepaid with the net cash proceeds of certain asset dispositions, debt issuances and equity issuances and with a portion of Excess Cash Flow (as defined in the Credit Agreement) earned in the preceding fiscal year. The proceeds of equity issuances of at least $50 million may be used to prepay existing preferred stock rather than to prepay loans under the Credit Agreement. As of April 4, 1998, 1998, the Company had approximately $30.2 million outstanding under the revolving credit portion of the Credit Agreement.

     Each of the Term Loan and Revolving Credit Facility may be maintained from time to time, at the Borrower's option, as (a) Base Rate Loans (as defined in the Credit Agreement) which bear interest at the Base Rate plus the Applicable Percentage (each as defined in the Credit Agreement) or (b) Eurodollar Loans (as defined in the Credit Agreement) bearing interest at the Eurodollar Rate (adjusted for reserves) as determined by the administrative agent for the applicable interest period, plus the Applicable Percentage (as defined in the Credit Agreement). The initial Applicable Percentage for Eurodollar loans is a per annum rate equal to 1.5%, and the initial Applicable Percentage for Base Rate Loans is a per annum rate equal to .25%. The Applicable Percentage will be determined from time to time based on the Leverage Ratio (as defined in the Credit Agreement) at the end of each fiscal quarter. As of April 4, 1998, the interest rates applicable to the Term Loan and Revolving Credit Facility were 7.19% and 8.75%, respectively.

     The Credit Agreement contains certain affirmative and negative covenants, including without limitation, covenants that restrict, subject to specified exceptions: (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens; (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets; (iii) the incurrence of capitalized lease obligations; (iv) the declaration of dividends or purchase or redemption of capital stock; (v) prepayments or repurchase of other indebtedness and amendments to certain agreements governing indebtedness, including indebtedness under the CMP Senior Notes and the GPC Junior Notes (each as defined below);
(vi) engaging in transactions with affiliates and formation of subsidiaries;
(vii) the creation or existence of consensual restrictions on the ability of subsidiaries to pay dividends, make loans or transfer property to other credit parties under the Credit Agreement; (viii) the use of proceeds of asset sales; and (ix) changes of lines of business. The Credit Agreement also requires that the Borrowers maintain compliance with certain specified financial covenants, including covenants relating to minimum fixed charge coverage, maximum leverage ratio, maximum capitalization ratio, minimum current ratio, and minimum tangible net worth. The Company may not amend its license agreements with Gerber, Warner Brothers, Wilson, Converse and Coca-Cola in any manner that would materially affect the rights of the lenders under the Credit Agreement or amend its charter or bylaws in any manner that would reasonably be likely to adversely affect the rights of the lenders under the Credit Agreement. The Company's foreign subsidiaries may not own assets which constitute greater than 15% of the total assets of the Company at any one time. The Credit Agreement contains standard events of default, including a Change of Control (as defined in the Credit Agreement) of the Company. The Credit Agreement is secured by (a) a pledge of all of the capital stock of the Borrowers and each of the domestic subsidiaries (direct and indirect) of the Borrowers (the "Guarantors"), and 65% of the capital stock of each direct foreign subsidiary of the Borrowers and the Guarantors, and (b) all other assets and properties of the Borrowers and their domestic subsidiaries.

OTHER


     In connection with the Acquisition, the Company assumed approximately $2.6 million of Auburn's indebtedness. Auburn's Irish subsidiary maintains a IRL3.0 million loan facility (U.S. $4.1 million as of April 4, 1998) with the National Irish Bank consisting of a combined term loan, overdraft, guarantee and foreign exchange line. This facility is subject to annual review. The overdraft facility and foreign exchange line are available at the Company's discretion with each term loan draw down subject to the National Irish Bank's approval. At present, the Irish subsidiary has drawn down two term loans under the available loan facility and had drawn down on the foreign exchange line. The term loans had an aggregate balance of IRL516,553 (U.S. $701,737 as of April 4, 1998) outstanding as of April 4, 1998 and are repayable in quarterly installments of interest and principal, the final payment for which is due in September 1999. The Irish subsidiary is not currently using its overdraft facility. In addition, the Irish subsidiary has received capital and employment grants from the IDA which could become repayable to the IDA in the aggregate amount of up to IRL1,815,799 (US $2,466,763) as of April 4, 1998. Repayment of the capital grants would be triggered if the Company (i) relocates its Irish facility, (ii) liquidates or
(iii) ceases to use the assets purchased with proceeds from such capital grants. Repayment of the employment grants would be triggered in each of cases (i) and
(ii) above or if the Company eliminated jobs created with proceeds from such employment grants. The Company believes that none of such repayment events will occur in the foreseeable future. In addition, the Company's repayment obligations under the IDA grants terminate on various dates beginning in March 2000 and ending in April 2011. Auburn is a party to two loan agreements with the County of Logan, Kentucky related to the issuance in 1989 of two series of industrial revenue bonds of which approximately $2.3 million remained outstanding at April 4, 1998. Auburn's two principal Kentucky facilities are mortgaged in connection with such financing.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Prior to the consummation of the Offering, the Company will amend its Certificate of Incorporation to change its authorized capital stock to 20,684,000 shares of Common Stock, par value $0.01 per share, and 11,752,452 shares of Class B Common Stock, par value $0.01 per share. Upon completion of the Offering, the Company will have outstanding 7,647,520 shares of Common Stock (8,187,520 if the Underwriters' over-allotment option is exercised in full) and 8,787,465 shares of Class B Common Stock. As of May 19, 1998, there would be approximately sixty holders of Common Stock, and CVC and its affiliates will own of record all of the outstanding shares of Class B Common Stock. See "Principal Stockholders."


COMMON STOCK

     The holders of Common Stock are generally entitled to one vote for each share held on all matters voted upon by stockholders, including without limitation, the election of directors and any proposed amendment to the Amended and Restated Certificate of Incorporation. The holders of the Common Stock are entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities. The holders of Common Stock have no preemptive rights to purchase securities of the Company. Shares of Common Stock are not subject to any redemption provisions. Each share of Common Stock held by a holder of Class B Common Stock is convertible into a share of Class B Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering will be upon payment therefor, fully paid and non-assessable.

     The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

CLASS B COMMON STOCK


     The rights of the holders of Class B Common Stock are identical and entitle the holders thereof to the same rights, privileges, benefits and notices as the holders of Common Stock, except that (a) the holders of such shares are not entitled to vote on any matter voted upon by the stockholders, including, without limitation, in the election of directors of the Company and (b) a share of Class B Common Stock is convertible into a share of Common Stock at any time at the sole option of the holder. All outstanding shares of Class B Common Stock are fully paid and non-assessable. Due to certain regulatory limitations affecting CVC, CVC may not own 20% or more of the voting securities of the Company without meeting certain regulatory requirements. Accordingly, the Company believes, based on discussions with CVC, that CVC will maintain most of its equity interest in the Company in Class B Common Stock and will not convert such stock in the foreseeable future.


AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

     The Company and its stockholders will be parties to a registration rights agreement, dated as of January 22, 1996, which will be amended and restated in its entirety prior to the consummation of this Offering, and in connection with the Reorganization (such agreement when executed by the parties, the "Amended and Restated Registration Rights Agreement"). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Amended and Restated Registration Rights Agreement. The following summary description of the Amended and Restated Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Amended and Restated Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this Prospectus is a part.

     Certain parties to the Amended and Restated Registration Rights Agreement will have demand registration rights on the following terms: (a) CVC may at any time after the earlier of (i) January 22, 2001 or (ii) the six month anniversary of the consummation of a Qualified Public Offering (as defined in the agreement) make a demand for up to five long-form registrations, unlimited short-form registrations, and one registration under Section 415 of the Securities Act, in each case, of CVC Registrable Securities, and (b) CMP may at any time after the earlier of (i) January 22, 2001 or (ii) six months following the consummation of a Qualified Public Offering, make a demand for one long-form and unlimited short-form registrations of CMP Registrable Securities (such registrations referred to in clauses (a) and (b) above, collectively, "Demand Registrations.") Such Demand Registrations are subject to certain limitations, including: (x) no two demands may be made within any six-month period and (y) the amount which can be sold pursuant to any demand may be limited by the managing underwriter selected by the makers of such demand, and approved by the Company.

     In the event that the Company proposes to register its stock under the Securities Act other than pursuant to a Demand Registration, all holders of Registrable Securities, subject to CVC's approval in the initial primary public offering, will have the right to include such securities in such registration ("Piggyback Registration"). The amount of shares which can be sold pursuant to a Piggyback Registration are subject to limitation by the managing underwriter. The Amended and Restated Registration Rights Agreement also provides that certain holders of Registrable Securities and the Company may not effect a sale or distribution of equity securities of the Company for a 180-day period beginning on the effective date of any Demand Registration (other than pursuant to Section 415) or Piggyback Registration. The Company pays all expenses of Demand Registrations and Piggyback Registrations.

CERTAIN PROVISIONS OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The Company's charter establishes an advance notice procedure for stockholder nominations of persons for election to the board of directors in advance of an annual meeting of stockholders of the Company. Stockholders at an annual meeting may only consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting, and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to make such nomination before the annual meeting. An amendment to this provision would require approval by an affirmative vote of holders of 66 2/3% of the shares of voting stock of the Company.

     In addition, the Company's charter provides for cumulative voting in the election of directors. The above two provisions may have the effect of discouraging or deferring a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

LIMITATION ON OFFICER AND DIRECTOR LIABILITY

     The Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Amended and Restated Certificate of Incorporation provides that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. The Company agreed with GPC that until 2003 it would not amend its charter or bylaws in any manner regarding exculpation or indemnification of former officers and directors.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is the American Stock Transfer & Trust Company.

   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES
                            HOLDERS OF COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity other than (i) a citizen or resident of the U.S., (ii) a corporation, partnership, limited liability company or other business entity created or organized in the U.S. or under the laws of the U.S. or of any state (other than any partnership treated as foreign under U.S. Treasury Regulations),
(iii) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion is based on the Company's understanding of the Code and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

     Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of Common Stock will be subject to withholding tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld , in accordance with currently applicable U.S. Treasury regulations, the Company will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent actual knowledge to the contrary. Under recently finalized U.S. Treasury regulations generally effective for payments made after December 31, 1999 (the "Final Regulations"), however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under the Final Regulations, in the case of Common Stock held by a foreign partnership, (x) the certification requirement will generally be applied to the partners of the partnership and (y) the partnership will be required to provide certain information, including a U.S. taxpayer identification number. The Final Regulations also provide look-through rules for tiered partnerships.

     Generally, there will be no withholding tax on dividends paid to a Non-U.S. Holder if such dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. or, if an income tax treaty applies, attributable to a permanent establishment in the U.S. ("U.S. trade or business income"), if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service ("IRS") form with the payor (which form, under the Final Regulations, will require the Non-U.S. Holder to provide a U.S. taxpayer identification number). Instead, the effectively connected dividends will be subject to regular U.S. net income tax at graduated rates, in the same manner as if the Non-U.S. Holder were a U.S. resident. In addition to the graduated tax described above, a non-U.S. corporation receiving effectively connected dividends may be subject to a "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of such corporation's effectively connected earnings and profits, subject to certain adjustments.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for a refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and no tax will generally be withheld) with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is

U.S. trade or business income (in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder), (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes and the Non-U.S. Holder owned directly or indirectly more than 5% of the Company's Common Stock (assuming the Common Stock is regularly traded on an established securities market) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interest" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company is not, and does not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF COMMON STOCK

     Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

     Under currently effective U.S. Treasury regulations, dividends paid to a Non-U.S. Holder at an address within the U.S. may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the Company or its paying agent. Under the Final Regulations, a Non-U.S. Holder of Common Stock that fails to certify its Non-U.S. Holder status in accordance with the requirements of the Final Regulations may be subject to U.S. backup withholding at a rate of 31% on payment of dividends.

     Under current U.S. Federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock paid to or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the U.S. if the payment is made through an office outside the U.S. of a broker that is (i) a U.S. Person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker maintains documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

     An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock at the time of death will be required to include the value thereof in his gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the gross estate for U.S. Federal estate tax purposes. Estates of non-resident aliens are generally allowed a statutory credit which has the effect of offsetting the U.S. Federal estate tax imposed on the first $60,000 of the taxable estate.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after the Offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of the Offering and the Reorganization, there will be 7,647,520 shares of Common Stock outstanding (19,393,358 shares assuming the conversion of all outstanding shares of Class B Common Stock and exercise of the warrant), assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and based upon the number of shares outstanding as of May 18, 1998. Of these shares, all of the 3,600,000 shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 15,793,358 shares of Common Stock (including any Common Stock issued upon conversion of Class B Common Stock) will be deemed "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares") and will be eligible for resale upon expiration of the waiting period and lock-up described below. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below.



     Except for the issuance by the Company of Common Stock to effectuate the Reorganization, the Company, its executive officers, directors and all existing stockholders have agreed not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus.



     The shares of the Company's Class B Common Stock are convertible into shares of Common Stock and, in the event of conversion of such shares and expiration of the 180 day lock-up period described above, 8,787,465 of the aggregate shares of Common Stock issuable upon conversion of the Class B Common Stock would be immediately eligible for sale pursuant to Rule 144. No assurance can be given that holders of the Class B Common Stock will not decide, based upon then prevailing market and other conditions, to convert their Class B Common Stock to Common Stock and to dispose of all or a portion of such stock pursuant to the provisions of Rule 144 under the Securities Act or pursuant to the demand registration rights contained in the Registration Rights Agreement. See "Risk Factors -- Control by Executive Officers and Current Stockholders" and "Description of Capital Stock -- Amended and Restated Registration Rights Agreement." In addition, upon consummation of the Offering, 2,958,510 shares of Class B Common Stock will be issuable upon exercise of an outstanding warrant, which shares may be converted into Common Stock at the option of the holder. All of those shares are subject to these lock-up agreements. Upon expiration of these lock-up agreements, 2,958,510 shares subject to such warrant will be vested, and could be exercised and sold.


     In general, under Rule 144, an Affiliate of the Company, or any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the New York Stock Exchange during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least 2 years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. The Commission is currently considering amendments to Rule 144 which could modify among other things the volume and manner of sale requirements described above.

     Any employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

     The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Incentive Plan. Based on the number of options outstanding and shares reserved for issuance under the Incentive Plan at May 19, 1998, such registration statement would cover approximately 750,000 shares. Such registration statement is expected to be filed and to become effective as soon as practicable after the date of this Prospectus. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. See "Management."

     The holders of all shares outstanding prior to the Offering are entitled to certain registration rights with respect to their shares. See "Description of Capital Stock -- Amended and Restated Registration Rights Agreement."

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Bear, Stearns & Co. Inc., Lehman Brothers Inc., Furman Selz LLC and Wasserstein Perella Securities, Inc. are acting as representatives (the "Representatives") of each of the Underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and the Underwriters, the Company has agreed to sell to the Underwriters, and each of the Underwriters severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Bear, Stearns & Co. Inc.....................................
Lehman Brothers Inc.........................................
Furman Selz LLC.............................................
Wasserstein Perella Securities, Inc.........................

                                                              ---------
             Total..........................................  3,600,000
                                                              =========

     In the Purchase Agreement the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the Purchase Agreement, the commitments of non-defaulting Underwriters may be increased.

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of $          per
share of Common Stock. The Underwriters may allow, and such dealers may reallow,
a discount not in excess of $          per share of Common Stock on sales to
certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted options to the Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 540,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the Underwriters exercise these options, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

     At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered to be sold to certain employees of the Company and other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offering will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.


     The Company, the Company's executive officers and directors and all existing stockholders have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."


     Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the Representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Common Stock has been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "GCW". In order to meet the requirements for listing of the Common Stock on that exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The Underwriters do not expect sales of the Common Stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     More than ten percent of the net proceeds of the Offering may be used to repay debt to affiliates of NASD members participating in the Offering. Accordingly, the Offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8) which requires that the public offering price of the Common Stock be no higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of the Registration Statement and performed its usual standard of due diligence with respect thereto. Merrill Lynch has agreed to act as Qualified Independent Underwriter for this Offering and the public offering price will be no higher than that recommended by Merrill Lynch.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The

Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the Representatives have provided investment banking and related services for the Company and CVC from time to time for which they have received customary fees.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock being offered hereby will be passed upon for the Company by Kirkland & Ellis (a partnership which includes professional corporations), New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of GCIH, Inc. at December 31, 1997 and 1996, and for the year ended December 31, 1997, and for the period from January 22, 1996 to December 31, 1996, and the consolidated statements of operations and cash flows and schedule for the year ended December 31, 1995 of Gerber Childrenswear, Inc. ("Predecessor Company") appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated statements of income and cash flows for the period January 1, 1997 through December 16, 1997 of Auburn Hosiery Mills, Inc. appearing in this Prospectus and Registration Statement, have been audited by J.C. Holland & Co., PSC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

     The profit and loss account and cash flow statement of Sport Socks Co. (Ireland) Limited for the fifty weeks ended December 16, 1997 appearing in this Prospectus and Registration Statement, have been audited by Price Waterhouse, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     Upon completion of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          GCIH, INC. AND SUBSIDIARIES


                                                               PAGE
                                                              NUMBER
                                                              ------
Condensed Consolidated Balance Sheet at April 4, 1998
  (Unaudited) and December 31, 1997.........................     F-2
Condensed Consolidated Statements of Income and
  Comprehensive Income for the quarter ended April 4, 1998
  and March 29, 1997 (Unaudited)............................     F-3
Condensed Consolidated Statements of Cash Flows for the
  quarter ended April 4, 1998 and March 29, 1997
  (Unaudited)...............................................     F-4
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................     F-5

Report of Independent Auditors..............................     F-8
Consolidated Balance Sheets at December 31, 1997 and 1996...     F-9
Consolidated Statements of Income, Changes in Shareholders'
  Equity and Cash Flows for the year ended December 31, 1997 and the period from January 22, 1996 to December 31,
  1996......................................................    F-10
Notes to Consolidated Financial Statements..................    F-13

GERBER CHILDRENSWEAR, INC. ("PREDECESSOR COMPANY")
Report of Independent Auditors..............................    F-29
Consolidated Statements of Income and Cash Flows for the
  year ended December 31, 1995..............................    F-30
Notes to Consolidated Financial Statements..................    F-32

AUBURN HOSIERY MILLS, INC. AND SUBSIDIARY
Independent Auditors' Report................................    F-36
Consolidated Statements of Income and Cash Flows for the
  Period January 1, 1997 through December 16, 1997..........    F-37
Notes to Consolidated Financial Statements..................    F-39

SPORT SOCKS CO. (IRELAND) LIMITED
Independent Accountant's Report.............................    F-43
Profit and Loss Account and Cash Flow Statement for the
  fifty weeks ended December 16, 1997.......................    F-44
Notes to Consolidated Financial Statements..................    F-46

                                   GCIH, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                APRIL 4,    DECEMBER 31,
                                                                  1998          1997
                                                                --------    ------------
                                                                     (IN THOUSANDS)
ASSETS
Current Assets
  Cash and cash equivalents.................................    $  1,802      $    536
  Accounts receivable, net..................................      40,600        34,506
  Inventories...............................................      81,350        71,041
  Income tax receivable.....................................         159         4,635
  Other.....................................................       2,667         1,672
                                                                --------      --------
          Total current assets..............................     126,578       112,390
                                                                --------      --------
Property, Plant and Equipment...............................      28,456        27,867
  Less accumulated depreciation.............................       4,366         3,219
                                                                --------      --------
                                                                  24,090        24,648
                                                                --------      --------
Other Assets
  Excess of cost over fair value of net assets acquired,
     net....................................................      21,548        22,257
  Other.....................................................       6,226         4,596
                                                                --------      --------
          Total other assets................................      27,774        26,853
                                                                --------      --------
                                                                $178,442      $163,891
                                                                ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................    $ 12,306      $ 14,759
  Accrued expenses..........................................      17,151        24,099
  Revolver..................................................      18,840           250
  Current portion of long-term debt.........................       8,075         7,286
  Other.....................................................       2,019           119
                                                                --------      --------
          Total current liabilities.........................      58,391        46,513
                                                                --------      --------
Noncurrent Liabilities
  Long-term debt............................................      67,522        69,474
  Other non-current liabilities.............................      15,230        13,875
                                                                --------      --------
          Total noncurrent liabilities......................      82,752        83,349
                                                                --------      --------
Redeemable preferred stock, including accrued dividends of
  $3,417 and $2,965, respectively...........................      15,062        14,610
                                                                --------      --------
Shareholders' Equity........................................      22,237        19,419
                                                                --------      --------
                                                                $178,442      $163,891
                                                                ========      ========

                             See accompanying notes

                                   GCIH, INC.

                       CONDENSED CONSOLIDATED STATEMENTS
                       OF INCOME AND COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                                              FOR THE QUARTER ENDED
                                                              ---------------------
                                                              APRIL 4,    MARCH 29,
                                                                1998        1997
                                                              --------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net sales...................................................  $64,647      $45,350
Cost of sales...............................................   47,212       32,654
                                                              -------      -------
  Gross margin..............................................   17,435       12,696
Expenses:
  Selling, general and administrative expenses..............    9,614        6,718
  Other.....................................................        0          514
                                                              -------      -------
                                                                9,614        7,232
                                                              -------      -------
Income before interest and income taxes.....................    7,821        5,464
Interest expense, net of interest income....................    2,262        1,326
                                                              -------      -------
Income before income taxes..................................    5,559        4,138
Income tax expense..........................................    2,139        1,614
                                                              -------      -------
Net income..................................................    3,420        2,524
  Foreign currency translation..............................     (188)           0
                                                              -------      -------
Comprehensive income........................................  $ 3,232      $ 2,524
                                                              =======      =======
Net income as reported above................................  $ 3,420      $ 2,524
Less preferred stock dividends..............................     (452)        (383)
                                                              -------      -------
Net income available to common shareholders.................  $ 2,968      $ 2,141
                                                              =======      =======
Per Share amounts:
  Earnings per common share.................................  $  4.18      $  2.93
                                                              =======      =======
  Earnings per common share -- assuming dilution............  $  3.16      $  2.20
                                                              =======      =======

                            See accompanying notes.

                                   GCIH, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE QUARTER ENDED
                                                              ---------------------
                                                              APRIL 4,    MARCH 29,
                                                                1998        1997
                                                              --------    ---------
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income................................................  $  3,420    $  2,524
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................     1,281         615
     Other..................................................      (947)        238
     Changes in assets and liabilities
       Accounts receivable..................................    (6,278)     (7,600)
       Inventories..........................................   (10,413)     (5,443)
       Accounts payable.....................................    (1,620)      2,404
       Other assets and liabilities, net....................      (859)     (4,631)
                                                              --------    --------
                                                               (15,416)    (11,893)
                                                              --------    --------
INVESTING ACTIVITIES
  Purchases of property, plant and equipment................      (722)       (797)
  Proceeds from sale of property, plant and equipment.......        --         412
                                                              --------    --------
                                                                  (722)       (385)
                                                              --------    --------
FINANCING ACTIVITIES
  Borrowings under revolving credit agreement...............    32,240          --
  Repayments under revolving credit agreement...............   (13,650)         --
  Principal payments on long-term borrowings................    (1,629)       (975)
  Other.....................................................       262        (148)
                                                              --------    --------
                                                                17,223      (1,123)
                                                              --------    --------
  Effect of exchange rate changes on cash...................       181          --
Net increase (decrease) in cash and cash equivalents........     1,266     (13,401)
Cash and cash equivalents at beginning of period............       536      17,592
                                                              --------    --------
Cash and cash equivalents at end of period..................  $  1,802    $  4,191
                                                              ========    ========

                             See accompanying notes

                                   GCIH, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The condensed consolidated financial statements included herein have been prepared by GCIH, Inc. ("the Company") pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The interim financial statements are unaudited and, in the opinion of management, contain all adjustments necessary to present fairly the Company's financial position and the results of its operations and cash flows for the interim periods presented. It is suggested that these interim financial statements be read in conjunction with the annual financial statements and the notes thereto included elsewhere in this Prospectus.

2. CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries which are Gerber Childrenswear, Inc. and Auburn Holdings, Inc. Auburn Holdings, Inc., a wholly owned subsidiary of the Company, acquired Auburn Hosiery Mills, Inc. and Sport Socks Co. (Ireland) Limited on December 17, 1997. Sport Socks Co. (Limited) Ireland has been translated into U.S. dollars based upon the exchange rate of U.S. dollars/Irish pounds of U.S. $1.3755 to L1.00 and U.S. $1.3585 to L1.00 for the statement of income and the balance sheet, respectively. All significant intercompany balances have been eliminated in consolidation.

3. SEASONALITY OF BUSINESS

     The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year, due to the seasonal nature of the Company's operations.

4. USE OF ESTIMATES

     The preparations of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. INVENTORIES

     A summary of inventories, by major classification, at April 4, 1998 and December 31, 1997 is as follows (in thousands):


                                                        APRIL 4,    DECEMBER 31,
                                                          1998          1997
                                                        --------    ------------
Raw materials.........................................  $14,720       $14,192
Work in process.......................................   15,937        12,507
Finished goods........................................   50,693        44,342
                                                        $81,350       $71,041
                                                        =======       =======

                                   GCIH, INC.

6. COMPREHENSIVE INCOME

     As of January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS 130 had no impact on the Company's net income or shareholders' equity. SFAS 130 requires the Company's foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income.

7. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share for the three months ended:

                                                       APRIL 4,     MARCH 29,
                                                         1998          1997
                                                      ----------    ----------
Numerator:
  Net income........................................  $3,420,000    $2,524,000
  Preferred stock dividends.........................    (452,000)     (383,000)
                                                      ----------    ----------
Numerator for basic and diluted earnings per share--
  net income available to common shareholders.......  $2,968,000    $2,141,000
                                                      ==========    ==========
Denominator:
  Denominator for basic earnings per share --
     weighted-average shares........................   710,505.9     730,716.7
  Effective of dilutive securities:
     Warrants.......................................   191,239.1     191,239.1
     Nonvested stock................................    38,821.2      51,226.0
                                                      ----------    ----------
Denominator for diluted earnings per share --
  adjusted weighted-average shares..................   940,566.2     973.181.8
                                                      ==========    ==========
Basic earnings per share............................       $4.18         $2.93
                                                      ==========    ==========
Diluted earnings per share..........................       $3.16         $2.20
                                                      ==========    ==========

8.  SUBSEQUENT EVENTS


     In connection with the Company's proposed public offering for the sale of additional shares of its common stock, the Company filed a preliminary registration statement with the Securities and Exchange Commission on Form S-1 (the "Offering"). The Company intends to use the proceeds from the Offering to repay certain indebtedness of the Company, to redeem certain shares of the Company's preferred stock and for other general corporate purposes.



     Immediately prior to and in connection with the consummation of the Offering, the Company and Gerber Childrenswear, Inc. ("Gerber") will consummate a series of transactions pursuant to which the Company and Gerber will be reorganized and recapitalized. The principal transactions are as follows:



     Prior to the consummation of the Offering, the certificate of incorporation of the Company will be amended and restated (the "Recapitalization") to provide for the reclassification of its authorized common stock into two classes of capital stock ("Common Stock and Class B Common Stock"). Each share of the Common Stock will have one vote per share and the Class B Common Stock will have no voting rights. The amended certificate will also provide that each share of Class B Common Stock will be convertible at the option of the holder at any time into one share of Common Stock and each share of Common Stock held by a

                                   GCIH, INC.

holder of Class B Common Stock will be convertible at the option of the holder at any time into one share of Class B Common Stock. In addition, the amended certificate will provide for change of the corporate name of the Company from "GCIH, Inc." to "Gerber Childrenswear, Inc."



     Prior to the consummation of the Offering and immediately after giving effect to the Recapitalization, Gerber will be merged into the Company (the "Merger") with the Company as the surviving entity. The Merger is intended to be treated as a tax-free liquidation of Gerber. Upon consummation of the Merger, 113,623.6 shares of the Company's Redeemable Preferred Stock will be converted into shares of Class A Common Stock of the Company (at a conversion ratio to be determined at that date) and 2,828.4 shares will be converted into a right to receive cash equal to the liquidation value per share at the time of the Merger. The Company will retire all shares held in the treasury. Then, all of the outstanding shares of the Company's Class A and Class C Common Stock will be exchanged for shares of Class B Common Stock (new Class B) pursuant to a stock split. All of the outstanding shares of the Company's Class B Common Stock (old Class B) of the Company will be exchanged for shares of the Company's Common Stock at a specified ratio. Finally, all of the outstanding warrants to purchase shares of Class D Common Stock of the Company will be exchanged into warrants to purchase shares of the Class B Common Stock (new Class B) of the Company.



     The following pro forma information represents the historical amounts of the Company adjusted to show the redemption and conversion of the Redeemable Preferred Stock at an assumed conversion price of $14 per share, the conversion of all classes of common stock of the Company into common stock of Gerber and a stock split at an assumed ratio of approximately 15.5 to 1. The pro forma per share amounts reflect the earnings per share as if the conversion of the Redeemable Preferred Stock and the stock split had occurred on January 1, 1997.



                                                              HISTORICAL
                                                               AMOUNTS
                                                               APRIL 4,     PRO FORMA
                                                                 1998       ADJUSTED
                                                              ----------    ---------
Total assets................................................   $178,442     $178,442
Total liabilities...........................................    141,143      141,509
Redeemable preferred stock..................................     15,062           --
Shareholders' equity........................................     22,237       36,933



                                                                HISTORICAL       PRO FORMA
                                                              --------------    ------------
                                                              1998     1997     1998    1997
                                                              -----    -----    ----    ----
Per share amounts:
  Earnings per common share.................................  $4.18    $2.93    $.28    $.21
  Earnings per common share -- assuming dilution............   3.16     2.20     .22     .16



     Also, in connection with the Offering, the Company plans to adopt a Long-Term Equity Incentive Plan (the "Incentive Plan") designed to provide incentives to present and future key employees of the Company and its subsidiaries as may be selected by the Compensation Committee of the Board of Directors (the "Committee"). The Incentive Plan will provide for the granting to Participants the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance units, performance grants and other awards deemed appropriate by the Committee. An aggregate of up to 750,000 shares will be reserved for issuance under the Incentive Plan. The Incentive Plan affords the Company latitude in tailoring incentive compensation for the retention of key employees. This plan also limits the number of shares each participant in the plan shall be entitled to receive to no more than 25,000 common shares in any calendar year and is scheduled to terminate ten years from the date the Incentive Plan is approved.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GCIH, Inc.

     We have audited the accompanying consolidated balance sheets of GCIH, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1997 and the period from January 22, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GCIH, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997 and the period from January 22, 1996 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Greenville, South Carolina
January 30, 1998

                                   GCIH, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $    536    $ 17,592
  Accounts receivable, net of allowances for doubtful
    accounts of $2,510,000 (1997) and $1,798,000 (1996)
    (Note 8)................................................    34,506      17,979
  Income taxes receivable...................................     4,635          --
  Inventories (Notes 3 and 8)...............................    71,041      47,504
  Deferred income taxes (Note 5)............................       399       4,353
  Other.....................................................     1,273       3,083
                                                              --------    --------
    Total current assets....................................   112,390      90,511
Property, plant and equipment, net (Notes 4 and 8)..........    24,648       9,938
Deferred income taxes (Note 5)..............................     2,281       2,075
Excess of cost over fair value of net assets acquired,
  net.......................................................    22,257       1,606
Debt issuance costs, net....................................     1,381       1,775
Other.......................................................       934         155
                                                              --------    --------
                                                              $163,891    $106,060
                                                              ========    ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 14,759    $ 10,078
  Accrued expenses (Note 6).................................    24,099      16,503
  Income taxes payable......................................        --       6,000
  Current portion of obligations under capital leases (Note
    9)......................................................       119          --
  Revolver (Note 8).........................................       250          --
  Current portion of long-term debt (Note 8)................     7,286       1,725
                                                              --------    --------
    Total current liabilities...............................    46,513      34,306
Accrued pension and postretirement benefit cost (Note 10)...     5,058       4,021
Other accrued liabilities (Note 7)..........................     8,713       3,853
Obligations under capital leases, less current portion (Note
  9)........................................................       104          --
Long-term debt, less current portion (Note 8)...............    69,474      41,711
Redeemable preferred stock, 12% non-voting, cumulative, par
  value $.01 per share, 117,402.7 shares authorized, 116,452 outstanding (1997); 117,402.7 shares outstanding (1996)
  (liquidation and redemption value of $100 per share)
  including accrued dividends of $2,965,000 (1997) and
  $1,328,000 (1996) (Note 11)...............................    14,610      13,068
Shareholders' equity (Note 12):
  Common Stock, Class A, par value $.01 per share, 750,000.0 shares authorized, 587,328.3 shares outstanding (1997);
    661,655.1 shares outstanding (1996).....................         7           7
  Common Stock, Class B, par value $.01 per share, 250,000
    shares authorized, 166,915.3 shares outstanding (1997);
    144,594.9 shares outstanding (1996).....................         2           1
  Common Stock, Class C with 225 votes per share, par value
    $.01 per share, 2,500 shares authorized and
    outstanding.............................................        --          --
  Common Stock, non-voting Class D, par value $.01 per
    share, 191,250 shares authorized, none issued...........        --          --
Treasury stock..............................................       (75)         --
Detachable stock warrants...................................       189         189
Additional paid-in capital..................................     6,537         752
Retained earnings...........................................    13,526       8,152
                                                              --------    --------
                                                                20,186       9,101
  Less unearned compensation under restricted stock plan....       767          --
                                                              --------    --------
    Total shareholders' equity..............................    19,419       9,101
                                                              --------    --------
                                                              $163,891    $106,060
                                                              ========    ========

                            See accompanying notes.

                                   GCIH, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                              PERIOD FROM
                                                                              JANUARY 22,
                                                               YEAR ENDED       1996 TO
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER SHARE DATA)
Net sales...................................................    $202,037        $185,223
Cost of sales...............................................     146,294         138,608
                                                                --------        --------
Gross margin................................................      55,743          46,615
Expenses:
  Selling, general and administrative expenses, including
     $9,465,000 of compensation in 1997 for restricted
     stock..................................................      37,231          23,894
  Other.....................................................         231             689
                                                                --------        --------
                                                                  37,462          24,583
                                                                --------        --------
Income before interest and income taxes.....................      18,281          22,032
Interest expense, net of interest income....................       5,798           6,308
                                                                --------        --------
Income before income taxes..................................      12,483          15,724
Federal and state income taxes (Note 5):
  Current...................................................       1,303          11,635
  Deferred..................................................       3,461          (5,391)
                                                                --------        --------
                                                                   4,764           6,244
                                                                --------        --------
Income before extraordinary item............................       7,719           9,480
Extraordinary item -- loss on early extinguishment of debt
  (net of income tax benefit of $452,000)...................        (708)             --
                                                                --------        --------
Net income..................................................       7,011           9,480
Less preferred stock dividends..............................      (1,637)         (1,328)
                                                                --------        --------
Net income available to common shareholders.................    $  5,374        $  8,152
                                                                ========        ========
Per share amounts:
  Earnings per common share:
     Income before extraordinary item.......................    $   8.47        $  11.11
     Extraordinary item.....................................        (.99)             --
                                                                --------        --------
  Net income................................................    $   7.48        $  11.11
                                                                ========        ========
  Earnings per common share -- assuming dilution:
     Income before extraordinary item.......................    $   6.39        $   8.15
     Extraordinary item.....................................        (.74)             --
                                                                --------        --------
  Net income................................................    $   5.65        $   8.15
                                                                ========        ========

                            See accompanying notes.

                                   GCIH, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM
                     JANUARY 22, 1996 TO DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                 CLASS A    CLASS A    CLASS B    CLASS B   CLASS C   CLASS C   CLASS D   CLASS D
                                 COMMON     COMMON     COMMON     COMMON    COMMON    COMMON    COMMON    COMMON    TREASURY
                                 SHARES      STOCK     SHARES      STOCK    SHARES     STOCK    SHARES     STOCK     SHARES
                                ---------   -------   ---------   -------   -------   -------   -------   -------   ---------
Balance at January 22, 1996...  661,655.1     $ 7     144,594.9     $ 1      2,500      $--       --        $--            --
 Net income...................         --      --            --      --         --       --       --         --            --
 Dividend on redeemable
   preferred stock............         --      --            --      --         --       --       --         --            --
                                ---------     ---     ---------     ---      -----      ---       --        ---     ---------
Balance at December 31,
 1996.........................  661,655.1       7     144,594.9       1      2,500       --       --         --            --
 Repurchase of shares for
   treasury...................  (74,326.8)     --     (30,929.6)     --         --       --       --         --     105,256.4
 Pursuant to restricted stock
   plan:
   Shares issued..............         --      --      53,250.0       1         --       --       --         --     (53,250.0)
   Amortization...............         --      --            --      --         --       --       --         --            --
   Forfeitures................         --      --            --      --         --       --       --         --            --
 Net income...................         --      --            --      --         --       --       --         --            --
 Dividend on redeemable
   preferred stock............         --      --            --      --         --       --       --         --            --
                                ---------     ---     ---------     ---      -----      ---       --        ---     ---------
Balance at December 31,
 1997.........................  587,328.3     $ 7     166,915.3     $ 2      2,500      $--       --        $--      52,006.4
                                =========     ===     =========     ===      =====      ===       ==        ===     =========

                                           DETACHABLE   ADDITIONAL
                                TREASURY     STOCK       PAID-IN     RETAINED     UNEARNED
                                 STOCK      WARRANTS     CAPITAL     EARNINGS   COMPENSATION    TOTAL
                                --------   ----------   ----------   --------   ------------   -------
Balance at January 22, 1996...   $  --        $189        $  752     $    --      $    --      $   949
 Net income...................      --          --            --       9,480           --        9,480
 Dividend on redeemable
   preferred stock............      --          --            --      (1,328)          --       (1,328)
                                 -----        ----        ------     -------      -------      -------
Balance at December 31,
 1996.........................      --         189           752       8,152           --        9,101
 Repurchase of shares for
   treasury...................    (128)         --            --          --           --         (128)
 Pursuant to restricted stock
   plan:
   Shares issued..............      53          --         5,857          --       (1,000)       4,911
   Amortization...............      --          --            --          --          161          161
   Forfeitures................      --          --           (72)         --           72           --
 Net income...................      --          --            --       7,011           --        7,011
 Dividend on redeemable
   preferred stock............      --          --            --      (1,637)          --       (1,637)
                                 -----        ----        ------     -------      -------      -------
Balance at December 31,
 1997.........................   $ (75)       $189        $6,537     $13,526      $  (767)     $19,419
                                 =====        ====        ======     =======      =======      =======

                            See accompanying notes.

                                   GCIH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              PERIOD FROM
                                                                              JANUARY 22,
                                                               YEAR ENDED       1996 TO
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................    $  7,011       $   9,480
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Depreciation..............................................       1,976           1,339
  Amortization of goodwill..................................          84              83
  Amortization of debt issuance costs.......................         478             412
  Provision for allowance for doubtful accounts.............         712           1,798
  Provision for deferred income taxes.......................       3,461          (5,391)
  Compensation expense pursuant to restricted stock plan
    (noncash)...............................................       4,858              --
  Amortization pursuant to restricted stock plan............         161              --
  (Gain) on disposal of assets..............................          (2)             --
  Extraordinary item........................................         708              --
  Changes in operating assets and liabilities:
    Inventories.............................................     (15,048)         10,487
    Accounts receivable.....................................      (8,511)         (3,296)
    Other assets............................................         538            (500)
    Accounts payable........................................         253           3,668
    Accrued expenses........................................       3,824           6,627
    Income taxes payable....................................     (10,204)          6,000
    Other accrued liabilities...............................       3,628             510
    Accrued pension and postretirement benefit cost.........       1,037           1,034
                                                                --------       ---------
Net cash (used in) provided by operating activities.........      (5,036)         32,251
INVESTING ACTIVITIES
Collections on notes receivable.............................         207           3,226
Purchases of property, plant and equipment..................      (4,180)         (1,047)
Proceeds from sale of property, plant and equipment.........         445              --
Purchase of Auburn Holdings, Inc., net of cash acquired and
  seller receivables........................................     (38,840)             --
                                                                --------       ---------
Net cash (used in) provided by investing activities.........     (42,368)          2,179
FINANCING ACTIVITIES
Borrowings under revolving credit agreement.................    $ 88,824       $ 162,903
Repayments under revolving credit agreement.................     (88,574)       (177,755)
Proceeds from long-term borrowings..........................      41,600              --
Principal payments on long-term borrowings..................     (10,205)         (2,875)
Principal payments on capital leases........................         (88)             --
Repurchase of common stock..................................        (128)             --
Repurchase of preferred stock...............................         (95)             --
Proceeds from sale of restricted stock......................          53              --
Debt issuance costs.........................................      (1,039)             --
                                                                --------       ---------
Net cash provided by (used in) financing activities.........      30,348         (17,727)
                                                                --------       ---------
Net (decrease) increase in cash and cash equivalents........     (17,056)         16,703
Cash and cash equivalents at beginning of period............      17,592             889
                                                                --------       ---------
Cash and cash equivalents at end of period..................    $    536       $  17,592
                                                                ========       =========
Supplemental Disclosure of Cash Flow Information:
  Noncash items:
    Reduction of notes payable, offset by reduction of notes
      receivable............................................    $  1,500              --

                            See accompanying notes.

                                   GCIH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     GCIH, Inc. ("the Company") was formed to acquire 100% of the outstanding stock of Gerber Childrenswear, Inc. from Gerber Products Company. The acquisition was effective as of the start of business on January 22, 1996 and was accounted for as a purchase. The purchase price was allocated to the net assets acquired based on their respective fair values and the balance was treated as excess of cost over fair value of net assets acquired. The total cost of the acquisition was approximately $74 million. The excess of the cost over fair value of net assets acquired is being amortized over twenty years on a straight-line basis.

     The acquisition was funded in part by long-term borrowings and a note payable to the seller. The stock purchase agreement provided for the adjustment of the $74 million purchase price based on net working capital, as defined, at January 22, 1996. Calculated net working capital as defined resulted in a reduction of the purchase price by $4.7 million. This was collected through cash receipt of $3.2 million in 1996 and a $1.5 million reduction in the junior subordinated note payable to Gerber Products Company in 1997.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries which are Gerber Childrenswear, Inc. and Auburn Holdings, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

  Earnings Per Common Share

     Earnings per common share are calculated by dividing net income by the weighted average shares outstanding in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

  Revenue Recognition

     Substantially all revenue is recognized when products are shipped to customers.

  Royalty Expense Recognition

     The Company has certain royalty agreements and recognizes royalty expenses for products sold under such agreements over the life and terms of the specific royalty agreements on an accrual basis.

     One such ten-year royalty agreement with Gerber Products Company contains a "royalty-free" period for the first six years and escalating royalty rates for the last four years of the agreement. The Company has estimated the total royalties to be paid over the life of the agreement based on estimated sales during the last four years and is recording current charges to operations for these royalties on a straight line basis over the ten-year term of the agreement.

  Concentration of Credit Risk

     The Company manufactures infant apparel and products that are primarily sold to retail entities throughout the United States. The Company's primary customers are mass merchants and discount stores. Sales to three customers represented approximately 44%, 11% and 10% of 1997 net sales, respectively, and 44%, 6% and 10% of 1996 net sales, respectively. The Company performs periodic credit evaluations of their customers and generally does not require collateral for credit sales.

                                   GCIH, INC.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

     Undesignated cash is invested each night through participation in a bank investment plan and bears interest at a variable rate. Under this agreement, the bank sells securities that are direct obligations of or are fully guaranteed by the United States government to the Company each night and repurchases the investments the next business day.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  Debt Issuance Costs

     Debt issuance costs are being amortized over the lives of the related debt. Accumulated amortization amounted to $224,000 and $412,000 at December 31, 1997 and 1996, respectively. Amortization expense is included in interest expense in the accompanying statements of income.

  Advertising

     Advertising costs of approximately $5,071,000 and $3,250,000 for fiscal years 1997 and 1996, respectively, were expensed as incurred.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is computed by the straight-line method over the estimated useful lives of the assets for financial reporting purposes and computed based upon "Modified Accelerated Cost Recovery System" guidelines for income tax reporting purposes.

  Income Taxes

     The Company accounts for its income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amounts reported in the balance sheet for cash and long-term debt approximate their fair value. The carrying amounts of variable-rate debt approximate fair value due to interest rates adjusting to market rates.

  New Accounting Standards

     The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for financial statements for fiscal years ending after December 31, 1997. This standard establishes standards for the reporting and display of comprehensive income which is defined under

                                   GCIH, INC.

SFAS No. 130 as "the change in equity (net assets) during a period from transactions and other events and circumstances from nonowner sources." Under SFAS No. 130, the Company has several choices in the disclosure of the components of other comprehensive income. The Company plans to implement SFAS No. 130 during the first quarter of fiscal year 1998.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 131 (SFAS 131) "Disclosures about Segments of an Enterprise and Related Information" which is effective for years beginning after December 15, 1997. SFAS 131 establishes standards for the way that business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt the new requirements retroactively in 1998. Management has not completed its review of SFAS 131, but does not anticipate that the adoption of this statement will have a significant effect on the Company's reported segments.

  Excess of Cost Over Net Assets of Businesses Acquired

     The excess of investments in consolidated subsidiaries over the net asset value at acquisition ("goodwill") is being amortized on a straight-line basis over periods not exceeding twenty years. On an annual basis the Company reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows from the acquired businesses. Accumulated amortization amounted to $167,000 and $83,000 at December 31, 1997 and 1996, respectively.

  Forward Exchange Contracts

     The Company uses forward foreign currency exchange contracts to minimize currency exchange risk. Unrealized gains or losses resulting from changes in currency exchange rates are recognized currently.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  ACQUISITIONS

     On December 17, 1997, the Company acquired Auburn Hosiery Mills, Inc. ("Auburn") and Sport Socks Co. (Ireland) Limited ("Sport Socks") for $28 million and $12 million in cash, respectively. Both companies are engaged in the production and sale of various styles of socks to retail chain stores. The acquisitions were financed through a term loan of $40 million. The acquisitions have been recorded using the purchase method of accounting. Accordingly, the purchase price has been allocated to assets and liabilities of the acquired companies based on their estimated fair values as of the effective date of acquisition. The purchase price exceeded the fair value of net assets acquired by approximately $20 million, which is being amortized on a straight-line basis over twenty years. The results of operations of Auburn and Sport Socks are included in the accompanying consolidated financial statements from the date of acquisition.

                                   GCIH, INC.

     The following summarized unaudited pro forma financial information assumes the acquisitions had occurred on January 1 of each year:

                                                           1997         1996
                                                         ---------    ---------
                                                         (IN THOUSANDS, EXCEPT
                                                            PER SHARE DATA)
Net sales..............................................  $270,100     $246,921
Income before extraordinary item.......................     6,625       10,856
Net earnings...........................................     5,917       10,856
Basic earnings per share...............................      5.96        12.99
Diluted earnings per share.............................      4.50         9.53

     The amounts are based upon certain assumptions and estimates, and do not reflect any benefit from economies which might be achieved from combined operations. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

3.  INVENTORIES

     Inventories consist of the following (in thousands):


                                                              DECEMBER 31
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Raw materials............................................  $14,192    $ 7,501
Work in process..........................................   12,507      7,257
Finished goods...........................................   44,342     32,746
                                                           -------    -------
                                                           $71,041    $47,504
                                                           =======    =======



     Inventory mark downs are periodically recorded based on analysis by the Company in order to reflect inventories at the lower of cost or market. If the cost of the inventories exceeds their market value, provisions are made currently for the difference between the cost and the market value. Provision for potentially obsolete, irregular or slow-moving inventory is made based on management's analysis of inventory levels, future sales forecasts and expected sales prices.


4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):

                                                              DECEMBER 31
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Land.....................................................  $   742    $   538
Buildings and leasehold improvements.....................    9,060      4,451
Machinery and equipment..................................   14,997      5,164
Furniture and other equipment............................    1,750        733
Vehicles.................................................      291        176
Construction in progress.................................    1,027        215
                                                           -------    -------
                                                            27,867     11,277
Less accumulated depreciation............................    3,219      1,339
                                                           -------    -------
                                                           $24,648    $ 9,938
                                                           =======    =======

                                   GCIH, INC.

5.  INCOME TAXES

     The components of the Company's net deferred tax assets are as follows (in thousands):

                                                               DECEMBER 31
                                                             ----------------
                                                              1997      1996
                                                             ------    ------
Deferred tax assets:
  Inventory reserves.......................................  $  647    $1,019
  Postretirement benefits..................................   1,729     1,509
  Accrued royalty..........................................   2,025       716
  Restructuring reserves...................................     463       802
  Other....................................................   3,452     3,577
                                                             ------    ------
Total deferred tax assets..................................   8,316     7,623
Deferred tax liabilities:
  Depreciation.............................................   2,404       828
  Inventory methods........................................   1,926        --
  Other....................................................   1,306       367
                                                             ------    ------
Total deferred tax liabilities.............................   5,636     1,195
                                                             ------    ------
Net deferred tax assets....................................  $2,680    $6,428
                                                             ======    ======

     Income tax expense is different from the amount that would result from applying the Federal statutory rate to income before income taxes as follows (in thousands):

                                                               DECEMBER 31
                                                             ----------------
                                                              1997      1996
                                                             ------    ------
Federal tax at statutory rate..............................  $4,244    $5,346
State income tax, net of Federal tax benefit...............     412       519
Other......................................................     108       379
                                                             ------    ------
Income tax expense.........................................  $4,764    $6,244
                                                             ======    ======

     Current and deferred income tax expense are as follows (in thousands):

                                                               DECEMBER 31
                                                            -----------------
                                                             1997      1996
                                                            ------    -------
Current:
  Federal.................................................  $1,168    $10,379
  State...................................................     135      1,256
                                                            ------    -------
Total current.............................................   1,303     11,635
Deferred:
  Inventory reserves......................................     372     (1,019)
  Postretirement benefits.................................    (220)      (232)
  Accrued royalty.........................................  (1,309)      (716)
  Inventory methods.......................................   2,676       (750)
  Restructuring reserves..................................     339        198
  Other...................................................   1,603     (2,872)
                                                            ------    -------
Total deferred............................................   3,461     (5,391)
                                                            ------    -------
Income tax expense........................................  $4,764    $ 6,244
                                                            ======    =======

                                   GCIH, INC.

     Income taxes paid were approximately $11,734,000 and $5,638,000 in 1997 and 1996, respectively.

6.  ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                                              DECEMBER 31
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Interest.................................................  $ 2,914    $ 2,869
Salaries, wages and payroll taxes........................    7,618      1,801
Incentives...............................................    3,610      1,980
Advertising..............................................    1,684      1,217
Self-insurance reserves..................................    1,828      1,505
Royalties................................................    1,194        358
Restructuring............................................      335      1,541
Other....................................................    4,916      5,232
                                                           -------    -------
                                                           $24,099    $16,503
                                                           =======    =======

7.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of the following (in thousands):

                                                               DECEMBER 31
                                                             ----------------
                                                              1997      1996
                                                             ------    ------
Royalties..................................................  $5,400    $1,909
Incentives.................................................      --       520
Other......................................................   3,313     1,424
                                                             ------    ------
                                                             $8,713    $3,853
                                                             ======    ======

                                   GCIH, INC.

8.  LONG-TERM DEBT

     Long-term debt consists of (in thousands):

                                                                 DECEMBER 31
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
NationsBank term loan with interest accruing at the rate
  equal to the greater of 1) the Federal Funds Rate plus
   1/2 of 1%, or 2) the prime rate; plus an applicable
  percentage based on the current Leverage Ratio (7.4% at
  December 31, 1997); principal due on a quarterly payment
  schedule through September 30, 2002.......................  $38,500    $    --
Senior subordinated note payable with interest accruing at
  12%; one-half of the principal is due in January 2003 and
  the remaining balance in January 2004.....................   22,500     22,500
Junior subordinated note payable to Gerber Products Company
  with interest accruing at 12%; principal is due January
  2006......................................................   11,000     12,500
Note payable to a bank with interest accruing at 8.75%;
  principal and interest payable in monthly installments of
  $15,992...................................................    1,583         --
Industrial Revenue Bond, payable in annual principal
  installments of $100,000 through March 1, 1999, then
  annual principal installments of $200,000 through March 1,
  2004, plus interest at a floating rate not to exceed 14%
  (3.3% -- 4.9% in 1997)....................................    1,200         --
Industrial Revenue Bond, payable in annual principal
  installments of $100,000 through October 1, 1999, then
  annual principal installments of $200,000 through October
  1, 2004, plus interest at a floating interest rate not to
  exceed 14% (3.3% -- 4.9% in 1997).........................    1,200         --
Other.......................................................      921         --
Term note payable with interest accruing at 1) the prime
  rate or the Federal Funds effective rate, whichever is
  higher; plus 1.25%, or 2) the LIBOR rate plus 3...........       --      8,625
                                                              -------    -------
                                                               76,904     43,625
Less current portion........................................    7,286      1,725
Less unamortized discount...................................      144        189
                                                              -------    -------
                                                              $69,474    $41,711
                                                              =======    =======

     Substantially all of the Company's property, plant and equipment, accounts receivable, and inventory have been pledged as collateral for the above debt. The loan agreements require the Company to maintain certain financial ratios and restricts the payment of dividends

     The Company has available a revolving credit facility which had $250,000 outstanding at December 31, 1997. The revolving credit loan permits the Company to borrow up to a maximum of $60,000,000 subject to specified levels of eligible inventory, eligible inventory on order under letters of credit, and accounts receivable with the total amount reduced by outstanding letters of credit. At December 31, 1997, the Company had available borrowings up to approximately $50,000,000. The Company also had outstanding letters of credit in conjunction with purchases from foreign vendors of approximately $5,747,000 and $5,753,000 at December 31, 1997 and 1996, respectively.

     Beginning in 1999, the revolving credit facility and term loan agreement require mandatory principal prepayments annually based on excess cash flow, as defined.

                                   GCIH, INC.

     The Company has available a foreign credit facility which had $735,000 outstanding at December 31, 1997. This credit facility permits the Company to borrow up to a maximum of $3,400,000 on a long-term basis and $850,000 as a bank overdraft. All amounts outstanding at December 31, 1997 relate to the long-term portion.

     Total interest paid was approximately $6,000,000 and $3,142,000 in fiscal years 1997 and 1996, respectively.

     The aggregate annual maturities of long-term debt at December 31, 1997 are as follows (in thousands):

1998...........................................  $ 7,286
1999...........................................    8,782
2000...........................................    8,966
2001...........................................    9,097
2002...........................................    7,229
Thereafter.....................................   35,544
                                                 -------
                                                 $76,904
                                                 =======

9.  LEASES

     The Company leases buildings and machinery under both capital and operating leases with various renewal terms and expiring in various years through 2012. Two of these leases contain renewal options totaling 10 years.

     Future minimum lease payments as of December 31, 1997 under leases classified as capital leases and operating leases, are as follows (in thousands):

                                                            CAPITAL    OPERATING
FISCAL YEAR ENDING IN                                       LEASES      LEASES
---------------------                                       -------    ---------
     1998.................................................   $127       $1,469
     1999.................................................    109        1,018
     2000.................................................      6          646
     2001.................................................     --          579
     2002.................................................     --          567
  Thereafter..............................................     --          708
                                                             ----       ------
Total minimum lease payments..............................    242       $4,987
                                                                        ======
Less amounts representing interest........................     19
                                                             ----
Present value of net minimum lease payments...............    223
Less current portion......................................    119
                                                             ----
                                                             $104
                                                             ====

     Rent expense totaled approximately $2,292,000 for the year ended December 31, 1997 and $2,318,000 for the period from January 22, 1996 to December 31, 1996.

     Assets recorded under capital leases, net of accumulated amortization, were approximately $1,700,000 at December 31, 1997. The assets recorded under capital leases are pledged as collateral for the capital lease obligations. Amortization of assets recorded under capital lease obligations is included with depreciation expense.

                                   GCIH, INC.

10.  EMPLOYEE BENEFIT PLANS

     Previously, Gerber Childrenswear, Inc. had two non-contributory defined benefit pension plans that covered substantially all full-time domestic employees. These two plans were merged together effective May 31, 1996. Benefits are based on the employee's years of service and, for salaried employees, each employee's compensation during the last five years of employment. The Company's funding policy is to make the minimum annual contributions required by applicable regulations.

     Accumulated plan benefits and projected benefit obligations, as estimated by consulting actuaries, and plan net assets and funded status as of December 31, 1997 and 1996 are as follows (in thousands):

                                                           1997        1996
                                                         --------    --------
Actuarial present value of benefit obligations:
  Vested benefit obligations...........................  $(22,280)   $(21,792)
  Non-vested benefit obligations.......................      (422)       (525)
                                                         --------    --------
Accumulated benefit obligation.........................  $(22,702)   $(22,317)
                                                         ========    ========
Projected benefit obligation...........................  $(25,418)   $(25,169)
Plan assets at fair value..............................    25,155      24,630
                                                         --------    --------
Funded status -- projected benefit obligation greater
  than plan assets.....................................      (263)       (539)
Unrecognized net (gain) loss...........................      (183)        542
                                                         --------    --------
(Accrued) prepaid pension cost.........................  $   (446)   $      3
                                                         ========    ========

     Net pension cost included the following components at December 31, 1997 and 1996 (in thousands):

                                                           1997        1996
                                                         --------    --------
Service cost -- benefits earned during the period......  $    850    $    845
Interest cost on projected benefit obligation..........     1,709       1,541
Actual return on plan assets...........................    (2,115)     (1,917)
                                                         --------    --------
Net periodic pension cost..............................  $    444    $    469
                                                         ========    ========

     The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 7.25% at December 31, 1997 and 1996. The weighted-average rate of increase in future compensation levels used was 5.5% for December 31, 1997 and 1996. The expected long-term rate of return on plan assets was 9% at December 31, 1997 and 1996.

     The plan assets are invested primarily in mutual funds via the Gerber Childrenswear, Inc. Retirement Plans Master Trust and in a group annuity contract with an insurance company.

     Gerber Childrenswear, Inc. also has an investment retirement plan for salaried employees which provides for salaried employees and Company contributions. The Company will match 50% of the employee's contributions up to a maximum company match of 3% of the employee's compensation. In addition, the Company has a defined contribution plan for the benefit of its full-time hourly employees. The Company contributes one and one-half percent of each participant's annual compensation to the plan. Employees are not allowed to contribute to this plan. Effective January 1, 1997, these two plans were merged together. Total expense under these plans was approximately $439,000 and $230,000 for 1997 and 1996, respectively.

     Sport Socks has a defined contribution pension plan. The assets of the plan are held in an independently administered fund. No contributions were made between December 17, 1997 and December 31, 1997.

     Auburn has a defined contribution plan covering all employees who have 2 years of service of at least 1,000 hours each year. The contribution is determined by its Board of Directors annually. No contributions were made between December 17, 1997 and December 31, 1997.

                                   GCIH, INC.

     Gerber Childrenswear, Inc. also sponsors two defined benefit postretirement health care plans covering all full-time domestic employees. The plans are contributory, with retiree contributions adjusted annually, and contain other cost-sharing features such as deductibles and coinsurance. The accounting for the plans anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management. In conjunction with the acquisition (Note 1), Gerber Products Company assumed the accumulated benefit obligation for retirees.

     The following table presents the plans' funded status at December 31, 1997 (in thousands):

                                                      SALARIED    NON-SALARIED     TOTAL
                                                      --------    ------------    -------
Accumulated postretirement benefit obligation:
  Retirees..........................................  $   (21)      $   (17)      $   (38)
  Fully eligible active plan participants...........     (490)         (230)         (720)
  Other active plan participants....................   (1,468)       (1,464)       (2,932)
                                                      -------       -------       -------
Funded status.......................................   (1,979)       (1,711)       (3,690)
Unrecognized net (gain).............................     (185)         (737)         (922)
                                                      -------       -------       -------
Accrued postretirement benefit cost.................  $(2,164)      $(2,448)      $(4,612)
                                                      =======       =======       =======
Net periodic postretirement benefit cost includes
  the following components:
  Service cost......................................  $   218       $   205       $   423
  Interest cost.....................................      104            89           193
                                                      -------       -------       -------
Net periodic postretirement benefit cost............  $   322       $   294       $   616
                                                      =======       =======       =======

     The following table presents the plans' funded status at December 31, 1996 (in thousands):

                                                      SALARIED    NON-SALARIED     TOTAL
                                                      --------    ------------    -------
Accumulated postretirement benefit obligation:
  Retirees..........................................  $    --       $    --       $    --
  Fully eligible active plan participants...........     (452)         (276)         (728)
  Other active plan participants....................   (1,495)       (1,584)       (3,079)
                                                      -------       -------       -------
Funded status.......................................   (1,947)       (1,860)       (3,807)
Unrecognized net loss (gain)........................       86          (303)         (217)
                                                      -------       -------       -------
Accrued postretirement benefit cost.................  $(1,861)      $(2,163)      $(4,024)
                                                      =======       =======       =======
Net periodic postretirement benefit cost includes
  the following components:
  Service cost......................................  $   217       $   201       $   418
  Interest cost.....................................      108           104           212
                                                      -------       -------       -------
Net periodic postretirement benefit cost............  $   325       $   305       $   630
                                                      =======       =======       =======

     The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations was 7.25% at December 31, 1997 and 1996. The weighted-average rate of increase in future compensation levels used was 5.5% for December 31, 1997 and 1996. The weighted-average annual assumed rate of increase in the per capita cost of covered medical benefits is
8.25 percent to 10 percent and is assumed to decrease gradually to 5.5 percent by 2003 and remain at that level thereafter. The health care cost trend rate

                                   GCIH, INC.

assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately $689,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 by approximately $131,000.

11.  REDEEMABLE PREFERRED STOCK

     The outstanding redeemable preferred stock has a scheduled redemption date of January 31, 2007 at $100 per share plus all accrued and unpaid dividends thereon. The Company may, at any time prior to this date, redeem all or a portion of the preferred stock at the same price.

12.  SHAREHOLDERS' EQUITY

     During 1997, the Company sold shares of its Class B common stock to certain employees for $1 per share. The total proceeds for the shares was $50,750 and the total fair value for the shares was approximately $5,836,000. Some of these shares were immediately vested while others vest over a five-year period. At the time of issuance of the unvested shares, the difference between the amount paid by the employees and the fair market value was credited to additional paid-in capital with a corresponding charge to unearned compensation. The unearned compensation is amortized to earnings over five years on a straight-line basis. 1997 amortization expense was $161,000. Previously amortized amounts for shares forfeited is credited to compensation expense in the year of forfeiture. At the time of issuance of the shares which were vested, the difference between the amount paid by the employees and the fair market value was credited to additional paid-in capital with a corresponding charge to expense for $4,858,000.

     Certain shareholders have demand registration rights with respect to shares of common stock owned by them.

     In connection with obtaining the $22,500,000 note payable for the acquisition of Gerber Childrenswear, Inc., the Company issued a warrant to the lender to purchase 191,250 shares of non-voting Class D common stock at a nominal price. The warrant, in whole or in part, may be exercised at anytime through January 22, 2006. The recorded value of the warrant at the date of issuance was $189,338 (based on the relative fair values of the warrant and the note) and reduced the face amount of the note payable.

13.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate fair value due to the short-maturity of these instruments.

          Receivables: The carrying amounts reported in the balance sheet for receivables approximate their fair value.

          Long and short-term liabilities: The carrying amounts of the Company's long- and short-term borrowings approximate their fair value, based on the Company's analysis of long- and short-term rates available for similar financing.

          Forward exchange contracts: The fair value of the Company's forward foreign currency exchange contracts is estimated by reference to quoted prices. The estimated fair value of outstanding contracts at December 31, 1997 was approximately $9,600,000 which results in a loss of approximately $1,042,000 which was recorded at fair value in connection with the Company's acquisitions on December 17, 1997.

                                   GCIH, INC.

14.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                 1997           1996
                                                              -----------    -----------
Numerator:
  Income before extraordinary item..........................  $ 7,719,000    $ 9,480,000
  Preferred stock dividends.................................   (1,637,000)    (1,328,000)
                                                              -----------    -----------
  Income available to common stockholders...................    6,082,000      8,152,000
  Extraordinary item........................................     (708,000)            --
                                                              -----------    -----------
Numerator for basic and diluted earnings per share -- net
  income available to common stockholders...................  $ 5,374,000    $ 8,152,000
                                                              ===========    ===========
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares.......................      717,925        733,750
  Effect of dilutive securities:
     Warrants...............................................      191,239        191,186
     Nonvested stock........................................       42,303         75,000
                                                              -----------    -----------
Denominator for diluted earnings per share -- adjusted
  weighted-average shares...................................      951,467        999,936
                                                              ===========    ===========
Basic earnings per share....................................  $      7.48    $     11.11
                                                              ===========    ===========
Diluted earnings per share..................................  $      5.65    $      8.15
                                                              ===========    ===========

15.  EXTRAORDINARY ITEM

     In December 1997, the Company repaid its term note payable in the principal amount of $6,500,000. The Company was required to pay a prepayment penalty of $160,000 in connection with this transaction. The write-off of unamortized loan costs and prepayment penalty totaling $708,000 (net of the income tax benefit of $452,000) is included as an extraordinary item in the accompanying statement of income for the year ended December 31, 1997.

16.  BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

     The Company operates in two business segments: apparel and hosiery. The apparel segment consists of the production and sale of infant and toddler's sleepwear, playwear, underwear, bedding and cloth diapers to mass merchandise outlets in the United States under the Gerber trademark and private labels. The hosiery segment which was acquired on December 17, 1997 consists of the production and sale of sport socks under the Wilson, Coca Cola, and Dunlop names to major retailers in the United States and Europe.

     Sales, earnings before interest and income taxes, depreciation and amortization, and capital expenditures are reported based on the operations of each business segment or geographic region. Identifiable assets are those used exclusively in the operations of each business segment or geographic region, or which are allocated when used jointly.

                                   GCIH, INC.

     The following tables present sales and other financial information by business segment and geographic region for the years 1997 and 1996:

                                                             DECEMBER 31
                                                         --------------------
                                                           1997        1996
                                                         --------    --------
                                                            (IN THOUSANDS)
BUSINESS SEGMENTS
Net trade sales:
  Apparel..............................................  $200,526    $185,223
  Hosiery..............................................     1,511          --
                                                         --------    --------
Total net sales........................................  $202,037    $185,223
                                                         ========    ========
Earnings (loss) before interest and taxes:
  Apparel..............................................  $ 18,322    $ 22,032
  Hosiery..............................................       (41)         --
                                                         --------    --------
Total operating income.................................  $ 18,281    $ 22,032
                                                         ========    ========
Depreciation and amortization:
  Apparel..............................................  $  2,472    $  1,834
  Hosiery..............................................        66          --
                                                         --------    --------
Total depreciation and amortization....................  $  2,538    $  1,834
                                                         ========    ========
Capital additions:
  Apparel..............................................  $  4,180    $  1,047
  Hosiery..............................................        --          --
                                                         --------    --------
Total capital additions................................  $  4,180    $  1,047
                                                         ========    ========
Identifiable assets:
  Apparel..............................................  $113,200    $106,060
  Hosiery..............................................    50,691          --
                                                         --------    --------
Total assets...........................................  $163,891    $106,060
                                                         ========    ========
GEOGRAPHIC AREAS
Net trade sales:
  United States........................................  $202,037    $185,223
  Europe...............................................        --          --
                                                         --------    --------
Total net sales........................................  $202,037    $185,223
                                                         ========    ========
Earnings (loss) before interest and taxes:
  United States........................................  $ 18,281    $ 22,032
  Europe...............................................        --          --
                                                         --------    --------
Total operating income.................................  $ 18,281    $ 22,032
                                                         ========    ========
Identifiable assets:
  United States........................................  $153,944    $106,060
  Europe...............................................     9,947          --
                                                         --------    --------
Total assets...........................................  $163,891    $106,060
                                                         ========    ========

                                   GCIH, INC.

17.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of unaudited financial data regarding the Company's quarterly results of operations.

                                            1ST        2ND        3RD        4TH
                                          QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                          -------    -------    -------    -------    --------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997
Net sales...............................  $45,350    $40,162    $60,323    $56,202    $202,037
Gross margin............................   12,696     12,122     16,837     14,088      55,743
Income(loss) before extraordinary
  item..................................    2,524      2,104      4,834     (1,743)      7,719
Extraordinary item -- loss on early
  extinguishment of debt................       --         --         --       (708)       (708)
Net income(loss)........................    2,524      2,104      4,834     (2,451)      7,011
Basic earnings per share:
  Income(loss) before extraordinary
     item...............................     2.93       2.39       6.21      (3.06)       8.47
  Extraordinary item....................       --         --         --      (0.99)      (0.99)
Net income(loss)........................     2.93       2.39       6.21      (4.05)       7.48
Diluted earnings per share:
  Income(loss) before extraordinary
     item...............................     2.20       1.81       4.71      (3.06)*      6.39
  Extraordinary item....................       --         --         --       (.99)*     (0.74)
Net income (loss).......................     2.20       1.81       4.71      (4.05)*      5.65

* Same as basic -- no incremental shares are included due to loss in the quarter.

1996
Net sales...............................  $36,606    $39,042    $58,336    $51,239    $185,223
Gross margin............................    9,429     10,556     15,522     11,108      46,615
Net income..............................    1,486      1,064      4,419      2,511       9,480
Basic earnings per share................     1.57       1.00       5.57       2.97       11.11
Diluted earnings per share..............     1.15       0.73       4.09       2.18        8.15

18.  OTHER MATTERS

     The Company has employment contracts in the normal course of business with three of its officers with remaining terms of approximately three years.

                                   GCIH, INC.

19.  SUBSEQUENT EVENTS (UNAUDITED)

     On March 4, 1998, the Company filed a preliminary registration statement with the Securities and Exchange Commission on Form S-1 for the sale of shares of its common stock (the "Offering"). The Company intends to use the proceeds from the Offering to repay certain indebtedness of the Company, to redeem certain shares of the Company's preferred stock and for other general corporate purposes.

     Immediately prior to and in connection with the consummation of the Offering, the Company and Gerber Childrenswear, Inc. ("Gerber") will consummate a series of transactions pursuant to which the Company and Gerber will be reorganized and recapitalized. The principal transactions are as follows:

     Prior to the consummation of the Offering, the certificate of incorporation of the Company will be amended and restated (the "Recapitalization") to provide for the reclassification of its authorized common stock into two classes of capital stock ("Common Stock and Class B Common Stock"). Each share of the Common Stock will have one vote per share and the Class B Common Stock will have no voting rights. The amended certificate will also provide that each share of Class B Common Stock will be convertible at the option of the holder at any time into one share of Common Stock and each share of Common Stock held by a holder of Class B Common Stock will be convertible at the option of the holder at any time into one share of Class B Common Stock. In addition, the amended certificate will provide for change of the corporate name of the Company from "GCIH, Inc." to "Gerber Childrenswear, Inc."

     Prior to the consummation of the Offering and immediately after giving effect to the Recapitalization, Gerber will be merged into the Company (the "Merger") with the Company as the surviving entity. The Merger is intended to be treated as a tax-free liquidation of Gerber. Upon consummation of the Merger, 113,623.6 shares of the Company's Redeemable Preferred Stock will be converted into shares of Class A Common Stock of the Company (at a conversion ratio to be determined at that date) and 2,828.4 shares will be converted into a right to receive cash equal to the liquidation value per share at the time of the Merger. The Company will retire all shares held in the treasury. Then, all of the outstanding shares of the Company's Class A and Class C Common Stock will be exchanged for shares of Class B Common Stock (new Class B) pursuant to a stock split. All of the outstanding shares of the Company's Class B Common Stock (old Class B) of the Company will be exchanged for shares of the Company's Common Stock at a specified ratio. Finally, all of the outstanding warrants to purchase shares of Class D Common Stock of the Company will be exchanged into warrants to purchase shares of the Class B Common Stock (new Class B) of the Company.

     The following pro forma information represents the historical amounts of the Company adjusted to show the redemption and conversion of the Redeemable Preferred Stock at an assumed conversion price of $14 per share, the conversion of all classes of common stock of the Company into common stock of Gerber and a stock split at an assumed ratio of approximately 15.5 to 1. The pro forma per share amounts reflect the earnings per share as if the conversion of the Redeemable Preferred Stock and the stock split had occurred on January 22, 1996.

                                   GCIH, INC.

                                                               HISTORICAL
                                                                AMOUNTS
                                                              DECEMBER 31,    PRO FORMA
                                                                  1997        ADJUSTED
                                                              ------------    ---------
Total assets................................................    $163,891      $163,536
Total liabilities...........................................     129,862       129,862
Redeemable preferred stock..................................      14,610            --
Shareholders' equity:
  Common Stock..............................................          --            26
  Class B Common Stock......................................          --           103
  Common Stock, Class A.....................................           7            --
  Common Stock, Class B.....................................           2            --
  Common Stock, Class C.....................................          --            --
  Common Stock, Class D.....................................          --            --
  Treasury Stock............................................         (75)           --
  Detachable stock warrants.................................         189           189
  Additional paid-in capital................................       6,537        20,597
  Retained earnings.........................................      13,526        13,526
  Less unearned compensation................................         767           767
                                                                --------      --------
          Total shareholders' equity........................      19,419        33,674

                                                               HISTORICAL       PRO FORMA
                                                              -------------    ------------
                                                              1997    1996     1997    1996
                                                              ----    -----    ----    ----
Per share amounts:
  Earnings per common share:
     Income before extraordinary item.......................  8.47    11.11     .63    .76
     Extraordinary item.....................................  (.99)      --    (.06)    --
                                                              ----    -----    ----    ---
  Net income................................................  7.48    11.11     .57    .76
                                                              ----    -----    ----    ---
  Earnings per common share -- assuming dilution:
     Income before extraordinary item.......................  6.39     8.15     .49    .57
     Extraordinary item.....................................  (.74)      --    (.05)    --
                                                              ----    -----    ----    ---
  Net income................................................  5.65     8.15     .44    .57
                                                              ----    -----    ----    ---

     Also, in connection with the Offering, the Company plans to adopt a Long-Term Equity Incentive Plan (the "Incentive Plan") designed to provide incentives to present and future key employees of the Company and its subsidiaries as may be selected by the Compensation Committee of the Board of Directors (the "Committee"). The Incentive Plan will provide for the granting to Participants the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance units, performance grants and other awards deemed appropriate by the Committee. An aggregate of up to 750,000 shares will be reserved for issuance under the Incentive Plan. The Incentive Plan affords the Company latitude in tailoring incentive compensation for the retention of key employees. This plan also limits the number of shares each participant in the plan shall be entitled to receive to no more than 25,000 common shares in any calendar year and is scheduled to terminate ten years from the date the Incentive Plan is approved.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Gerber Childrenswear, Inc.

     We have audited the accompanying consolidated statements of income and cash flows of Gerber Childrenswear, Inc. ("Predecessor Company") for the year ended December 31, 1995. These financial statements are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of the Predecessor Company for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Greenville, South Carolina
September 12, 1997

                           GERBER CHILDRENSWEAR, INC.
                            ("PREDECESSOR COMPANY")

                        CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

Net sales...................................................            $197,401
Cost of sales...............................................             156,434
                                                                        --------
Gross margin................................................              40,967
Selling, general and administrative expenses................              24,633
                                                                        --------
Income before income taxes..................................              16,334
Federal and state income taxes (Note 2):
  Current...................................................  $6,716
  Deferred..................................................    (446)      6,270
                                                              ------    --------
Net income..................................................            $ 10,064
                                                                        ========

                            See accompanying notes.

                           GERBER CHILDRENSWEAR, INC.
                            ("PREDECESSOR COMPANY")

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

OPERATING ACTIVITIES
Net income..................................................  $ 10,064
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................     1,959
  Provision for allowance for doubtful accounts.............    (1,155)
  Provision for deferred income taxes.......................      (446)
  Loss on disposal of fixed assets..........................       (10)
  Changes in operating assets and liabilities:
     Inventories............................................     4,931
     Accounts receivable....................................    (1,213)
     Prepaid expenses.......................................       (47)
     Accounts payable.......................................    (3,371)
     Accrued expenses.......................................     1,362
     Income taxes payable...................................     2,107
     Other accrued liabilities..............................    (1,564)
     Accrued pension and postretirement benefit cost........       755
                                                              --------
Net cash provided by operating activities...................    13,372

INVESTING ACTIVITIES
Purchases of property, plant and equipment..................    (1,483)

FINANCING ACTIVITIES
Advances to parent..........................................   (11,728)
                                                              --------
Net increase in cash and cash equivalents...................       161
Cash and cash equivalents at December 31, 1994..............       319
                                                              --------
Cash and cash equivalents at December 31, 1995..............  $    480
                                                              ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash investing and financing activities:
  Fixed assets transferred to parent as a dividend..........  $  1,248

                            See accompanying notes.

                           GERBER CHILDRENSWEAR, INC.
                            ("PREDECESSOR COMPANY")

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Gerber Childrenswear, Inc. ("the Company") is a wholly-owned subsidiary of Gerber Products Company. In August 1994, Sandoz, Ltd. ("Sandoz"), a company headquartered in Switzerland, acquired Gerber Products Company. The financial statements of the Company as of December 31, 1995 are based on historical costs incurred and recorded by the Company which in the opinion of management include all material expenses on a stand-alone basis.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany transactions have been eliminated in consolidation.

  Revenue Recognition

     Substantially all revenue is recognized when products are shipped to customers.

  Concentration of Credit Risk

     The Company manufactures infant apparel and products that are primarily sold to retail entities throughout the United States. The Company's primary customers are mass merchants and discount stores. Sales to three customers represented approximately 58% of net sales for 1995. The Company performs periodic credit evaluations of their customers and generally does not require collateral for credit sales.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  Advertising

     Advertising costs of approximately $3,108,000 were expensed as incurred.

  Property, Plant and Equipment

     Depreciation of property, plant and equipment is computed by the straight-line method over the estimated useful lives of the assets. Depreciation for income tax reporting is computed based upon "Modified Accelerated Cost Recovery System" guidelines.

  Income Taxes

     The Company accounts for its income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

                           GERBER CHILDRENSWEAR, INC.
                            ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company was included in a consolidated Federal income tax return filed by its parent company, Gerber Products Company. The Company provides for income taxes on a stand-alone separate taxpayer basis, and reflects current income taxes as a part of its accounts with its parent company. In conjunction with the sale of the Company in January 1996 to a third party, Gerber Products Company assumed all current income tax liabilities at December 31, 1995 and up to the date of the sale.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  INCOME TAXES

     Income tax expense is different from the amount that would result from applying the Federal statutory rate to income before income taxes as follows (in thousands):

Federal tax at statutory rate...............................  $5,717
State income tax, net of Federal tax benefit................     531
Other.......................................................      22
                                                              ------
Income tax expense..........................................  $6,270
                                                              ======

     Current and deferred income tax expense are as follows:

Current:
  Federal...................................................  $5,917
  State.....................................................     799
                                                              ------
Total current...............................................   6,716
Deferred:
  Inventory reserves........................................    (704)
  Postretirement benefits...................................    (452)
  Restructuring reserves....................................     436
  Depreciation..............................................    (308)
  Other.....................................................     582
                                                              ------
Total deferred..............................................    (446)
                                                              ------
Income tax expense..........................................  $6,270
                                                              ======

     Income taxes paid were approximately $400,000 in 1995.

3.  EMPLOYEE BENEFIT PLANS

     The Company has two non-contributory defined benefit pension plans that cover substantially all full-time domestic employees. Benefits are based on the employee's years of service and, for salaried employees, each employee's compensation during the last five years of employment. The company's funding policy is to make the minimum annual contributions required by applicable regulations.

                           GERBER CHILDRENSWEAR, INC.
                            ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net periodic pension cost included the following components at December 31, 1995 (in thousands):

                                             SALARIED    NON-SALARIED      TOTAL
                                             --------    -------------    -------
Service cost...............................  $   640         $ 174        $   814
Interest cost..............................    1,016           575          1,591
Expected return of assets..................   (1,316)         (556)        (1,872)
                                             -------         -----        -------
Net periodic pension cost..................  $   340         $ 193        $   533
                                             =======         =====        =======

     A weighted-average discount rate of 8.0% and a rate of increase in future compensation levels of 5.5% were used in determining the actuarial present value of projected benefit obligations. The expected long-term rate of return on plans' assets was 9.0%.

     The plans' assets are invested primarily in mutual funds via the Gerber Childrenswear, Inc. Retirement Plans Master Trust and in a group annuity contract with an insurance company.

     The Company also has an investment retirement plan for salaried employees which provides for salaried employees and Company contributions. The Company will match 50% of the employee's contributions up to a maximum of 3% of the employee's compensation. In addition, the Company has a defined contribution plan for the benefit of its full-time hourly employees. The Company contributes one and one-half percent of each participant's annual compensation to the plan. Employees are not allowed to contribute to this plan. Total expense under these salaried and hourly employees defined contribution plans was approximately $536,000 for 1995.

     The Company also sponsors two defined benefit postretirement health care plans covering all full-time domestic employees. The plans are contributory, with retiree contributions adjusted annually, and contain other cost-sharing features such as deductibles and coinsurance. The accounting for the plans anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

     Net periodic post retirement benefit cost for 1995 included the following components (in thousands):

                                                 SALARIED    NON-SALARIED    TOTAL
                                                 --------    ------------    -----
Service cost...................................    $235          $260        $495
Interest cost..................................     137           171         308
                                                   ----          ----        ----
Net periodic postretirement benefit cost.......    $372          $431        $803
                                                   ====          ====        ====

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent. The weighted-average annual assumed rate of increase in the per capita cost of covered medical benefits is 9 percent to 11 percent and is assumed to decrease gradually to 5.5 percent by 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rate by one percentage point in each year would increase the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by approximately $170,000.

4.  LEASES

     The Company leases buildings and machinery under operating leases with various renewal terms and expiring in various years through 2000. Rent expense for 1995 was approximately $2,840,000. Future

                           GERBER CHILDRENSWEAR, INC.
                            ("PREDECESSOR COMPANY")

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

minimum lease payments under noncancelable operating leases at December 31, 1995 are as follows (in thousands):

1996................................................  $1,549
1997................................................     984
1998................................................     503
1999................................................     496
2000................................................      20
                                                      ------
                                                      $3,552
                                                      ======

5.  LETTERS OF CREDIT

     The Company has letters of credit outstanding totaling approximately $4,600,000. These are used in conjunction with purchases from foreign vendors.

6.  BUSINESS SEGMENTS

     The Company operates in the apparel line of business, which encompasses the manufacture, distribution, and sale of infant and toddler's sleepwear, playwear, underwear, bedding and cloth diapers to mass merchandise outlets under Gerber trademark and private labels. The Company's principal operations and markets are located in the United States.

     Net sales, earnings before interest and income taxes, depreciation and amortization, capital expenditures and identifiable assets of businesses outside of the United States were not significant. Historically, transfers of product between geographic areas have not been significant.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Auburn Hosiery Mills, Inc. and Subsidiary
Auburn, Kentucky

     We have audited the accompanying consolidated statements of income and cash flow of Auburn Hosiery Mills, Inc. and Subsidiary for the period January 1, 1997 through December 16, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of income and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the statements of income and cash flows provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the operations of Auburn Hosiery Mills, Inc. and Subsidiary and cash flows for the period January 1, 1997 through December 16, 1997, in conformity with generally accepted accounting principles.

                                          J. C. HOLLAND & CO., PSC

Bowling Green, Kentucky
January 16, 1998

                   AUBURN HOSIERY MILLS, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
            FOR THE PERIOD JANUARY 1, 1997 THROUGH DECEMBER 16, 1997

                                                                 DOLLARS IN
                                                                 THOUSANDS
                                                              (EXCEPT EARNINGS
                                                                 PER SHARE)
                                                              ----------------
Net sales...................................................      $49,033
Cost of goods sold..........................................       39,019
                                                                  -------
Gross profit................................................       10,014
                                                                  -------
Operating expenses
  Sales and distribution expenses -- Note 4.................        5,941
  General and administrative expenses.......................        2,269
                                                                  -------
                                                                    8,210
                                                                  -------
Income from operations......................................        1,804
Other income (expense)
  Commission income -- Note 4...............................          443
  Interest expense..........................................         (333)
  Loss on disposal of equipment.............................           (6)
  Interest income...........................................          182
  Other.....................................................          380
                                                                  -------
                                                                      666
                                                                  -------
Income before income taxes..................................        2,470
Income taxes -- Note 2......................................          939
                                                                  -------
Net income..................................................      $ 1,531
                                                                  =======
Basic and diluted earnings per share........................      $ 1,143
                                                                  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                   AUBURN HOSIERY MILLS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
            FOR THE PERIOD JANUARY 1, 1997 THROUGH DECEMBER 16, 1997

                                                              DOLLARS IN
                                                              THOUSANDS
                                                              ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $ 1,531
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     1,413
     Amortization...........................................        13
     Loss on sale of assets.................................         6
     Change in assets and liabilities:
       Increase in accounts receivable......................    (1,658)
       Decrease in inventories..............................       407
       Decrease in other receivables........................         7
       Increase in refundable income taxes..................      (432)
       Increase in other current assets.....................      (116)
       Increase in accounts payable.........................       276
       Increase in accrued royalties and commissions........        54
       Increase in accrued labor............................        66
       Increase in accrued vacation.........................        91
       Increase in bank overdraft...........................       427
       Increase in other accrued expenses and payables......       304
       Decrease in deferred income taxes....................        (2)
                                                               -------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........     2,387
                                                               -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (1,136)
  Net decrease in restricted cash...........................         8
  Appreciation in cash surrender value of life insurance....       (97)
  Payments received on receivables from affiliates..........        71
  Loans to stockholder......................................    (1,512)
                                                               -------
          NET CASH USED IN INVESTING ACTIVITIES.............    (2,666)
                                                               -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under revolving loan agreement.............     1,271
  Principal payments on long-term debt......................    (1,038)
                                                               -------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........       233
                                                               -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................         1
                                                               -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................       (45)
CASH AND CASH EQUIVALENTS AT JANUARY 1, 1997................        98
                                                               -------
          CASH AND CASH EQUIVALENTS AT DECEMBER 16, 1997....   $    53
                                                               =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD JANUARY 1, 1997 THROUGH DECEMBER
  16, 1997 FOR:
  Interest..................................................   $   338
  Income taxes..............................................     1,584

   The accompanying notes are an integral part of the consolidated financial statements.

                   AUBURN HOSIERY MILLS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 16, 1997

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Auburn Hosiery Mills, Inc. and Subsidiary (the "Company") is engaged in the production and sale of various styles of socks to retail chain stores primarily in the United States of America.

  Basis of Consolidation

     These consolidated financial statements include the accounts of the Company and its wholly-owned foreign subsidiary after elimination of significant intercompany balances and transactions.

  Foreign Currency Translation

     Assets and liabilities of the Company's wholly-owned subsidiary are translated into U.S. dollars at the current rate of exchange, while revenues and expenses are translated at the average exchange rate during the year. Translation adjustments are excluded from the results of operations and are reported as a separate component of stockholders' equity.

  Cash and Cash Equivalents

     Cash and cash equivalents include demand deposits, certificates of deposit and highly liquid investments with original maturities of three months or less.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is computed using currently adjusted standards that approximate actual cost on first-in, first-out basis. Market is based on estimated net realizable value.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Improvements and replacements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. The cost is depreciated over the estimated useful lives of the related assets. Leased equipment is amortized over the term of the related lease. Depreciation and amortization are computed on the straight-line method for financial reporting purposes and on an accelerated method for income tax purposes.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Intangibles

     Loan closing costs and other deferred charges are amortized over the life of the related charges on the straight-line method.

                   AUBURN HOSIERY MILLS, INC. AND SUBSIDIARY

  S Corporation -- Income Tax Status

     During 1987, the Company elected to be taxed under the provisions of subchapter S of the Internal Revenue Code effective July 1, 1987. Under those provisions, the Company did not pay federal or state corporate income taxes on its taxable income. Instead, the stockholders were liable for individual federal and state income taxes on their respective shares of the Company's taxable income. Effective November 1, 1989, the Company terminated its S corporation status when it purchased the wholly-owned subsidiary. A provision for federal and state income taxes has been included in these financial statements for the period January 1, 1997 through December 16, 1997.

  Deferred Income Taxes

     The Company accounts for its income taxes using Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Differences are primarily inventory cost, vacation payable and depreciation.

  Earnings Per Share

     Earnings per share amounts are based on the number of shares outstanding during the period January 1, 1997 through December 16, 1997, which remained unchanged.

  New Accounting Standards

     The Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income, which is effective for financial statements for fiscal years ending after December 31, 1997. This standard establishes standards for the reporting and display of comprehensive income which is defined under SFAS No. 130 as "the change in equity (net assets) during a period from transactions and other events and circumstances from nonowner sources." Under SFAS No. 130, the Company has several choices in the disclosure of the components of other comprehensive income. The Company plans to implement SFAS No. 130 during the first quarter of fiscal year 1998, and management anticipates that such adoption will have no material effect on the Company's financial condition or results of operations.

NOTE 2:  INCOME TAXES

     Income tax expense is different from the amount that would result from applying the federal statutory rate of 34% to income before income taxes as follows:

                                                            DOLLARS IN
                                                            THOUSANDS
                                                            ----------
Federal tax at statutory rate.............................     $777
State income tax, net of federal tax benefit..............      193
Other.....................................................      (31)
                                                               ----
          Income Tax Expense..............................     $939
                                                               ====

                   AUBURN HOSIERY MILLS, INC. AND SUBSIDIARY

     Current and deferred income tax expense for the period January 1, 1997 through December 16, 1997 are as follows:

                                                            DOLLARS IN
                                                            THOUSANDS
                                                            ----------
Current:
     Federal..............................................     $755
     State................................................      185
                                                               ----
          Total Current...................................      940
                                                               ----
Deferred:
     Inventory............................................       39
     Accrued vacations....................................      (39)
     Reserve for bad debts................................      (96)
     Depreciation.........................................       95
                                                               ----
          Total Deferred..................................       (1)
                                                               ----
          Income Tax Expense..............................     $939
                                                               ====

     Income taxes paid were approximately $1,401,000 for the period January 1, 1997 through December 16, 1997.

NOTE 3:  OPERATING LEASES -- LESSEE

     The Company leases various equipment under non-cancellable operating leases.

     Rent expense was approximately $101,000, net of subleases of approximately $91,000, for the period January 1, 1997 through December 16, 1997.

NOTE 4:  RELATED PARTY TRANSACTIONS

     One of the Company's stockholders owns certain companies that AUBURN HOSIERY MILLS, INC. uses as its sales representatives and pays those companies sales commissions. Also, the Company remits royalties through its affiliates to pay license grantors. The following is a summary of transactions with affiliates for December 16, 1997 and the period January 1, 1997 through December 16, 1997.

                                                              DOLLARS IN
                                                              THOUSANDS
                                                              ----------
Sales commissions paid to affiliates (included in sales and
  distribution expense in the accompanying consolidated
  statements of income).....................................    $2,732
                                                                ======
Royalties paid through affiliates (included in sales and
  distribution expense in the accompanying consolidated
  statements of income).....................................    $2,157
                                                                ======

     The Company sold greige goods inventory at market price to a foreign affiliate, which amounted to approximately $149,000 for the period January 1, 1997 through December 16, 1997.

     The Company's subsidiary received approximately $443,000 in commission income from a foreign affiliate for the period January 1, 1997 through December 16, 1997.

                   AUBURN HOSIERY MILLS, INC. AND SUBSIDIARY

NOTE 5:  CONCENTRATIONS

     The Company sells a substantial portion of its product to certain customers. Customers with ten percent or more of the Company's sales during the period January 1, 1997 through December 16, 1997 aggregated to approximately $32,239,000.

     The Company manufactures and sells a substantial portion of its product under a single licensing agreement. This agreement was renewed January 1, 1998 and expires December 31, 2002 and is renewable for an additional 5 years at that time.

NOTE 6:  PROFIT SHARING PLAN

     The Company has a defined contribution plan covering all employees of the Company who have two years of service of at least 1,000 hours each year. The Company's contribution is determined by its Board of Directors annually. The contributions charged to operations for the period January 1, 1997 through December 16, 1997 was $100,000.

NOTE 7:  CONTINGENCIES

     The Company is self-insured for their group medical plan. Any person who is actively working for the employer on a full-time basis (at least 30 hours per week) and has been with the Company at least 90 days is eligible to participate in the plan. Dependent coverage is also offered to qualified dependents of an eligible employee. The Company has contracted with an administrator to process claims and has purchased stop-loss insurance to limit its losses on individual and aggregate claims. The Company's loss limit per person is $40,000 and the individual lifetime maximum stop loss coverage is $1,000,000; the Company's annual aggregate loss limit is based on a monthly limit per the average number of employees in the plan. The Company's minimum annual aggregate loss is equal to the greater of the average number of employees in the plan times a $330 allowance times 90% or $1,842,588. Stop-loss insurance will pay any claims in excess of these calculated annual limits.

     The Company elected to become self-insured for their worker's compensation insurance. The Company has contracted with an administrator to process claims and provide stop-loss insurance to limit its losses on individual and aggregate claims. The Company's loss limit per event has a range from $150,000 to $300,000; the Company's aggregate loss limit is $1,000,000. Stop-loss insurance will pay any claims in excess of these limits.

     The Company has obtained a letter of credit from Nations Bank for $150,000 for the purpose of supporting the worker's compensation self-insurance.

NOTE 8:  SUBSEQUENT EVENT

     The stockholders of Auburn Hosiery Mills, Inc. and Subsidiary sold 100% of their stock to GCIH, Inc., a Delaware corporation, effective as of the close of business December 16, 1997.

NOTE 9:  SEGMENT INFORMATION

     The Company operates in a single hosiery line of business, encompassing the manufacture, distribution and sale of sport socks under the Wilson, Converse and Coca-Cola names to major retailers. The Company's principal operations and markets are located in the United States.

     Net sales, earnings before interest and income taxes, depreciation and amortization, capital expenditures and identifiable assets of businesses outside of the United States were not significant. Historically, transfers of product between geographic areas have not been significant. During the period January 1, 1997 through December 16, 1997, sales to a single customer amounted to approximately 66% of total net sales.

                       SPORT SOCKS CO. (IRELAND) LIMITED

Report of Independent Accountants

To the Board of Directors of Sport Socks Co. (Ireland) Limited


     We have audited the accompanying statements of profit and loss account and of cash flows of Sport Socks Co. (Ireland) Limited ("the company") for the fifty weeks ended 16 December 1997 (the "financial statements") all expressed in Irish pounds as set out on pages F-44 to F-55 inclusive. These financial statements are the responsibility of the company's directors and management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements audited by us present fairly, in all material respects the results of its operations and its cash flows for the fifty weeks ended 16 December 1997 in conformity with accounting principles generally accepted in Ireland.

     Accounting principles generally accepted in Ireland vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net loss expressed in Irish pounds for the fifty weeks ended 16 December 1997 to the extent summarised in Note 16 to the financial statements.

                                          PRICE WATERHOUSE

CORK, IRELAND
Date: 23 February 1998

                       SPORT SOCKS CO. (IRELAND) LIMITED

                            PROFIT AND LOSS ACCOUNT
                       FIFTY WEEKS ENDED 16 DECEMBER 1997

                                                                 IRL
                                                              ----------
TURNOVER....................................................  12,519,930
Cost of sales...............................................  (8,514,277)
                                                              ----------

GROSS PROFIT................................................   4,005,653
Selling and distribution costs..............................  (2,434,199)
Administrative expenses.....................................    (919,353)
Exceptional item -- loss on foreign exchange commitments
  (note 10).................................................    (716,000)
                                                              ----------

OPERATING LOSS..............................................     (63,899)
Interest receivable.........................................       9,913
Interest payable (note 3)...................................     (56,835)
                                                              ----------

LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION (note 4)........    (110,821)
Taxation credit (note 5)....................................      25,275
                                                              ----------

LOSS FOR THE FINANCIAL PERIOD...............................     (85,546)
Transfer to other reserves (note 6).........................    (109,703)
Allotment of equity share capital (note 6)..................    (100,000)
                                                              ----------
Decrease in balance during the period.......................    (295,249)
Balance at beginning of period..............................   1,886,096
                                                              ----------

BALANCE AT END OF PERIOD (note 7)...........................   1,590,847
                                                              ==========

     Turnover and operating loss arose solely from continuing operations. There were no recognised gains and losses other than those dealt with in the profit and loss account.


     The accompanying footnotes on pages F-46 to F-55 are an integral part of these financial statements.


ON BEHALF OF THE BOARD

R L Solar
K K Angliss

                       SPORT SOCKS CO. (IRELAND) LIMITED

                              CASH FLOW STATEMENT
                       FIFTY WEEKS ENDED 16 DECEMBER 1997

                                                                 IRL
                                                              ----------
NET CASH INFLOW FROM OPERATING ACTIVITIES (note 8)..........   1,731,068
                                                              ----------

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid...............................................     (58,741)
Interest element of finance lease rentals...................      (1,281)
Interest received...........................................       9,372
                                                              ----------
Net cash outflow from returns on investments and servicing
  of finance................................................     (50,650)
                                                              ----------

TAXATION
Corporation tax paid........................................    (113,882)
                                                              ----------

CAPITAL EXPENDITURE
Purchase of tangible assets.................................  (1,341,164)
                                                              ----------

EQUITY DIVIDENDS PAID.......................................          --
                                                              ----------

Net cash inflow before management of liquid resources and
  financing.................................................     225,372
                                                              ----------

MANAGEMENT OF LIQUID RESOURCES..............................          --
                                                              ----------

FINANCING
Bank loan advances (note 8).................................     298,645
Bank loans repaid (note 8)..................................    (393,832)
Repayment of loan from director (note 8)....................    (100,000)
Capital element of finance lease rentals (note 8)...........     (36,409)
Capital grants received.....................................     132,715
                                                              ----------
Net cash outflow from financing.............................     (98,881)
                                                              ----------
INCREASE IN CASH (note 8)...................................     126,491
                                                              ==========


     The accompanying footnotes on pages F-46 to F-55 are an integral part of these financial statements.


ON BEHALF OF THE BOARD

R L Solar
K K Angliss

                       SPORT SOCKS CO. (IRELAND) LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

1  ACCOUNTING POLICIES

BASIS OF ACCOUNTING

     The financial statements are prepared under the historical cost convention, in Irish pounds, and in accordance with accounting standards generally accepted in Ireland. The preparation of financial accounts in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TURNOVER

     Turnover represents the invoiced value of goods to third parties, exclusive of value added tax.

TANGIBLE ASSETS

     Tangible assets are stated at cost less accumulated depreciation.

     Depreciation is calculated in order to write off the cost of tangible assets other than land over their estimated useful lives by equal annual instalments. The estimated useful lives of tangible assets by reference to which depreciation has been calculated are as follows:

Leasehold buildings.......................................  25 years
Plant and machinery.......................................  7 years
Office equipment..........................................  10 years
Motor vehicles............................................  3 years

LEASES

     Where tangible assets are financed by leasing agreements which give rights approximating to ownership ("finance leases") they are treated as if they had been purchased outright at the present values of the minimum lease payments and the corresponding leasing liabilities are shown in the balance sheet as finance leases.

     Depreciation is calculated in order to write off the amounts capitalised over the estimated useful lives of the assets by equal annual instalments. Interest arising on finance leases is charged to the profit and loss account in proportion to the amounts outstanding under the leases.

     All operating lease rentals are charged to the profit and loss account on a straight line basis.

STOCKS

     Stocks are stated at the lower of cost and net realisable value.

     Cost is based on normal levels of cost and activity and comprises cost of purchase and, where applicable, cost of conversion to current condition. Cost of purchase includes charges such as freight or duty where appropriate. Cost of conversion includes direct labour, direct expenses and fixed and variable production overhead expenditure.

     Net realisable value comprises the actual or estimated selling price (net of trade but before settlement discounts), less all further costs to completion, and less all costs to be incurred in marketing, selling and distribution.

                       SPORT SOCKS CO. (IRELAND) LIMITED

DEFERRED TAXATION

     Deferred taxation is provided on timing differences to the extent that it is expected to become payable in the foreseeable future and any amount not provided is disclosed as a contingent liability.

     Timing differences are temporary differences between profits as computed for taxation purposes and profits as stated in the financial statements which arise because certain items of income and expenditure in the financial statements are dealt with in different periods for taxation purposes.

FOREIGN CURRENCIES

     Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the balance sheet date and revenues, costs and non-monetary assets at the exchange rates ruling at the dates of the transactions. However, where a transaction is covered by way of forward contract, the contracted exchange rate is used to translate the asset, liability, revenue or cost.

     Profits and losses arising from foreign currency translations and on settlement of amounts receivable and payable in foreign currency are dealt with through the profit and loss account.

     Monetary assets are money held and amounts to be received in money; all other assets are non-monetary assets.

     Where the company enters into forward currency contracts to hedge foreign exchange exposures on anticipated foreign currency trading receipts, unrealised gains and losses on all contracts yet to mature are calculated and reflected in the profit and loss account for the period.

GRANTS

     Capital grants are treated as deferred income, which is credited to the profit and loss account on the same basis as the related tangible assets are depreciated.

     Employment grants receivable on creation of new jobs are treated as deferred income, which is credited to the profit and loss account over the minimum period for which each job must be maintained. The period by reference to which employment grants are amortised is five years being the minimum period for which each job must be maintained.

PENSION COSTS

     Contributions to the defined contribution pension scheme are charged to the profit and loss account as incurred.

2  BACKGROUND OF THE COMPANY AND BASIS OF PREPARATION

     Sport Socks Co. (Ireland) Limited was incorporated on 19 December 1989 and is registered in the Republic of Ireland. The company manufactures and sells branded sport socks in Europe under established brand names such as Wilson, Coca Cola and Dunlop through volume retailers and major sporting goods chains. The company was wholly owned and controlled in the period by Mr. J. P. Manning, shareholder and director. With effect from 17 December 1997, the company is a wholly owned subsidiary of Gerber Childrenswear Inc. incorporated in the state of Delaware, USA.

     These financial statements, prepared for the fifty weeks ended 16 December 1997, do not constitute "statutory accounts" within the meaning of the Companies Acts 1963 to 1990 of Ireland for the period presented. Statutory accounts were prepared for the year ended 31 December 1997.

                       SPORT SOCKS CO. (IRELAND) LIMITED

     These financial statements exclude a balance sheet, related balance sheet notes, comparatives for the prior year, a Directors' Report and certain other information (such as names and addresses of the Company's auditors, bankers and solicitors) which are required of "statutory accounts" by the Companies Acts 1963 to 1990. However, they include all material disclosures required by generally accepted accounting principles in Ireland including those Companies Acts disclosures relating to profit and loss and cash flow statements.

3  INTEREST PAYABLE

                                                               IRL
                                                              ------
This interest was in respect of:
Borrowings wholly repayable within five years:
     - bank overdrafts......................................   1,788
     - bank loans...........................................  40,117
     - finance leases.......................................   1,281
     - creditors............................................  13,649
                                                              ------
                                                              56,835
                                                              ======

4  LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                 IRL
                                                              ---------
Loss on ordinary activities before taxation has been arrived at after charging:
Staff costs
     - wages and salaries...................................  3,375,602
     - social welfare costs.................................    313,801
     - pension costs........................................     75,217
                                                              ---------
                                                              3,764,620
Depreciation................................................    805,181
Royalties...................................................    679,351
Currency translation loss...................................    170,199
Loss on foreign exchange commitments........................    716,000
Auditors' remuneration......................................     19,795
Directors' emoluments.......................................         --
                                                              =========
and after crediting:
Amortisation of capital grants..............................     59,804
Amortisation of employments grants..........................    172,998
Training grants.............................................     23,508
                                                              =========

     The estimated useful economic lives and recoverable values of tangible assets are subject to regular review by management. Where management has committed to a plan to dispose of or replace the assets, whether by sale or abandonment, the assets are reduced to their estimated fair values and a charge is reflected in the profit and loss account. As a result of the company's ongoing capital expenditure investment programme in 1997, management abandoned or were committed to a plan to dispose of certain assets resulting in a charge to the profit and loss of IRL192,419 and which is included in the depreciation charge.

                       SPORT SOCKS CO. (IRELAND) LIMITED

5  TAXATION CREDIT

                                                               IRL
                                                              ------
Based on profit for the period at 10%
Corporation tax.............................................      --
Deferred tax................................................  20,000
                                                              ------
                                                              20,000
Overprovision in respect of prior years
Corporation tax.............................................   5,275
                                                              ------
                                                              25,275
                                                              ======

     There is no corporation tax charge for the period due to losses incurred.

6  CHANGES IN SHAREHOLDERS' EQUITY

     The changes in shareholders' equity balances are comprised of the following:

                                                            CALLED UP
                                                           EQUITY SHARE    PROFIT AND LOSS     OTHER
                                                             CAPITAL           ACCOUNT        RESERVES
                                                               IRL               IRL            IRL
                                                           ------------    ---------------    --------
Balance at 1 January 1997................................   1,623,800         1,886,096        78,212
Transfers................................................     100,000          (209,703)      109,703
Loss for the financial period............................          --           (85,546)           --
                                                            ---------         ---------       -------
Balance at 16 December 1997..............................   1,723,800         1,590,847       187,915
                                                            =========         =========       =======

     Other reserves represent a non distributable reserve maintained in compliance with the company's existing grant agreements.

     During the period ended 16 December 1997 100,000 ordinary IRL1 shares were allotted in consideration for the reduction by an equivalent amount of the company's revenue reserves.

7  PROFIT AND LOSS ACCOUNT

     Profit and loss account includes IRL810,037 which is not available for distribution until the contingencies referred to in note 11 have expired.

                       SPORT SOCKS CO. (IRELAND) LIMITED

8  NOTES ON THE CASH FLOW STATEMENT

                                                                         IRL
                                                                      ----------
        NET CASH INFLOW FROM OPERATING ACTIVITIES:
          Operating loss............................................     (63,899)
          Depreciation..............................................     805,181
          Amortisation of capital grants............................     (59,804)
          Amortisation of employment grants.........................    (172,998)
          Currency translation loss on director's loan..............      83,697
          Currency translation loss on bank loans...................       9,713
          Exceptional item -- loss on foreign exchange
             commitments............................................     716,000
          Increase in stocks........................................    (205,477)
          Decrease in debtors.......................................      31,004
          Increase in creditors.....................................     587,651
                                                                      ----------
                                                                       1,731,068
                                                                      ==========
                                                                         IRL
                                                                      ----------
        RECONCILIATION OF NET CASHFLOW TO MOVEMENT IN NET DEBT:
          Increase in cash in the year..............................     126,491
          Cash outflow from decrease in debt and finance leases.....     131,596
          Cash outflow from decrease in loan from director..........     100,000
                                                                      ----------
          Reduction in net debt resulting from cash flows...........     358,087
          Effects of changes in foreign exchange rates..............     (93,410)
                                                                      ----------
          Movement in net debt in the period........................     264,677
          Net debt at 1 January 1997................................  (1,021,195)
                                                                      ----------
          Net debt at 16 December 1997..............................    (756,518)
                                                                      ==========

                       SPORT SOCKS CO. (IRELAND) LIMITED

                                                                    EFFECTS OF
                                             AT                       FOREIGN                     AT
                                         1 JANUARY                 EXCHANGE RATE    OTHER     16 DECEMBER
                                            1997      CASH FLOWS      CHANGES      CHANGES       1997
ANALYSIS OF CHANGES IN NET DEBT             IRL          IRL            IRL          IRL          IRL
-------------------------------          ----------   ----------   -------------   --------   -----------
Cash at bank and in hand...............     455,059     (18,454)           --            --     436,605
Bank overdrafts........................    (144,945)    144,945            --            --          --
                                         ----------    --------       -------      --------    --------
Cash...................................     310,114     126,491            --            --     436,605
                                         ----------    --------       -------      --------    --------
Bank loans
Due within one year....................    (217,593)   (298,645)       (9,713)      214,951    (311,000)
Due after one year.....................    (413,424)    393,832            --      (214,951)   (234,543)
                                         ----------    --------       -------      --------    --------
                                           (631,017)     95,187        (9,713)           --    (545,543)
                                         ----------    --------       -------      --------    --------
Finance leases
Due within one year....................     (28,239)     27,697            --       (19,266)    (19,808)
Due after one year.....................     (34,126)      8,712            --        19,266      (6,148)
                                         ----------    --------       -------      --------    --------
                                            (62,365)     36,409            --            --     (25,956)
                                         ----------    --------       -------      --------    --------
Loan from director.....................    (637,927)    100,000       (83,697)           --    (621,624)
                                         ----------    --------       -------      --------    --------
Net debt...............................  (1,021,195)    358,087       (93,410)           --    (756,518)
                                         ==========    ========       =======      ========    ========

     Tangible assets purchases of IRL300,000 were made on extended credit terms. This liability is repayable on an instalment basis over five years commencing subsequent to 16 December 1997.

9  RELATED PARTY TRANSACTIONS

     Details of the company's transactions with related parties are as follows:

          (i) Cost of sales include purchases of stocks of IRL126,070 from Auburn Hosiery Mills Inc, a company owned and controlled by Mr. J.P. Manning during the period.

          (ii) Selling and distribution costs include sales commission payable of IRL286,573 to Sport Socks Co. (UK) Limited, a company owned and controlled by Mr. J.P. Manning during the period.

          (iii) Selling and distribution costs include Wilson licence royalties of IRL372,683 and IRL80,016 respectively payable to Sales and Marketing Hosiery Corporation and Auburn Hosiery Mills Inc., companies controlled and owned by Mr. J.P. Manning, company shareholder and director during the period.

          (iv) Selling and distribution costs include sales and marketing costs amounting to IRL214,376 representing the salary and related expenses of sales and marketing personnel, recharged to the company by JP Manning Inc., a company controlled by Mr. J.P. Manning.

          (iv) Included in administrative expenses are amounts of IRL5,597, IRL8,500 and IRL7,350 respectively, paid to White and Case, and Anthony Carroll & Co. and T. Collins relating to legal and engineering consultancy services provided by firms in which J. Reiner, B. Carroll and T. Collins, company directors, have respective interests.

10  FOREIGN EXCHANGE COMMITMENTS

     The company's revenues are primarily received in currency other than Irish pounds and accordingly the company is subject to currency exposure. The company seeks to limit this risk by entering into forward

                       SPORT SOCKS CO. (IRELAND) LIMITED
currency contracts at varying maturity dates. Unrealised gains or losses on all of those contracts yet to mature are calculated at the balance sheet date and reflected in the profit and loss account for the period.

     At the balance sheet date, the company has contracted to sell forward foreign currencies equivalent to IRL8,032,000 at various rates and maturity dates. Unrealised losses of IRL716,000 in respect of all of those contracts relating to future transactions, excluding those contracts in respect of sales which have arisen or were committed prior to the balance sheet date, are reflected in the profit and loss account. This represents a change in accounting policy for the company and is considered by the directors to be more appropriate to the company's circumstances and give a fairer presentation of the results and financial position of the business. The comparatives have not been restated as in the opinion of the directors the financial effects of the change in accounting policy are not material to the company's comparative results and financial position.

     If the forward currency contracts were considered separately from underlying future revenues the company would be subject to market risk from fluctuations in currency exchange rates. The company only enters these forward contracts to hedge the related currency risks. Therefore there is a market risk only to the extent that the actual foreign currency cashflows differ from anticipated amounts and the only credit risk arises from potential non performance by counter parties which is restricted to the hedging differential and not the principal amount hedged. The company does not anticipate non performance as the counterparties are all licensed banks.

11  CONTINGENT LIABILITIES

CAPITAL GRANTS

     If certain circumstances occur, these grants could be repayable up to a maximum of IRL950,808. Such circumstances would arise if the company ceased to use the assets to which the grants relate.

EMPLOYMENT GRANTS

     If certain circumstances occur, these grants could be repayable up to a maximum of IRL864,991. Such circumstances would arise at any time within five years from the date of receipt of the first moiety of the employment grant in respect of any job if the job should become vacant and remain vacant for a period in excess of six calendar months.

12  EMPLOYEES

     The average number of persons employed by the company during the period was 270, 266 of whom are based in the Republic of Ireland, and 4 in Belgium.

13  PENSIONS

     The company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the company in an independently administered fund. The pension cost charge represents contributions payable by the company to the fund and amounted to IRL75,217.

                       SPORT SOCKS CO. (IRELAND) LIMITED

14  DIRECTORS' RESPONSIBILITIES

     The directors are required to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements, the directors are required to:

     - Select suitable accounting policies and then apply them consistently

     - Make judgements and estimates that are reasonable and prudent

     - Prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business

     The directors are responsible for keeping proper books of account which disclose with reasonable accuracy at any time the financial position of the company. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

15  APPROVAL OF THE FINANCIAL STATEMENTS

     The directors approved the financial statements on 23 February 1998.

16  DIFFERENCES BETWEEN IRISH AND US ACCOUNTING PRINCIPLES

     The financial statements of the company are prepared in accordance with Irish GAAP, which differ in certain significant respects from US GAAP. The following is a reconciliation to US GAAP pursuant to Item 17 of Form 20-F.

                                                                IRL
                                                              -------
Net loss for the period (Irish GAAP)........................  (85,546)
Amortisation of interest capitalised(1).....................   (1,750)
Restructuring costs(2)......................................   36,000
Loss on foreign exchange contracts(3).......................   30,000
Income taxes(4).............................................   (7,000)
                                                              -------
NET LOSS FOR THE PERIOD (US GAAP)...........................  (28,296)
                                                              =======

---------------
(1) CAPITALISATION OF INTEREST EXPENSES AND RELATED AMORTISATION. Under Irish GAAP, interest incurred during the period for which assets are under construction is not required to be capitalised. Under US GAAP, such interest incurred during the period is eligible for capitalisation. The amount capitalised is to be an allocation of the interest cost incurred during the period required to complete the asset. The Company had no assets under construction during the period. The adjustment reflected above relates to amortisation of past interest capitalised in accordance with US GAAP.

(2) RESTRUCTURING COSTS. Under Irish GAAP, the company has accrued over the past three years, a provision to cover the potential costs associated with possible employee redundancies at its manufacturing facility. The related amount charged to profit and loss in the period ended 16 December 1997 totalled IRL36,000. These provisions, which do not conform with the more prescriptive requirements of US GAAP, have been reversed.

(3) LOSS ON FORWARD EXCHANGE CONTRACTS. Under Irish GAAP, the Company adopted during the period an accounting policy to mark to market forward foreign exchange contracts which hedge anticipated transactions (e.g. Future sales). Such transactions do not constitute firm commitments under US GAAP as contemplated by Statement of Standards Accounting No. 52, "Foreign Currency Translation".

                       SPORT SOCKS CO. (IRELAND) LIMITED

    Therefore, under US GAAP such contracts would have been marked to market for both 1996 and 1997. The resultant adjustment of IRL30,000 represents that portion of the total loss recognized under Irish GAAP in the current period which would have been reflected in the prior year under US GAAP.

    Additionally, the Company classified this loss on foreign exchange commitments as an exceptional Item in the Irish GAAP financial statements. Under US GAAP such an item is not considered to be an extraordinary item as such classification is limited to those items that are both unusual in nature and infrequent in occurrence.

(4) INCOME TAXES. Under Irish GAAP, deferred taxes are provided for temporary differences and tax loss carryforwards using the liability method, when it is probable that an asset or liability will crystalise. Under US GAAP, deferred taxes are provided for temporary differences and for tax loss carryforwards. A valuation allowance is established when it is more likely than not that the deferred tax asset will not be realised. Additionally, for US GAAP purposes, deferred taxes are provided in respect of US GAAP adjustments to the book basis of assets and liabilities.

                       SPORT SOCKS CO. (IRELAND) LIMITED

STATEMENT OF CASHFLOWS

     The company's cashflow statement prepared in accordance with Irish GAAP is different from that which is required under SFAS 95. A statement of cash flows provided under SFAS 95 is as follows:

                                                                 IRL
                                                              ----------
NET LOSS FOR THE PERIOD (US GAAP)...........................     (28,296)
ADJUSTMENTS TO RECONCILE NET LOSS TO CASH PROVIDED FROM
  OPERATING ACTIVITIES
Depreciation................................................     806,931
Amortisation of capital grants..............................     (59,804)
Amortisation of employment grants...........................    (172,998)
Currency translation loss on directors' loan................      83,697
Currency translation loss on bank loans.....................       9,713
Exceptional item -- loss on foreign exchange commitments....     686,000
Increase in stocks..........................................    (205,477)
Decrease in debtors.........................................      31,004
Increase in creditors and other liabilities.................     415,766
                                                              ----------
Net cash provided by operating activities...................   1,566,536
                                                              ----------
CASH UTILISED IN INVESTING ACTIVITIES
Payments for tangible assets................................  (1,341,164)
                                                              ----------
CASHFLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loan advances............................     298,645
Payments to settle bank debt................................    (538,777)
Repayments of loan from director............................    (100,000)
Capital element of finance lease rentals....................     (36,409)
Capital grants received.....................................     132,715
                                                              ----------
Net cash outflow from financing activities..................    (243,826)
                                                              ----------
Net decrease in cash and cash equivalents for the year......     (18,454)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     455,059
                                                              ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................     436,605
                                                              ==========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest.........  IRL60,022
Income tax.......  IRL113,882

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................    11
Use of Proceeds.......................    19
Dividend Policy.......................    19
Capitalization........................    20
Dilution..............................    21
Selected Consolidated Financial
  Data................................    22
Unaudited Pro Forma Condensed
  Consolidated Statement of
  Operations..........................    24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    27
Business..............................    36
Management............................    53
Certain Relationships and Related
  Transactions........................    60
Principal Stockholders................    63
Description of Certain Indebtedness...    64
Description of Capital Stock..........    66
Certain United States Federal Income
  Tax Consequences to Non-United
  States Holders of Common Stock......    68
Shares Eligible for Future Sale.......    70
Underwriting..........................    72
Legal Matters.........................    74
Experts...............................    74
Additional Information................    75
Index to Consolidated Financial
  Statements..........................   F-1
  UNTIL                , 1998 (25 DAYS AFTER
THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN
ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
============================================


======================================================

                                3,600,000 SHARES

                                  GERBER LOGO

                           GERBER CHILDRENSWEAR, INC.

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                                LEHMAN BROTHERS

                                  FURMAN SELZ

                              WASSERSTEIN PERELLA
                                SECURITIES, INC.
                                          , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses of the issuance and distribution of the securities being registered other than underwriting compensation:


SEC registration fee........................................  $18,319.50
NASD filing fee.............................................    6,710.00
New York Stock Exchange original listing fee................      92,685
Blue sky fees and expenses (including attorneys' fees and
  expenses).................................................       5,000
Printing and engraving expenses.............................     200,000
Transfer agent's fees and expenses..........................       3,500
Accounting fees and expenses................................     300,000
Legal fees and expenses.....................................     300,000
Miscellaneous expenses......................................   73,785.50
                                                              ----------
     Total..................................................  $1,000,000
                                                              ==========


------------------------
* To be provided by amendment.

     All amounts are estimated except for the SEC registration fee and the NASD filing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by
Section 145.

     In that regard, the Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Over the past three years, the Company sold shares of its capital stock as follows in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, or Rule 701 pursuant to Section 3(b) of the Securities Act.

SERIES A PREFERRED STOCK, PAR VALUE $0.01 PER SHARE.

     Shares of Series A Preferred Stock of GCIH were sold to the following persons on the following dates. Such shares were converted immediately prior to the Offering into either (a) shares of Common Stock or (b) the right to receive cash, in each case pursuant to the Merger described herein. See "Certain Relationships and Related Transactions--The Reorganization."

                                                                   NUMBER            AGGREGATE
       DATE                              NAME                     OF SHARES        PURCHASE PRICE
       ----                              ----                     ---------        --------------
January 22, 1996        Citicorp Venture Capital, Ltd.            86,974.5         $8,697,446.50
January 22, 1996        CCT III, L.P.                             15,348.4         $1,534,843.50
January 22, 1996        Richard M. Cashin                          3,327.5         $  332,746.50
January 22, 1996        Natasha Partnership                        2,774.4         $  277,439.30
January 22, 1996        David Thomas                               2,774.4         $  277,439.30
January 22, 1996        Thomas McWilliams                            950.7         $   95,070.50
January 22, 1996        John Weber                                   475.4         $   47,535.30
January 22, 1996        Byron L. Knief                               237.7         $   23,767.60
January 22, 1996        Michael A. Delaney                           237.7         $   23,767.60
January 22, 1996        David Y. Howe                                237.7         $   23,767.60
January 22, 1996        M. Saleem Muqaddam                           190.1         $   19,014.20
January 22, 1996        Charles E. Corpening                          95.1         $    9,507.00
January 22, 1996        Richard Solar                              1,188.4         $  118,838.10
January 22, 1996        Edward Kittredge                           1,188.4         $  118,838.10
January 22, 1996        David Jones                                  950.7(1)      $   95,070.40
January 22, 1996        David Uren                                   451.6         $   45,158.50

---------------

(1) Repurchased by the Company on February 11, 1997.

CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE.

     Shares of Class A Common Stock of GCIH were sold to the following persons on the following dates. Such shares were converted into Common Stock immediately prior to the Offering pursuant to the Merger described herein. See "Certain Relationships and Related Transactions--Reorganization."

                                                                                     AGGREGATE
                                                                    NUMBER           PURCHASE
       DATE                              NAME                      OF SHARES           PRICE
       ----                              ----                      ---------        -----------
January 22, 1996        Citicorp Venture Capital, Ltd.             523,476.0(2)     $523,476.00
January 22, 1996        CCT III, L.P.                               79,584.0        $ 79,584.00
January 22, 1996        Richard M. Cashin                           17,253.5        $ 17,253.50
January 22, 1996        63 BR Partnership                           14,385.7        $ 14,385.70
January 22, 1996        David Thomas                                14,385.7        $ 14,385.70
January 22, 1996        Alchemy, L.P.                                4,929.5        $  4,929.50
January 22, 1996        John Weber                                   2,464.7        $  2,464.70
January 22, 1996        Byron L. Knief                               1,232.4        $  1,232.40
January 22, 1996        Michael A. Delaney                           1,232.4        $  1,232.40
January 22, 1996        David Y. Howe                                1,232.4        $  1,232.40
January 22, 1996        M. Saleem Muqaddam                             985.8        $    985.80
January 22, 1996        Charles E. Corpening                           493.0        $    493.00

---------------

(2) The Company repurchased (a) 23,500 of such shares on February 11, 1997 for $1.00 per share, or an aggregate consideration of $23,500 and (b)50,826.8 of such shares on September 30, 1997 at a price of $1.00 for an aggregate consideration of $50,826.80. Such repurchased shares were canceled but reissued in the form of Class B Common Stock of GCIH.

CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE.

     Shares of Class B Common of GCIH were sold to the following persons on the following dates. Such shares were converted into shares of Common Stock immediately prior to the Offering, pursuant to the Merger described herein. See "Certain Relationships and Related Transactions--Reorganization."

                                                                   NUMBER            AGGREGATE
       DATE                              NAME                     OF SHARES        PURCHASE PRICE
       ----                              ----                     ---------        --------------
January 22, 1996        Richard Solar                             23,661.9         $   23,661.90
January 22, 1996        Edward Kittredge                          76,161.9         $   27,161.90
January 22, 1996        David Jones                               29,929.6(3)      $   29,929.60
January 22, 1996        David Uren                                14,841.5         $   14,841.50
February 11, 1997       Joseph Medalie                               2,500         $    2,500.00
February 28, 1997       Gerardo M. Arce                                250         $      250.00
February 28, 1997       Larry L. Bateman                               500         $      500.00
February 28, 1997       Charles W. Berry                               500         $      500.00
February 28, 1997       Ronald C. Boone                                500         $      500.00
February 28, 1997       Harvey Burak                                 1,000         $    1,000.00
February 28, 1997       Ray Jefferson Caplenor                       1,500(4)      $    1,500.00
February 28, 1997       LeeAnn Carroll                                 500         $      500.00
February 28, 1997       Jay R. Cope                                    250         $      250.00
February 28, 1997       Robert L. Gall                               1,000         $    1,000.00
February 28, 1997       George J. Boltz                                250         $      250.00
February 28, 1997       Bobbie C. Greene                               250         $      250.00
February 28, 1997       David R. Hamilton                              250         $      250.00

                                                                   NUMBER            AGGREGATE
       DATE                              NAME                     OF SHARES        PURCHASE PRICE
       ----                              ----                     ---------        --------------
February 28, 1997       Kenneth R. Heatter                             250         $      250.00
February 28, 1997       Earle R. Keaton, Jr.                           500         $      500.00
February 28, 1997       Douglas E. Klein                               250         $      250.00
February 28, 1997       Christine R. Lanigan                         1,000         $    1,000.00
February 28, 1997       Angela C. Lombardi                           1,000         $    1,000.00
February 28, 1997       Raymond R. McManus                             750         $      750.00
February 28, 1997       Jacqueline D. McNulty                          750         $      750.00
February 28, 1997       Jeffrey Mintz                                  500         $      500.00
February 28, 1997       Deanna L. Parris                               250         $      250.00
February 28, 1997       John Larry Pelt                                250         $      250.00
February 28, 1997       David C. Pittman                               250         $      250.00
February 28, 1997       James B. Robertson                             250         $      250.00
February 28, 1997       Marvin E. Roberts                              250         $      250.00
February 28, 1997       Jeanne E. Scannell                           1,000         $    1,000.00
February 28, 1997       Eugene L. Scarpa                               500         $      500.00
February 28, 1997       Lee M. Schaeffer                             1,500         $    1,500.00
February 28, 1997       Dwight Smith                                   500         $      500.00
February 28, 1997       Dale F. Tarlow                               1,000         $    1,000.00
February 28, 1997       John M. Temple                               1,000(5)      $    1,000.00
February 28, 1997       Philip V. Todaro                             1,000         $    1,000.00
February 28, 1997       Holly H. Waddell                               250         $      250.00
February 28, 1997       Deidre A. Wahlberg                             500         $      500.00
February 28, 1997       Ralph L. Wheeler                               250         $      250.00
February 28, 1997       Philip R. Whitaker                             500         $      500.00
July 25, 1997           Raymond McManus                                250         $      250.00
July 25, 1997           Robert L. Gall                                 250         $      250.00
July 25, 1997           David G. Phillips                              250         $      250.00
September 30, 1997      Susan M. Vander Molen                          250         $      250.00
September 30, 1997      Richard Solar                                7,500         $    7,500.00
November 24, 1997       Edward Kittredge                            20,000         $   20,000.00
November 26, 1997       Robert P. Robertson                          1,000         $    1,000.00
November 26, 1997       David Hamilton                                 250         $      250.00

---------------

(3) Such shares were repurchased by the Company on February 11, 1997.

(4) Such shares were repurchased by the Company on January 15, 1998.

(5) Such shares were repurchased by the Company on September 20, 1997.

CLASS C COMMON STOCK, PAR VALUE $0.01 PER SHARE.

     Shares of Class C Common of GCIH were sold to the following person on the following date. Such shares were converted into shares of Common Stock immediately prior to the Offering, pursuant to the Merger described herein. See "Certain Relationships and Related Transactions -- Reorganization."

                                                                   NUMBER            AGGREGATE
       DATE                              NAME                     OF SHARES        PURCHASE PRICE
       ----                              ----                     ---------        --------------
January 22, 1996        Lawrence R. Glenn                            2,500         $    2,500.00

CLASS D COMMON STOCK, PAR VALUE $0.01 PER SHARE.

     No shares of such class have been issued. Warrants to purchase 191,250 shares of Class D Common Stock were issued to CMP on January 22, 1996 in connection with the issuance of senior subordinated indebtedness of the Company to CMP, for an aggregate consideration of $189,337.50. Such warrants were converted into warrants to purchase Class B Common Stock of the Company, immediately prior to the Offering, pursuant to the Merger described herein. See "Certain Relationships and Related Transactions--Reorganization."

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Purchase Agreement.
 3.1      Form of Amended and Restated Certificate of Incorporation of
          the registrant.
 3.2      Form of Amended and Restated Bylaws of the registrant.
 4.1      Form of certificate representing shares of Common Stock,
          $0.01 par value per share.
 4.2+     Credit Agreement by and among GCIH, Auburn, GCI, the
          domestic subsidiaries of the same and various lending
          institutions dated as of December 17, 1997.
 4.3      First Amendment to Credit Agreement by and among GCIH,
          Auburn, GCI, the domestic subsidiaries of the same and
          various lending institutions dated as of April 3, 1998.
 4.4      Second Amendment to Credit Agreement by and among GCIH,
          Auburn, GCI, the domestic subsidiaries of the same and
          various lending institutions dated as of June 4, 1998.
 5.1      Opinion and consent of Kirkland & Ellis.
10.1+     Stock Purchase Agreement by and between GPC and GCIH dated as of December 14, 1995.
10.2+     Form of Executive Stock Purchase Agreement between GCIH and certain of its Executives, each dated January 22, 1996.
10.3+     Form of Manager Securities Purchase Agreement between GCIH and certain of its Managers.
10.4+     Securities Purchase Agreement by and between GCIH and CVC, dated as of January 22, 1996.
10.5+     Form of Director Stock Purchase Agreement between GCIH and certain of its directors.
10.6      Amended and Restated Registration Rights Agreement by and
          between GCIH, Citicorp Venture Capital, Ltd., and other
          stockholders of GCIH, dated as of June 5, 1998.
10.7+     Stock Purchase Agreement by and among GCIH, James P.
          Manning, Eileen Manning and Certain Charitable Remainder
          Trusts dated as of November 12, 1997.
10.8+     Share Purchase Agreement by and among GCIH, James P. Manning and Eileen Manning dated as of December 16, 1997.
10.9+     Amended and Restated Senior Subordinated Credit Agreement
          dated as of December 17, 1997 by and among GCIH, GCI, CMP
          and others.
10.10+    Subordination and Intercreditor Agreement by and among
          Nationsbank, CMP, GCI and others dated as of December 17,
          1997.
10.11+    12% Junior Subordinated Note in the face amount of
          $11,000,000, issued by GCIH to GPC as of December 29, 1997.
10.12+    License Agreement by and between Warner Bros. Division of
          Time Warner Entertainment Company, L.P. and GCI dated as of
          March 12, 1998.
10.13**   License Agreement by and between GPC and GCI dated as of
          January 22, 1996.
10.14+    License Agreement among The Kendall Company, GPC, and Soft
          Care Apparel, Inc. (n/k/a GCI), dated as of July 31, 1986, as amended pursuant to that certain Letter Agreement dated
          January 19, 1996 by and among The Kendall Company, GPC, GCI and GCIH.
10.15+    Trademark License Agreement between Auburn and Wilson
          Sporting Goods Co. dated April 29, 1997; as sublicensed to
          Sport Socks Ireland as of October 1, 1997, effective as of
          January 1, 1998; as amended as of December 5, 1997.

NUMBER                            DESCRIPTION
-------                           -----------
10.16+    Lease Agreement by and between GCI and Operadora Zona Franca
          De La Romana, S.A. for property located at Zona Franca
          Industrial La Romana (Sewing, Packaging).
10.17+    Lease Agreement by and between GCI and Operadora Zona Franca
          De La Romana, S.A. for property located at Altos
          Buvillaverde.
10.18+    Lease Agreement by and between GCI and Operadora Zona Franca
          De La Romana, S.A. for property located at Altos
          Buvillaverde.
10.19+    Lease Amendment by and between GCI and the Industrial
          Development Board of the City of Evergreen, Alabama, dated as of August 28, 1997, and assignment and assumption
          agreement and resolution of the Industrial Development Board dated as of the same date.
10.20+    Lease Agreement between GCI and Highland Properties, LLC
          dated as of November 25, 1996, and amendments thereto, for the lease of the Greenville facility.
10.21+    Severance Agreement by and between GPC, GCI and David E.
          Uren, dated as of March 18, 1995.
10.22     Form of Amendment No. 1 to the Executive Stock Purchase
          Agreement.
21.1+     Subsidiaries of the registrant.
23.1      Consent of Ernst & Young LLP
23.2      Consent of J.C. Holland & Co., PSC
23.3      Consent of Price Waterhouse
23.4      Consent of Kirkland & Ellis (included in Exhibit 5.1).
23.5      Consent of The NPD Group, Inc.
24.1+     Powers of Attorney (included in signature page).
27.1+     Financial Data Schedule.


---------------

 * To be filed by amendment.

** The Company has requested confidential treatment with respect to certain provisions of this Exhibit from the Commission.

 + Previously filed.

     (b) Financial Statement Schedules:

     The following financial statement schedule for GCIH, Inc. is included in this Registration Statement:

     Schedule II -- Supplemental Schedule of Valuation and Qualifying Accounts

     The following financial statement schedule for Gerber Childrenswear, Inc. is included in this Registration Statement:

     Schedule II -- Supplemental Schedule of Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a posteffective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraph (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     In addition, the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 8, 1998.


                                          GERBER CHILDRENSWEAR, INC.

                                          By:     /s/ RICHARD L. SOLAR
                                            ------------------------------------
                                            Name: Richard L. Solar
                                            Title: Senior Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 8, 1998, by, or on behalf of, the following persons in the capacities indicated with respect to Gerber Childrenswear, Inc.:


                       SIGNATURE                                            CAPACITY
                       ---------                                            --------

                           *                              Chairman of the Board, President and Chief
--------------------------------------------------------  Executive Officer (Principal Executive
                    Edward Kittredge                      Officer)

                           *                              Senior Vice President, Assistant Secretary
--------------------------------------------------------  and Director (Principal Financial Officer)
                    Richard L. Solar

                           *                              Vice President of Finance, Secretary and
--------------------------------------------------------  Treasurer (Principal Accounting Officer)
                     David E. Uren

                           *                              Director
--------------------------------------------------------
                     Richard Cashin

                           *                              Director
--------------------------------------------------------
                   Lawrence R. Glenn

                           *                              Director
--------------------------------------------------------
                     Joseph Medalie

                           *                              Director
--------------------------------------------------------
                     John D. Weber

               *By: /s/ RICHARD L. SOLAR
  ----------------------------------------------------
                    Attorney-in-Fact

                                                                     SCHEDULE II

                                   GCIH, INC.

           SUPPLEMENTAL SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                  BALANCE AT    CHARGED TO                  BALANCE AT
                                                  BEGINNING      COST AND                     END OF
                  DESCRIPTION                     OF PERIOD      EXPENSES     DEDUCTIONS      PERIOD
                  -----------                     ----------    ----------    ----------    ----------
Year ended December 31, 1997:
  Allowance for doubtful accounts...............   $ 1,798       $ 5,113        $4,401(1)    $ 2,510

Period ended December 31, 1996:
  Allowance for doubtful accounts...............        --         3,683         1,885(1)      1,798


---------------
(1) Allowances, uncollected amounts and credit balances written off against reserve, net of recoveries.

                                                                     SCHEDULE II

                           GERBER CHILDRENSWEAR, INC.
                            ("PREDECESSOR COMPANY")

           SUPPLEMENTAL SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                                  CHARGED
                                                   BALANCE AT     TO COST                   BALANCE AT
                                                    BEGINNING       AND                       END OF
                   DESCRIPTION                      OF PERIOD     EXPENSES    DEDUCTIONS      PERIOD
                   -----------                     -----------    --------    ----------    ----------
Year ended December 31, 1995:
  Allowance for doubtful accounts................    $ 3,755      $ 2,203      $ 3,358(1)    $ 2,600


---------------

(1) Allowances, uncollected amounts and credit balances written off against reserve, net of recoveries.

                                 EXHIBIT INDEX

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


                                                                         SEQUENTIALLY
                                                                           NUMBERED
NUMBER                             DESCRIPTION                               PAGE
-------                            -----------                           ------------
  1.1      Form of Purchase Agreement.
  3.1      Form of Amended and Restated Certificate of Incorporation of
           the registrant.
  3.2      Form of Amended and Restated Bylaws of the registrant.
  4.1      Form of certificate representing shares of Common Stock,
           $0.01 par value per share.
  4.2 +    Credit Agreement by and among GCIH, Auburn, GCI, the
           domestic subsidiaries of the same and various lending
           institutions dated as of December 17, 1997.
  4.3      First Amendment to Credit Agreement by and among GCIH,
           Auburn, GCI, the domestic subsidiaries of the same and
           various lending institutions dated as of April 3, 1998.
  4.4      Second Amendment to Credit Agreement by and among GCIH,
           Auburn, GCI, the domestic subsidiaries of the same and
           various lending institutions dated as of June 4, 1998.
  5.1      Opinion and consent of Kirkland & Ellis.
 10.1 +    Stock Purchase Agreement by and between GPC and GCIH dated as of December 14, 1995.
 10.2 +    Form of Executive Stock Purchase Agreement between GCIH and certain of its Executives, each dated January 22, 1996.
 10.3 +    Form of Manager Securities Purchase Agreement between GCIH and certain of its Managers.
 10.4 +    Securities Purchase Agreement by and between GCIH and CVC, dated as of January 22, 1996.
 10.5 +    Form of Director Stock Purchase Agreement between GCIH and certain of its directors.
 10.6      Amended and Restated Registration Rights Agreement by and
           between GCIH, Citicorp Venture Capital, Ltd., and other
           stockholders of GCIH, dated as of June 5, 1998.
 10.7 +    Stock Purchase Agreement by and among GCIH, James P.
           Manning, Eileen Manning and Certain Charitable Remainder
           Trusts dated as of November 12, 1997.
 10.8 +    Share Purchase Agreement by and among GCIH, James P. Manning and Eileen Manning dated as of December 16, 1997.
 10.9 +    Amended and Restated Senior Subordinated Credit Agreement
           dated as of December 17, 1997 by and among GCIH, GCI, CMP
           and others.
 10.10+    Subordination and Intercreditor Agreement by and among
           Nationsbank, CMP, GCI and others dated as of December 17,
           1997.
 10.11+    12% Junior Subordinated Note in the face amount of
           $11,000,000, issued by GCIH to GPC as of December 29, 1997.
 10.12+    License Agreement by and between Warner Bros. Division of
           Time Warner Entertainment Company, L.P. and GCI dated as of
           March 12, 1998.
 10.13**   License Agreement by and between GPC and GCI dated as of
           January 22, 1996.

                                                                         SEQUENTIALLY
                                                                           NUMBERED
NUMBER                             DESCRIPTION                               PAGE
-------                            -----------                           ------------
 10.14+    License Agreement among The Kendall Company, GPC, and Soft
           Care Apparel, Inc. (n/k/a GCI), dated as of July 31, 1986, as amended pursuant to that certain Letter Agreement dated
           January 19, 1996 by and among The Kendall Company, GPC, GCI and GCIH.
 10.15+    Trademark License Agreement between Auburn and Wilson
           Sporting Goods Co. dated April 29, 1997; as sublicensed to
           Sport Socks Ireland as of October 1, 1997, effective as of
           January 1, 1998; as amended as of December 5, 1997.
 10.16+    Lease Agreement by and between GCI and Operadora Zona Franca
           De La Romana, S.A. for property located at Zona Franca
           Industrial La Romana (Sewing, Packaging).
 10.17+    Lease Agreement by and between GCI and Operadora Zona Franca
           De La Romana, S.A. for property located at Altos
           Buvillaverde.
 10.18+    Lease Agreement by and between GCI and Operadora Zona Franca
           De La Romana, S.A. for property located at Altos
           Buvillaverde.
 10.19+    Lease Amendment by and between GCI and the Industrial
           Development Board of the City of Evergreen, Alabama, dated as of August 28, 1997, and assignment and assumption
           agreement and resolution of the Industrial Development Board dated as of the same date.
 10.20+    Lease Agreement between GCI and Highland Properties, LLC
           dated as of November 25, 1996, and amendments thereto, for the lease of the Greenville facility.
 10.21+    Severance Agreement by and between GPC, GCI and David E.
           Uren, dated as of March 18, 1995.
 10.22     Form of Amendment No. 1 to the Executive Stock Purchase
           Agreement.
 21.1 +    Subsidiaries of the registrant.
 23.1      Consent of Ernst & Young LLP
 23.2      Consent of J.C. Holland & Co., PSC
 23.3      Consent of Price Waterhouse
 23.4      Consent of Kirkland & Ellis (included in Exhibit 5.1).
 23.5      Consent of The NPD Group, Inc.
 24.1 +    Powers of Attorney (included in signature page).
 27.1 +    Financial Data Schedule.


---------------

 * To be filed by amendment.

** The Company has requested confidential treatment with respect to certain provisions of this Exhibit from the Commission.

 + Previously filed.